MARBLE                                        47 MERCHANTS ROW * P.O. BOX 978
FINANCIAL CORPORATION                        RUTLAND, VT 05702 * 802/775-0025







Dear Stockholder:


      You are cordially invited to attend a special meeting of the stockholders of Marble Financial Corporation (the "Company") on November 27, 1995, at 9:30 a.m., Eastern Time, at the College of St. Joseph, 71 Clement Road, Rutland, Vermont (the "Special Meeting").


      The Special Meeting is being held for the purpose of considering approval of the Plan of Merger set forth as Annex 1 to the Agreement and Plan of Merger, dated as of June 20, 1995 (the "Acquisition Agreement"), among the Company, ALBANK Financial Corporation, a Delaware corporation ("AFC"), and ALBANK, FSB, a federally chartered savings bank and a wholly-owned subsidiary of AFC ("ALBANK"). Pursuant to the Acquisition Agreement,
(i) a newly-formed subsidiary of ALBANK will merge with and into the Company (the "Merger") and (ii) each share of Common Stock of the Company outstanding immediately prior to consummation of the Merger, other than shares held as treasury stock, shares held by stockholders who exercise dissenters' rights and certain shares held by ALBANK, will be converted into and represent the right to receive $18.00 in cash, without interest. If approved, the Merger is expected to close in January, 1996.

      The Board of Directors of the Company unanimously recommends that you vote in favor of approval of the Plan of Merger, which the Board believes is in the best interests of the Company and its stockholders.

      Enclosed is a Notice of Special Meeting of Stockholders and a Proxy Statement containing a discussion of the Merger. Please give these materials your prompt attention. I urge you to complete, sign, and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy.

      It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. Approval of the Plan of Merger requires the approval of a majority of all of the outstanding shares of Common Stock of the Company. As a result, a failure to vote will have the same effect as a vote against the Merger proposal. Please do not send in any stock certificates at this time.

      Your continued support of and interest in Marble Financial Corporation are sincerely appreciated.


                                       Sincerely,


                                       /s/ EDWARD J. GROVER
                                       Edward J. Grover
                                       President and Chief Executive Officer



                        MARBLE FINANCIAL CORPORATION
                              47 MERCHANTS ROW
                           RUTLAND, VERMONT  05702


                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To Be Held On November 27, 1995

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Marble Financial Corporation (the "Company") will be held at the College of St. Joseph, 71 Clement Road, Rutland, Vermont, on November 27, 1995 at 9:30 a.m., Eastern Time, for the following purposes, as more completely set forth in the accompanying Proxy Statement:


      (1) To consider and vote upon approval of the Plan of Merger (the Plan of Merger") set forth as Annex 1 to the Agreement and Plan of Merger, dated as of June 20, 1995, attached as Annex A to the accompanying Proxy Statement (the "Acquisition Agreement"), among the Company, ALBANK Financial Corporation, a Delaware corporation ("AFC"),and ALBANK, FSB, a federally chartered savings bank and a wholly-owned subsidiary of AFC ("ALBANK"), pursuant to which (i) a newly-formed subsidiary of ALBANK will merge with and into the Company (the "Merger") and (ii) each share of Common Stock of the Company outstanding immediately prior to consummation of the Merger, other than shares held as treasury stock, shares held by stockholders who exercise dissenters' rights pursuant to the applicable provisions of the Vermont Business Corporation Act and certain shares held by ALBANK, will be converted into and represent the right to receive $18.00 in cash, without interest; and

      (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


      The Board of Directors has fixed October 23, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Special Meeting or at any such adjournment or postponement.


      Holders of the Company's Common Stock have the right to dissent from the Merger and to obtain payment for their shares by complying with relevant provisions of Chapter 13 of the Vermont Business Corporation Act. A copy of Chapter 13 is attached as Annex D to the accompanying Proxy Statement.

                                       By Order of the Board of Directors,



                                       /s/ GEORGE B. WILLIAMS
                                       George B. Williams
                                       Secretary


Rutland, Vermont
October 26, 1995


---------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
---------------------------------------------------------------------------





                        MARBLE FINANCIAL CORPORATION
                              47 MERCHANTS ROW
                           RUTLAND, VERMONT  05702





                         ____________________________

                               PROXY STATEMENT
                         ____________________________


                                INTRODUCTION



      This Proxy Statement is furnished to holders of Common Stock of Marble Financial Corporation, a Vermont corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders, to be held at the College of St. Joseph, 71 Clement Road, Rutland, Vermont, on November 27, 1995, at 9:30 a.m., Eastern Time, including any adjournments or postponements thereof (the "Special Meeting").


      At the Special Meeting, the holders of common stock, no par value, of the Company ("Common Stock") will consider and vote upon a proposal to approve the Plan of Merger (the "Plan of Merger") set forth as Annex 1 to the Agreement and Plan of Merger, dated as of June 20, 1995 (the "Acquisition Agreement"), among the Company, ALBANK Financial Corporation, a Delaware corporation ("AFC"), and ALBANK, FSB, a federally chartered savings bank and a wholly owned subsidiary of AFC ("ALBANK"), a copy of which is attached as Annex A to this Proxy Statement. The Acquisition Agreement and the Plan of Merger provide, among other things, that (i) a newly-formed subsidiary of ALBANK ("Interim Sub") will merge with and into the Company (the "Merger"), and (ii) each share of Common Stock outstanding immediately prior to consummation of the Merger (other than shares held by the Company as treasury stock, shares held by stockholders who exercise dissenters' rights pursuant to the applicable provisions of the Vermont Business Corporation Act (the "VBCA") as described under "The Merger--Dissenters' Rights" and shares held by ALBANK other than in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith (collectively, "Excluded Shares")), will be converted into and represent the right to receive $18.00 in cash, without interest (the "Merger Consideration"). Since the proposed Merger is a cash transaction, holders of Common Stock will cease to have any continuing interest in the Company following the Merger.


      The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. This Proxy Statement, the attached Notice of Special Meeting of Stockholders, the form of proxy and the other documents enclosed herewith are first being mailed to stockholders on or about October 26, 1995.




            The date of this Proxy Statement is October 26, 1995.


                            AVAILABLE INFORMATION

      The Company and AFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company and AFC are available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. The Common Stock and the common stock of AFC ("AFC Common Stock") are quoted on the Nasdaq Stock Market Inc.'s National Market ("Nasdaq National Market"). Reports, proxy statements and other information concerning the Company and AFC may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington, D.C. 20006.


                              TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

Summary                                                                4
Selected Financial Data                                               10
Recent Developments                                                   13
The Special Meeting                                                   15
  Matters to be Considered                                            15
  Shares Outstanding and Entitled to Vote; Record Date                16
  Votes Required                                                      16
  Voting, Revocation, and Solicitation of Proxies                     17
The Merger                                                            17
  General                                                             17
  Background of and Reasons for the Merger                            18
  Opinion of Financial Advisor                                        20
  Recommendation of the Board of Directors of the Company             22
  Merger Consideration                                                23
  Surrender of Stock Certificates; Payment of Merger Consideration    23
  Regulatory Approvals                                                24
  Conditions to the Merger                                            26
  Effect on Employees                                                 28
  Interests of Certain Persons in the Merger                          28
  Business Pending the Merger                                         30
  No Solicitation                                                     34
  Certain Federal Income Tax Consequences                             34
  Termination, Amendment, and Waiver                                  35
  Fee Letter                                                          36
  Dissenters' Rights                                                  37
Information Concerning the Company                                    39
Information Concerning AFC, ALBANK and Interim Sub                    41
Annual Report to Stockholders; Quarterly Report on Form 10-Q          42
Incorporation by Reference                                            42
Stockholder Proposals                                                 42
Other Matters                                                         43

ANNEXES
  A.  Agreement and Plan of Merger
  B.  Fee Letter
  C.  Opinion of Sandler O'Neill & Partners L.P.
  D.  Chapter 13 of the Vermont Business Corporation Act


                                   SUMMARY

      The following is a summary of certain information contained elsewhere in this Proxy Statement and in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the Annexes attached hereto, including the Acquisition Agreement, and the information incorporated herein by reference. Stockholders are urged to carefully read all such information.

The Special Meeting


      The Special Meeting of stockholders of the Company will be held at the College of St. Joseph, 71 Clement Road, Rutland, Vermont, on November 27, 1995 at 9:30 a.m., Eastern Time, and at any adjournment or postponement thereof. Only the holders of record of the outstanding shares of Common Stock at the close of business on October 23, 1995 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 3,350,501 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter to be submitted to stockholders at the Special Meeting.


      At the Special Meeting, stockholders of the Company will consider and vote upon (i) a proposal to approve the Plan of Merger set forth as Annex 1 to the Acquisition Agreement, pursuant to which, among other things, (a) Interim Sub will merge with and into the Company in the Merger and (b) each share of Common Stock outstanding immediately prior to consummation of the Merger (other than Excluded Shares) will be converted into and represent the right to receive $18.00 in cash, without interest and (ii) the transaction of such other business as may properly come before the Special Meeting and any adjournment or postponement thereof. The affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock is required for the approval of the Plan of Merger.


      As of the Record Date, the directors and officers of the Company and its subsidiaries and their affiliates in the aggregate beneficially owned 303,775 shares, or 9.1%, of the outstanding Common Stock, excluding shares of Common Stock which may be acquired upon the exercise of outstanding stock options. The Company has been advised by all of its directors and executive officers that they intend to vote for approval of the Plan of Merger. As of the Record Date, neither AFC nor ALBANK held any shares of Common Stock.


      Every stockholder's vote is important. Since the vote of stockholders required to approve the Plan of Merger is based upon the number of outstanding shares of Common Stock, and not only those shares which are actually voted at the Special Meeting, failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Plan of Merger.

      See "The Special Meeting."

Parties to the Merger

      The Company. The Company is a Vermont-chartered bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company was formed in 1986 in order to acquire all of the capital stock of Marble Bank, a Vermont state-chartered savings bank (the "Bank"). The Bank provides a full range of commercial and consumer banking services through seven banking offices located in central and southern Vermont. The Bank has offices in Rutland, Castleton, Norwich, Shelburne, Springfield, White River Junction and Woodstock. At June 30, 1995 (unaudited), the Company had $413 million of total assets, $371 million of total liabilities, including $312 million of deposits, and $42 million of stockholders' equity. The Bank's deposits are insured up to applicable limits by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC").

      The executive offices of the Company are located at 47 Merchants Row, Rutland, Vermont 05702, and its telephone number is (802) 775-0025.

      See "Information Concerning the Company."

      AFC, ALBANK and Interim Sub. AFC is a Delaware corporation registered as a savings and loan holding company under the Home Owner's Loan Act of 1933, as amended ("HOLA"), which is the holding company of ALBANK, a federally chartered stock savings association which was organized as the second mutual savings bank in New York State in 1820. At June 30, 1995, ALBANK had 57 banking offices, 48 of which are located in 17 upstate New York counties and nine of which are located in the metropolitan area of Springfield, Massachusetts. Effective on June 10, 1995, ALBANK changed its name from Albany Savings Bank, FSB. At June 30, 1995 (unaudited), ALBANK had assets of $3.0 billion and liabilities of $2.7 billion, including deposits of $2.6 billion, and AFC had consolidated assets of $3.0 billion, consolidated liabilities of $2.7 billion and stockholders' equity of $319.5 million. ALBANK's deposits are insured up to applicable limits by the Savings Association Insurance Fund of the FDIC (the "SAIF"), except for approximately 22.3% of deposits that are insured by the BIF.

      Interim Sub will be a Vermont corporation organized solely for the purpose of effecting the Merger and will be merged with and into the Company in the Merger. It is not anticipated that Interim Sub will conduct any business or have any significant assets prior to the Merger.

      The executive offices of AFC and ALBANK are located at 10 North Pearl Street, Albany, New York 12207-2774, and its telephone number is (518) 445-2000.

      See "Information Concerning AFC, ALBANK and Interim Sub."

The Merger

      The Acquisition Agreement sets forth the terms and conditions under which ALBANK would acquire the Company and its subsidiaries. ALBANK's acquisition of the Company will be accomplished in accordance with the Plan of Merger through the merger of Interim Sub with and into the Company pursuant to the applicable provisions of the VBCA, with the Company being the surviving corporation (the "Merger"). In the Merger, each share of Common Stock outstanding immediately prior thereto (other than Excluded Shares) will be converted into the right to receive the Merger Consideration. It is currently anticipated that the Merger will be consummated in January, 1996.

      The Acquisition Agreement further contemplates that immediately following the Merger, ALBANK and the Company will enter into a plan of liquidation pursuant to which the Company will be liquidated and dissolved, with the Company's assets (including all of the outstanding shares of capital stock of the Bank) thereupon vesting in ALBANK. Immediately upon the consummation of such liquidation, ALBANK and the Bank (which will then be a wholly-owned subsidiary of ALBANK) will enter into a plan of merger pursuant to which the Bank will be merged with and into ALBANK, with ALBANK being the surviving entity (the "Bank Merger"). Upon the occurrence of the Bank Merger, the business and properties of the Bank will vest in ALBANK, and the separate corporate existence of the Bank will cease.

      See "The Merger--General."

Fairness Opinion

      Sandler O'Neill & Partners L.P. ("Sandler O'Neill") has rendered its written opinion to the Board of Directors of the Company that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The full text of Sandler O'Neill's opinion, dated the date of this Proxy Statement, which describes the procedures followed, assumptions made, matters considered, and limitations on the review undertaken in connection with Sandler O'Neill's rendering such opinion, is attached as Annex C to this Proxy Statement and should be read in its entirety by stockholders of the Company. See "The Merger--Opinion of Financial Advisor" for a further description of the opinion of Sandler O'Neill and of the fees paid and payable to Sandler O'Neill by the Company.

Recommendation of the Board of Directors of the Company; Reasons for the Merger

      The Board of Directors of the Company has unanimously approved the Acquisition Agreement and believes that the Merger is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of the Plan of Merger.

      In reaching its decision, the Board of Directors of the Company considered, among other things, the relationship between the Merger Consideration and the market value, book value, and earnings per share of the Common Stock. The Board of Directors considered the results of discussions with potential acquirors other than AFC to acquire the Company. The Board of Directors also considered the long-range prospects and risks of the Company's business and its financial condition, results of operations, capital levels, and asset quality. In addition, the Board of Directors relied on the opinion of Sandler O'Neill that the Merger Consideration is fair to the stockholders of the Company from a financial point of view. See "The Merger--Background of and Reasons for the Merger" and "--Opinion of Financial Advisor."

Regulatory Approvals; Conditions to the Merger

      Consummation of the Merger is subject, among other things, to the prior receipt of all required approvals, consents or waivers of (i) the Office of Thrift Supervision (the "OTS") and (ii) all other governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Acquisition Agreement, in each case without any condition or requirement that ALBANK, in its reasonable judgment, deems to be materially adverse or materially burdensome or to substantially deprive ALBANK of the benefits which it anticipates to receive in the Merger and the Bank Merger, including any condition that either the Merger or the Bank Merger be effected pursuant to a different structure from that contemplated by the Acquisition Agreement.

      The Merger is also subject to the condition that no party to the Acquisition Agreement, and no subsidiary of any such party, shall be subject to any order of a court or governmental entity of competent jurisdiction, or to certain pending litigation, which enjoins or prohibits, or would enjoin or prohibit, the consummation of the Merger or the exercise of control by AFC or ALBANK over the Company or any of the Company's subsidiaries (including the Bank) following the Merger or in which money damages in a material amount are sought with respect to the Acquisition Agreement or any of the transactions contemplated thereby.

      In addition to the foregoing, the Acquisition Agreement sets forth various other conditions to the respective obligations of the Company, AFC and/or ALBANK to consummate the Merger, including that, as of consummation of the Merger (the "Effective Time"), (i) a registration statement relating to the AFC stock options to be issued to holders of Company stock options under the Company's existing stock option plans shall have become effective, (ii) not more than 10% of the outstanding shares of Common Stock shall be held by stockholders who have perfected or purported to perfect dissenters' rights under the VBCA, (iii) ALBANK shall have received from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") confirmation that consummation of the Merger and the Bank Merger will not require AFC or ALBANK to register as a bank holding company under the BHCA or to obtain the prior approval of the Federal Reserve Board with respect to any of the transactions contemplated by the Acquisition Agreement, and (iv) AFC shall have received certain other assurances relating to corporate and legal matters. See "The Merger--Regulatory Approvals" and "--Conditions to the Merger."

      The conditions precedent to consummation of the Merger (other than the receipt of required regulatory approvals) can be waived by the benefitted party in its discretion. Neither the Company nor AFC nor ALBANK has committed to grant any such waiver.

Interests of Certain Persons in the Merger

      In considering the recommendations of the Company's Board of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and management of the Company have certain interests in the Merger that are in addition to the interests of stockholders generally.

      Among other things, pursuant to the Acquisition Agreement, AFC and ALBANK have agreed to enter into an employment agreement with Edward J. Grover, President and Chief Executive Officer of the Company and the Bank. The employment agreement contains provisions relating to the continued employment of Mr. Grover, the maintenance of certain salary and bonus programs and employee benefits and the issuance of AFC stock options to Mr. Grover. It further provides for Mr. Grover to receive payment in the event of the termination of his employment other than for certain specified causes. The estimated payment to Mr. Grover if he were terminated during the first quarter of 1996 would be approximately $390,000.

      Neither AFC nor ALBANK has entered into employment agreements with any other director, officer or employee of the Company or the Bank. The Company has entered into change of control agreements with three other officers, George B. Williams, Executive Vice President and Chief Financial Officer, Marvin B. Elliott, Executive Vice President and William B. Butler, Jr., Sr. Vice President and Controller. The estimated potential payouts to Messrs. Williams, Elliott and Butler, if terminated during the first quarter of 1996, would be $227,105, $116,736 and $69,884, respectively.

      In addition, AFC and ALBANK have agreed to continue directors' and officers' indemnification and insurance coverage for specified periods, and to establish and maintain for at least eighteen months following the Merger an advisory board (the "Advisory Board") consisting of the current members of the Company's Board of Directors who are willing to serve thereon and such other members as ALBANK may appoint. The function of the Advisory Board will be to advise ALBANK and its subsidiaries on deposit and lending activities in the Bank's market area and to maintain and develop customer relationships. The Advisory Board will not be considered a part of, or be entitled to vote on actions taken by, ALBANK's Board of Directors. The Advisory Board will meet at least once each month, and each member (other than an officer or employee of AFC or its subsidiaries) will receive a fee of $875 for each meeting attended, provided that the total amount of such fees to each individual during any twelve-month period will not exceed $10,500.

      The directors and certain officers and key employees of the Company also hold options for the purchase (at exercise prices ranging from $3.375 to $12.25 per share) of an aggregate of 204,613 shares of Common Stock under the Company's stock option plans (the "Option Plans"). Such options that remain outstanding and unexercised as of the Effective Time will be automatically converted into options to acquire, for the same price and on the same terms and conditions as are applicable under the stock options for each share of Common Stock, a number of shares of common stock, $.01 par value, of AFC ("AFC Common Stock") equal to the amount obtained by dividing (i) the Merger Consideration by (ii) the closing bid price per share of AFC Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the closing date of the Merger (the "Effective Date").

      The Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the Acquisition Agreement and the transactions contemplated thereby. See "The Merger-- Interests of Certain Persons in the Merger."

Business Pending the Merger

      The Acquisition Agreement contains various covenants of the Company regarding the conduct of the business of the Company between the date of the execution of the Acquisition Agreement and the Effective Time. In this regard, the Company generally is required to conduct its business in the usual, regular and ordinary course consistent with past practice, as well as to forbear from taking certain actions without the prior written consent of AFC. See "The Merger--Business Pending the Merger."

Termination, Amendment and Waiver

      The Acquisition Agreement may be terminated, and the Merger abandoned, either before or after the approval of the stockholders of the Company, under certain circumstances. Moreover, prior to the Effective Time, any provision of the Acquisition Agreement may be (i) waived by the party benefitted by the provision or (ii) amended or modified at any time by an agreement in writing among the parties approved by their respective Boards of Directors, except that, after the vote by the stockholders of the Company, no amendment may be made that reduces the amount or changes the form of the Merger Consideration or which materially adversely affects the rights of the Company's stockholders without approval thereof by such stockholders. See "The Merger--Termination, Amendment and Waiver."

Fee Letter

      Simultaneously with the execution of the Acquisition Agreement, AFC, ALBANK and the Company executed a letter agreement, dated June 20, 1995 (the "Fee Letter"), pursuant to which the Company has agreed to pay to ALBANK a termination fee in the amount of $3,500,000 in the event that the Acquisition Agreement is terminated following or contemporaneously with the occurrence of certain "trigger events" that create the potential for a third party to acquire the Company. See "The Merger--Fee Letter."

No Solicitation

      The Acquisition Agreement provides that, subject in certain respects to the fiduciary duties of the Company's Board of Directors, neither the Company nor any of its subsidiaries, nor any of its or their directors, officers, advisors or other representatives, may, directly or indirectly, without the prior written consent of ALBANK, solicit or encourage the making of any proposal or offer by, or engage in discussions or conversations with, any third party concerning a merger, consolidation or sale of a substantial amount of Common Stock or other voting securities or substantial assets or a similar transaction involving the Company or any of its subsidiaries, or provide confidential information concerning the Company's business to any third party. See "The Merger--No Solicitation."

Accounting Treatment

      AFC expects to account for the Merger under the purchase method of accounting.

Certain Federal Income Tax Consequences

      The Merger will be treated as a taxable sale of the Common Stock of the Company. Accordingly, none of the Company, AFC or ALBANK will recognize any gain or loss as a result of the Merger. Company stockholders will be treated as if they sold their shares in a fully taxable transaction for the cash they receive. See "The Merger--Certain Federal Income Tax Consequences."

Dissenters' Rights

      Pursuant to Chapter 13 of the VBCA, holders of Common Stock who (i) file with the Company prior to the vote on the Plan of Merger at the Special Meeting a written notice of intention to demand payment for their shares of Common Stock if the Merger is effected and (ii) do not vote in favor of approval of the Plan of Merger will be entitled to be paid the fair value of their shares of Common Stock as agreed upon with the Company or its successor or, if the fair value remains unsettled, as determined by a Vermont court, provided that the Merger is consummated and such stockholders properly comply with certain statutory procedures. The fair value of dissenting shares in the Merger means the value of such shares immediately before the Effective Time, excluding any change in value in anticipation of the Merger if such exclusion is not inequitable (which amount may be more, less or the same as the Merger Consideration). The written notice required to be delivered to the Company by a dissenting stockholder is in addition to and separate from any proxy or vote against approval of the Plan of Merger. The further procedures which must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger--Dissenters' Rights" and in Chapter 13 of the VBCA, a copy of which is attached as Annex D to this Proxy Statement.

      The provisions of Vermont law regarding dissenters' rights are complex and involve specific procedures, including those described under "The Merger-- Dissenters' Rights," which must be followed in order for a stockholder to perfect such rights. Any deviation from such procedures may result in a forfeiture of dissenters' rights. Accordingly, stockholders wishing to avail themselves of dissenters' rights under Vermont law are urged to read carefully the discussion under "The Merger--Dissenters' Rights" and Annex D to this Proxy Statement (which sets forth applicable provisions of the VBCA) and should consult with their own legal advisors prior to the Special Meeting.

      Pursuant to the Acquisition Agreement, AFC and ALBANK will have no obligation to cause the Merger to be consummated in the event that holders of more than 10% of the outstanding Common Stock exercise or purport to exercise dissenters' rights with respect to the Merger.

Common Stock Prices

      The Common Stock is traded on the Nasdaq National Market under the symbol "MRBL." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock, as quoted on the Nasdaq National Market.

                                                 Price Per Share
                                                 ---------------
                                                 High       Low
                                                 ---------------

1993:
    First Quarter                                $ 9.75     $ 6.25
    Second Quarter                                 8.75       6.75
    Third Quarter                                 11.25       7.25
    Fourth Quarter                                11.50       6.50

1994:
    First Quarter                                $ 9.50     $ 8.00
    Second Quarter                                10.25       7.75
    Third Quarter                                 14.00       9.50
    Fourth Quarter                                12.50       9.75

1995:
    First Quarter                                $12.50     $ 9.50
    Second Quarter                                17.50      11.75

    Third Quarter                                 17.375     17.125
    Fourth Quarter (through October 24, 1995)     17.375     17.25


      On June 19, 1995, the business day prior to the public announcement of the execution of the Acquisition Agreement, the closing sales price of the Common Stock as reported by the Nasdaq National Market was $13.50 per share. On October 24, 1995, a day shortly prior to the mailing of this Proxy Statement, the closing sales price of the Common Stock as so reported was $17.25 per share. Stockholders are advised to obtain current market quotations for the Common Stock.


Dividends

      Holders of Common Stock are entitled to dividends as and when declared by the Company's Board of Directors, out of funds legally available therefor. No dividends were declared or paid by the Company during 1993. The Company declared and paid a cash dividend of $.05 per share in January, 1994. Commencing in March, 1994, the Company resumed regular quarterly dividend declarations and declared a $.05 cash dividend. Cash dividends of $.07, $.08 and $.09 per share were declared in the second, third and fourth quarters of 1994, respectively. Cash dividends of $.10 per share were declared in the first, second and third quarters of 1995.

      Under the terms of the Acquisition Agreement, the Company is permitted to pay a regular quarterly cash dividend of up to $.10 per share of Common Stock for the fourth quarter of 1995. In addition, if the Effective Date occurs after January 5, 1996, the Company may pay quarterly cash dividends of up to $.11 per share (pro rated, in the case of the fiscal quarter in which the Effective Date occurs, on the basis of the number of calendar days actually elapsed during such fiscal quarter through the Effective Date).

                           SELECTED FINANCIAL DATA

      The following table sets forth selected consolidated historical data regarding the Company's operating results and financial position for and at the periods indicated. The information for, and as of the end of, the five years ended December 31, 1994 is derived from and should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto (which have been audited by Arthur Andersen LLP, independent certified public accountants, with respect to the fiscal year ended December 31, 1994 and by KPMG Peat Marwick LLP, independent certified public accountants, for the fiscal year ended December 31, 1993) included, with the related auditor's report, in documents incorporated by reference in this Proxy Statement. See "Incorporation by Reference". The audited consolidated financial statements as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, and report thereon, appear in the Company's Annual Report to Stockholders for the 1994 fiscal year (the "1994 Annual Report") furnished with this Proxy Statement. The same data for the six months ended June 30, 1995 and 1994 are derived from unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "Form 10-Q") also furnished herewith which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and results of operations for such periods. Results for the six-month period ended June 30, 1995 are not necessarily indicative of the results expected for the full fiscal year ending December 31, 1995.


                                             Six Months Ended
                                                  June 30,                        Year Ended December 31,
                                            ------------------   ----------------------------------------------------

STATEMENT OF OPERATIONS DATA:               1995      1994       1994       1993       1992       1991       1990
---------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)


Interest income:
  Interest and fees on loans                $12,379   $  9,810   $ 20,981   $ 20,286   $ 25,567   $ 32,615   $ 35,798
  Interest and dividends on investments       4,195      3,670      7,378      5,945      4,659      3,026      1,913
  Other                                          20          9         34         60         57         71        417
---------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                        16,594     13,489     28,393     26,291     30,283     35,712     38,128
---------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                        7,076      4,939     10,671     10,762     14,314     20,272     22,108
  Interest on borrowed funds                  1,878      1,217      2,628      1,889      2,144      3,435      3,726
---------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                        8,954      6,156     13,299     12,651     16,458     23,707     25,834
---------------------------------------------------------------------------------------------------------------------
Net interest income                           7,640      7,333     15,094     13,640     13,825     12,005     12,294
Provision for possible loan losses                0        500        500      1,744      3,041      8,134     12,279
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for possible loan losses                     7,640      6,833     14,594     11,896     10,784      3,871         15
---------------------------------------------------------------------------------------------------------------------
Non-interest income (deductions):
  Service charges on deposit accounts           400        343        753        711        570        537        557
  Security transactions                         134        (17)      (964)      (127)     2,198        602        258
  Other income                                  194        221        433        347        372        470        397
---------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                       728        547        222        931      3,140      1,609      1,212
---------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits              2,911      2,769      5,560      5,255      4,657      4,448      4,517
  Occupancy and equipment expense               797        741      1,500      1,424      1,322      1,382      1,482
  Shareholder class action settlement             0          0          0          0          0     (1,900)     2,320
  Other real estate owned expense, net           48         83        173        374      3,100      1,200        792
  Other expenses                              1,570      1,667      3,401      3,022      2,937      2,873      2,944
---------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                    5,326      5,260     10,634     10,075     12,016      8,003     12,055
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes &
 cumulative effect of a change
 in accounting principle                      3,042      2,120      4,182      2,752      1,908     (2,523)   (10,828)
Income tax expense (benefit)                    882     (2,480)    (2,907)      (670)      (627)         0          0
---------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
 a change in accounting principle             2,160      4,600      7,089      3,422      2,535     (2,523)   (10,828)
Cumulative effect of a change in
 accounting for securities                        0          0          0        454          0          0          0
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                           $ 2,160   $  4,600   $  7,089   $  3,876   $  2,535   $ (2,523)  $(10,828)
=====================================================================================================================
Per common share:
  Income (loss) before cumulative of
   a change in accounting principle         $  0.63   $   1.36   $   2.08   $   1.02   $   0.78   $  (0.78)  $  (3.35)
  Cumulative effect of a change in
   accounting for securities                $  0.00   $   0.00   $   0.00   $   0.13   $   0.00   $   0.00   $   0.00
---------------------------------------------------------------------------------------------------------------------
  Net income (loss)                         $  0.63   $   1.36   $   2.08   $   1.15   $   0.78   $  (0.78)  $  (3.35)
---------------------------------------------------------------------------------------------------------------------
  Dividends declared                        $  0.20   $   0.17   $   0.34   $   0.00   $   0.00   $   0.00   $   0.00
---------------------------------------------------------------------------------------------------------------------



                                            June 30,                     December 31,
                                            --------   ------------------------------------------------
BALANCE SHEET DATA:                         1995       1994       1993       1992       1991       1990
-------------------------------------------------------------------------------------------------------
(In Thousands)


Total assets                                $412,958   $408,536   $396,698   $369,768   $382,162   $390,886
Loans:
  Mortgage                                   133,460    133,590    134,863    146,935    180,089    188,317
  Commercial and other                       105,947    103,750     98,746    104,769    113,103    123,837
  Consumer                                    40,230     39,938     25,255     22,519     26,989     29,481
-----------------------------------------------------------------------------------------------------------
TOTAL LOANS                                  279,637    277,278    258,864    274,223    320,181    341,635
Less: Allowance for possible loan losses       7,675      8,006      9,830      9,118      8,953     10,948
-----------------------------------------------------------------------------------------------------------
NET LOANS                                    271,962    269,272    249,034    265,105    311,228    330,687
-----------------------------------------------------------------------------------------------------------
Investments(1)                               117,462    113,349    126,322     83,292     44,087     30,049
Deposits:
  Demand                                      15,681     14,549     20,582     15,242     14,628     13,150
  Savings, NOW and money market              107,254    112,587    115,125    111,473     86,989     61,330
  Time                                       188,892    178,037    168,839    163,687    193,463    231,549
-----------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                               311,827    305,173    304,546    290,402    295,080    306,029
-----------------------------------------------------------------------------------------------------------
Borrowed funds                                57,371     64,138     55,430     45,995     56,204     51,342
-----------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                          42,115     37,037     35,012     31,285     28,723     31,229
-----------------------------------------------------------------------------------------------------------

-------------------
<F1> Includes investment securities, federal funds sold and other short-term investments and interest-bearing deposits in banks.



                                                June 30,                    December 31,
                                            ---------------    ------------------------------------
OTHER DATA:                                 1995       1994    1994    1993    1992    1991    1990
---------------------------------------------------------------------------------------------------


Interest rate spread                         3.2%       3.4%    3.5%    3.3%    3.4%    2.7%     2.4%
Net interest margin (net interest income/
 average interest earning assets)            3.8        3.8     3.9     3.7     3.8     3.3      3.4
Return on assets
 (net income (loss)/average assets)          1.0        2.4     1.8     1.0     0.7    (0.7)    (2.9)
Return on equity
 (net income (loss)/average equity)         10.3       27.5    20.7    11.6     8.5    (8.2)   (26.7)
Equity to assets ratio
 (average equity/average assets)            10.2        9.6     8.6     8.8     8.0     8.0     10.7
Net charge-offs to average outstanding
 loans during the period                     0.0        0.6     0.9     0.4     1.0     3.1      6.2
Allowance for possible loan losses to
 total loans outstanding                     2.3        3.5     2.9     3.8     3.3     2.8      3.2


                             RECENT DEVELOPMENTS

Third Quarter Summary Financial Information

      The following tables set forth summary financial information as of September 30, 1995 and for the three and nine month periods ended September 30, 1995 and 1994, and have not been audited by independent public accountants; however, these statements, prepared in accordance with generally accepted accounting principles, reflect, in the opinion of management, all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1995, and the results of operations and other data for the three and nine-month periods ended September 30, 1995 and 1994. These results are not necessarily indicative of the results to be expected for the entire year.

Financial Condition Data:

                                                At September 30,
                                              1995            1994
                                              ------------------------
                                              (Dollars in thousands except
                                                  per share amounts)

Total assets                                  $427,737        $404,447
Investment securities                          138,187         116,241
Total loans                                    277,202         274,197
Allowance for possible loan losses               7,623           7,974
Total deposits                                 327,492         312,326
Borrowed funds                                  55,320          55,941
Stockholders' equity, gross                     44,028          40,891
Unrealized loss on investment securities
 available for sale, net                           897           6,329
Stockholders' equity, net                       43,131          34,562
Non-performing loans                             6,444           5,877
Other real estate owned, net                     1,019           1,446
Troubled debt restructurings                       934               0
Book value per share                          $  12.87        $  10.38

Asset Quality Ratios:

Allowance for possible loan losses to total
 loans outstanding                                 2.7%            2.9%
Total non-performing loans to total loans          2.3             2.1
Total non-performing assets to total assets        2.0             1.8
Allowance for possible loan losses to total
 non-performing loans                            118.3           135.7

Operations Data:

                                                    Three Months Ended       Nine Months Ended
                                                      September 30,            September 30,
                                                   1995        1994        1995        1994
                                                   ---------------------------------------------
                                                   (Dollars in thousands except per share amounts)

Total interest income                              $   8,417   $   7,193   $  25,011   $  20,682
Total interest expense                                 4,783       3,426      13,737       9,582
                                                   ---------------------------------------------
Net interest income                                    3,634       3,767      11,274      11,100
Provision for possible loan losses                         0           0           0         500
                                                   ---------------------------------------------
Net interest income after provision for possible
 loan losses                                           3,634       3,767      11,274      10,600
                                                   ---------------------------------------------
Total non-interest income                                626         313       1,354         860
                                                   ---------------------------------------------
Total non-interest expense                             2,709       2,745       8,035       8,005
                                                   ---------------------------------------------
Income before income taxes                             1,551       1,335       4,593       3,455
Income tax expense (benefit)                             458        (100)      1,340      (2,580)
                                                   ---------------------------------------------
Net income                                         $   1,093   $   1,435   $   3,253   $   6,035
                                                   =============================================
Weighted average number of common shares
 outstanding, including common stock equivalents   3,485,663   3,442,060   3,460,764   3,407,197
Per common share
  Net income                                       $    0.31   $    0.42   $    0.94   $    1.77
  Dividends declared                               $    0.10   $    0.08   $    0.30   $    0.25

Performance Ratios:

Interest rate spread                                     2.9%        3.4%        3.1%        3.5%
Net interest margin                                      3.5         3.9         3.7         3.8
Return on average assets                                 1.0         1.4         1.0         2.0
Return on average equity                                10.2        16.2        10.7        23.6


      Total assets at September 30, 1995 were $427.7 million compared to $413.0 million at June 30, 1995, an increase of $14.7 million, or 3.6%. Short-term investments decreased $.8 million and total investment securities increased $21.5 million, or 18.4%, during the third quarter of 1995. Total loans decreased $2.4 million, or 0.9%, from $279.6 million at June 30, 1995 to $277.2 million at September 30, 1995, due mainly to a decrease in commercial loans. Total deposits increased $15.7 million, or 5.0%, from $311.8 million at June 30, 1995 to $327.5 million at September 30, 1995. Borrowed funds decreased $2.1 million, or 3.6%, from $57.4 million at June 30, 1995 to $55.3 million at September 30, 1995. Total stockholders' equity increased by $1.0 million, or 2.4%, from $42.1 million at June 30, 1995 to $43.1 million at September 30, 1995. The Company's Tier I leverage capital ratio at September 30, 1995 was 10.1%.

      Net income was $1,093,000 for the third quarter and $3,253,000 for the first nine months of 1995. These results represented a decrease of $342,000 when compared with earnings of $1,435,000 during the third quarter of 1994 and a decrease of $2,782,000 when compared with earnings of $6,035,000 during the nine month period ended September 30, 1994. As a result of the utilization of a net operating loss carryforward, net income for the three and nine month periods ended September 30, 1994 includes income tax benefits of $100,000 and $2,580,000, respectively, while net income for the comparable periods of 1995 includes income tax expenses of $458,000 and $1,340,000, respectively.

      Net interest income decreased by $133,000, or 3.5%, during the third quarter of 1995 as compared to the third quarter of 1994. Non-interest income during the third quarter of 1995 increased by $313,000, or 100.0%, compared to the third quarter of 1994, due primarily to gains of $299,000 on securities held for trading during the quarter. Non-interest expense decreased by $36,000, or 1.3%, from $2,745,000 during the third quarter of 1994 to $2,709,000 during the third quarter of 1995, as a refund of $204,000 on prepaid FDIC premiums partially offset expenses totalling $305,000 relative to the Merger. Income before taxes increased $216,000, or 16.2%, from $1,335,000 during the third quarter of 1994 to $1,551,000 during the third quarter of 1995.

      There was no provision for possible loan losses made during the third quarter of 1995. The Company has not made provisions to the allowance for possible loan losses since the second quarter of 1994, when the level of non-performing loans was decreased substantially as a result of a bulk sale of non-performing assets in June 1994. At the end of the second quarter of 1994, the ratio of the allowance for possible loan losses to total non-performing loans was 136.6%. It has been the policy of the Company to maintain the coverage level of the allowance for possible loan losses at a minimum ratio of 100.0% of non-performing loans. The coverage ratios in the ensuing periods have been 135.7%, 138.7%, 119.5%, 110.2% and 118.3%, for the third and fourth quarters of 1994 and the first three quarters of 1995, respectively. Provisions are made to keep the balance in the allowance for possible loan losses at a level consistent, in management's judgment, with the level of risk in the loan portfolio.

      At September 30, 1995, the Company had a Tier 1 leverage capital ratio of 10.1%, a Tier 1 risk based capital ratio of 15.8% and a total Tier 1 and Tier II capital ratio of 17.1%. All of these ratios were substantially in excess of regulatory minimums.

      Total non-performing assets decreased by $.6 million, or 6.8%, from $9.0 million at June 30, 1995 to $8.4 million at September 30, 1995. Non-performing loans decreased by $.5 million, or 7.5%, from $6.9 million at June 30, 1995 to $6.4 million at September 30, 1995. Net other real estate owned decreased by $.1 million, or 7.8%, from $1.1 million at June 30, 1995 to $1.0 million at September 30, 1995. Troubled debt restructurings remained unchanged at $.9 million at both June 30 and September 30, 1995. The allowance for possible loan losses decreased by $.1 million, or 0.7%, from $7.7 million at June 30, 1995 to $7.6 million at September 30, 1995, and represented 118.3% of non-performing loans and 2.7% of total loans outstanding.

                             THE SPECIAL MEETING


      The Special Meeting of Stockholders of the Company will be held at the College of St. Joseph, 71 Clement Road, Rutland, Vermont, on November 27, 1995 at 9:30 a.m., Eastern Time and at any adjournment or postponement thereof for the purposes set forth in the Notice of Special Meeting of Stockholders.


Matters to be Considered

      At the Special Meeting, stockholders of the Company will consider and vote upon (i) a proposal to approve the Plan of Merger and (ii) the transaction of such other business as may properly come before the Special Meeting and any adjournment thereof. Management is not aware of any such other business.

      The Board of Directors of the Company has unanimously approved the Acquisition Agreement and the Plan of Merger and recommends a vote FOR approval of the Plan of Merger.

Shares Outstanding and Entitled to Vote; Record Date


      The close of business on October 23, 1995 has been fixed by the Board of Directors of the Company as the Record Date for the determination of holders of Common Stock entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 3,350,501 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter to be submitted to stockholders at the Special Meeting.

      As of the Record Date, the directors and executive officers of the Company and its subsidiaries and their affiliates in the aggregate beneficially owned and are entitled to vote 303,775 shares, or 9.1%, of the outstanding shares of Common Stock (exclusive of shares of Common Stock which may be acquired upon the exercise of outstanding stock options). The Company has been advised by all of its directors and executive officers that they intend to vote their shares FOR approval of the Plan of Merger. As of the Record Date, neither AFC nor ALBANK held any shares of outstanding Common Stock.


      As of the Record Date, no person owned of record, or was known to own beneficially, more than five percent (5%) of the outstanding shares of the Company's voting stock other than Dimensional Fund Advisors, Inc. ("Dimensional"). The Company has been advised by Dimensional (through a Schedule 13G statement filed by Dimensional with the SEC and certain supplemental information furnished by Dimensional to the Company) that Dimensional is a registered investment advisor, with a principal business office located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, and is deemed to have beneficial ownership of 194,900 shares (5.8%) of the outstanding Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

Votes Required

      A quorum, consisting of a majority of the issued and outstanding Common Stock, must be present in person or by proxy before any action may be taken at the Special Meeting.

      Under the applicable provisions of the VBCA and the Articles of Association of the Company, approval of the Plan of Merger requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock.

      Under the rules of the Nasdaq National Market, the proposal to approve the Plan of Merger is considered a "non-discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Since the required vote of stockholders in order to approve the Plan of Merger is based upon the number of outstanding shares of Common Stock, and not only those shares actually voted, the failure by a stockholder (or a broker with discretionary authority to vote) to submit a proxy card (or vote in person at the Special Meeting) will have the same effect as a "NO" vote with respect to the Plan of Merger.

Voting, Revocation and Solicitation of Proxies

      A proxy for use at the Special Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Any stockholder of the Company executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company (George B. Williams, Secretary, Marble Financial Corporation, 47 Merchants Row, Rutland, Vermont 05702) written notice of such revocation, by executing a later-dated proxy or by attending the Special Meeting and giving notice of such revocation in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

      Each proxy returned to the Company (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted FOR approval of the Plan of Merger. The Board of Directors of the Company knows of no other matters to be presented at the Special Meeting. However, if any other matter properly comes before the Special Meeting, all proxies returned to the Company will be voted by the proxy holders in accordance with the determination of a majority of the Board of Directors of the Company on any such matter, which may include, without limitation, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Plan of Merger will be voted in favor of any such adjournment or postponement.

      The Company will bear the costs of printing and mailing this Proxy Statement and the related proxy, the 1994 Annual Report and the Form 10-Q which accompany this Proxy Statement, as well as all other costs incurred in connection with the solicitation of proxies from stockholders of the Company on behalf of the Board of Directors of the Company. The Company has entered into a letter agreement with Morrow & Co., a professional proxy solicitation firm, pursuant to which Morrow & Co. will perform consultation services in connection with the solicitation of proxies for the Special Meeting, as well as the actual solicitation of proxies from brokers, banks, nominees, individual holders of record and other beneficial owners. Such firm will receive a fee of $4,000 plus reimbursement for out-of-pocket expenses. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by directors, officers, or employees of the Company by telephone or by personal contact. Arrangements also will be made with brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries, who are record holders of Common Stock not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Common Stock entitled to vote at the Special Meeting, and the Company will reimburse such persons for their reasonable expenses incurred in doing so.

      Stockholders should not send stock certificates with their proxy cards.

                                 THE MERGER

      The following description of the material terms of the Acquisition Agreement (including the Plan of Merger) and the transactions contemplated thereby is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached as Annex A hereto. All stockholders of the Company are urged to carefully read the Acquisition Agreement and the related Annexes attached hereto.

General

      On June 20, 1995, the Company, AFC and ALBANK entered into the Acquisition Agreement, pursuant to which AFC would acquire the Company. AFC's acquisition of the Company will be accomplished through the Merger, in which Interim Sub will be merged with and into the Company pursuant to the applicable provisions of the VBCA, with the Company being the surviving entity (the "Surviving Corporation"). The separate corporate existence of Interim Sub will thereupon cease. As of the Effective Time, the articles of association and by-laws of the Surviving Corporation will be amended to conform to the articles of association and by-laws of Interim Sub immediately prior to the Merger, and the directors and officers of Interim Sub immediately prior to the Merger will become the directors and officers of the Surviving Corporation. In the Merger, each share of Common Stock outstanding immediately prior thereto (other than Excluded Shares) will be converted into the right to receive the Merger Consideration.

      The Merger will be effected as soon as practicable after the expiration of all applicable waiting periods and the satisfaction or waiver of all applicable conditions by the filing with the Secretary of State of the State of Vermont of a certificate of merger. The Effective Time will occur as of the time of such filing of the certificate of merger or at such other time as may be provided in the certificate of merger. It is currently anticipated that the Merger will be consummated in January, 1996.

      The Acquisition Agreement further contemplates that immediately following the Merger, ALBANK and the Company will enter into a plan of liquidation pursuant to which the Company will be liquidated and dissolved, with the Company's assets (including all of the outstanding shares of capital stock of the Bank) thereupon vesting in ALBANK. Immediately upon the consummation of such liquidation, ALBANK and the Bank (which will then be a wholly-owned subsidiary of ALBANK) will enter into a plan of merger to implement the Bank Merger pursuant to which the Bank will be merged with and into ALBANK, with ALBANK being the surviving entity. Upon the occurrence of the Bank Merger, the business and properties of the Bank will vest in ALBANK, and the separate corporate existence of the Bank will cease.

Background of and Reasons for the Merger

      In January, 1995, the Company was contacted by a representative of AFC seeking to arrange a meeting to discuss a possible merger with AFC. The Company agreed to such a meeting, which was held on February 10, 1995. This meeting was an initial general discussion and included an initial exchange of publicly available information about the parties. An additional informational meeting was held on March 7, 1995. On March 14, 1995, the Company's Board of Directors met with representatives of Sandler O'Neill and the Company's legal counsel to review the discussions with AFC. Following discussion, the Board of Directors determined that the discussions with AFC should continue and that financial analyses should be conducted regarding AFC and the Company. The Board further directed the Company's management and financial advisors to review the strategic alternatives available to the Company, including remaining independent and considering alternative acquisition proposals. A further meeting with AFC was held on March 23, 1995. The Board received further reports from the Company's management and financial and legal advisors at its meeting on March 28, 1995. At that meeting, the Board agreed to authorize AFC to conduct full due diligence on the Company. AFC executed a confidentiality agreement on March 28, 1995. On March 30, 1995, the Company entered into a formal engagement letter with Sandler O'Neill for the provision of financial advisory services with respect to merger and acquisition transactions.

      Discussions were also pursued with other potential acquirors identified by the Company and Sandler O'Neill within general geographic proximity to the Company having the financial capacity (based on financial condition and capital position) to make an acquisition of the Company. In April, 1995, confidentiality agreements were executed with two banking companies, and exploratory discussions were held. Neither potential acquiror was willing to make a proposal at a price level which the Company was willing to consider. Contacts by Sandler O'Neill with several other financial institutions did not result in expressions of interest. The Company did not pursue any acquisition by a Vermont banking company, since the Company was of the view that any such acquisition would likely present antitrust concerns.

      AFC's due diligence was conducted during April, 1995 and in mid-May, 1995, AFC's Board of Directors authorized AFC to proceed with merger negotiations. Those negotiations continued during May and June, and on June 20, 1995, the Board of Directors of the Company met again with the Company's legal and financial advisors. Based upon the reports of the Company's management and advisors and a thorough review and discussion of the terms of the Acquisition Agreement, the Board approved the execution of the Acquisition Agreement. The AFC Board of Directors met on that same day, and the Acquisition Agreement and the Fee Letter were signed late in the day.

      In the course of reaching its decision to approve the Acquisition Agreement, the Board of Directors of the Company consulted with its legal advisors regarding the legal terms of the Acquisition Agreement and the obligations of the Board of Directors in its consideration thereof and with its financial advisors regarding the financial terms and fairness, from a financial point of view, of the Merger Consideration to the Company's stockholders. Without assigning any relative or specific weights thereto, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

      The terms of the Acquisition Agreement were reached on the basis of arms' length negotiations between the Company and AFC. In reaching the conclusion that the terms of the Acquisition Agreement are fair, the Board of Directors considered, among other things, the fact that the Merger Consideration would be paid entirely in cash as well as the market value, book value and earnings per share of the Company. The Board of Directors considered that the Merger provides an opportunity for the shareholders of the Company to receive consideration in cash at a premium over the pre-existing market price and well in excess of the book value of their shares. The $18.00 per share to be paid in the Merger is approximately 1.5 times the book value per share of the Common Stock of $11.90 at March 31, 1995, approximately 1.4 times the book value per share of the Common Stock of $12.51 at June 30, 1995, approximately
8.7 times the Company's earnings for the fiscal year ended December 31, 1994 (which earnings included a tax benefit of $2.9 million) and approximately 14.3 times earnings for the first six months of 1995, annualized.


      The Company considered the possibility of an acquisition in which the Company's shareholders would receive stock of the acquiring company rather than cash. However, AFC advised the Company that an acquisition on a stock basis would only be offered at an exchange rate that would provide the Company's shareholders significantly lower value (on a pre-tax basis) than an acquisition on a cash basis. The Company did not receive any other acquisition proposals on a stock basis which would have a value to shareholders comparable to the Merger Consideration. The Board recognized that a cash transaction would be taxable to its stockholders and that a stock transaction could be structured as a tax-free reorganization. The desirability of each type of transaction from a tax perspective would vary depending on the stockholder's tax basis in the Common Stock and other factors relating to the stockholder's individual tax position. Because the Board was not in a position to judge the tax planning preferences of each stockholder, the Board focused predominantly on pre-tax value.


      The Board of Directors considered the strategic alternatives available to the Company, including remaining independent, seeking to solicit additional competing proposals, and accepting the AFC proposal, and its view that it was not likely that a better offer could be obtained in the short term, before concluding for the reasons discussed herein that the Merger represents an opportunity to enhance stockholder value at this time and that the Merger Consideration is fair to the stockholders of the Company.

      The Board of Directors took into account and considered the presentation made by Sandler O'Neill to the Board of Directors and the opinion of Sandler O'Neill dated June 20, 1995 that, based upon the information known as of that date, the consideration to be received by the Company's stockholders in the Merger was fair, from a financial point of view.

      The Board of Directors also considered the Company's financial condition, results of operations, capital levels and asset quality and the long term prospects and risks of the Company's business, as well as the impact of the Merger on the communities and customers which the Company serves and on the employees of the Company and the Bank. The Board of Directors believes that the Merger, if consummated, will provide the Company's customers with expanded services, and that the Bank's franchise will have greater ability to grow and diversify with access to the resources of ALBANK as the resulting institution and a strong parent in AFC. The Board of Directors considered other factors such as competitive conditions, the likelihood of receiving regulatory approval of the Merger, and the compatibility of the operations and branch networks of the Bank and ALBANK.

      In reviewing the provisions of the Acquisition Agreement, the Board considered the requirement that the Company sign the Fee Letter committing to pay to AFC a termination fee of $3,500,000 if, under certain specified circumstances, the Merger is not consummated as described under "The Merger-- Fee Letter". The Board of Directors was aware that the existence of this provision would make it more expensive for a third party to offer a price that was in excess of the AFC proposal and might significantly deter a potential competing acquiror from making an offer. The Board of Directors was also aware that AFC and ALBANK required this provision as a condition to entering into the Acquisition Agreement.

Opinion of Financial Advisor

      Pursuant to a letter agreement dated as of March 30,1995 (the "Sandler O'Neill Agreement"), the Company retained Sandler O'Neill as its financial advisor in connection with merger and acquisition transactions, including the Merger. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and, in connection with mergers and acquisitions and other corporate transactions.

      At the June 20, 1995 meeting at which the Company's Board of Directors approved and adopted the Acquisition Agreement, Sandler O'Neill delivered a written opinion to the Company's Board of Directors that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to holders of Common Stock. Sandler O'Neill's fairness opinion has been reconfirmed as of the date of this Proxy Statement. The full text of Sandler O'Neill's fairness opinion, dated the date of this Proxy Statement, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Annex C. Holders of Common Stock are urged to read the fairness opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Sandler O'Neill in connection therewith.

      In connection with this opinion, Sandler O'Neill reviewed, among other things: (i) the Acquisition Agreement; (ii) the Company's and AFC's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in their respective annual reports to stockholders for the year ended December 31, 1994; (iii) the Company's and AFC's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in their respective quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1995; (iv) certain financial analyses and forecasts of the Company prepared by and reviewed with management of the Company; (v) the views of senior management of the Company and AFC of their respective past and current business operations, results thereof, financial condition and future prospects; (vi) the pro forma impact of the Merger on AFC; (vii) historical reported price and trading activity for the Common Stock and the AFC Common Stock, including a comparison of certain financial and stock market information for the Company and AFC with similar information for certain other companies, the securities of which are publicly traded; (viii) the financial terms of recent business combinations involving savings institutions generally and the banking environment in particular; (ix) a draft of this Proxy Statement; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

      In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with Sandler O'Neill. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of the Company or AFC or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of the the Company and AFC). With respect to the financial projections reviewed with management, Sandler O'Neill assumed that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of the Company and AFC and the combined company, and that such performances will be achieved. Sandler O'Neill also assumed that there had been no material change in the Company's or AFC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Sandler O'Neill further assumed that the Company will remain as a going concern for all the periods relevant to its analysis and that the conditions precedent in the Acquisition Agreement are not waived. At the Company's direction, Sandler O'Neill did not make any effort to solicit third party indications of interest by a Vermont banking company in an acquisition or other business combination transaction involving the Company, since, in the Company's view, an acquisition by such an entity would be likely to raise antitrust concerns. However, as noted above, Sandler O'Neill did hold discussions with certain other potential acquirors of the Company.

      Pursuant to the Sandler O'Neill Agreement, the Company has retained Sandler O'Neill to act as independent financial advisor, to render advisory services in connection with the Company's consideration of certain business combinations involving the Company and a second party. Under the Sandler O'Neill Agreement, the Company has paid Sandler O'Neill a fee of $50,000 for rendering its fairness opinion relating to the Merger. Such fairness opinion fee will be credited against the transaction fee with respect to the Merger which is equal to (x) .25% of the aggregate purchase price of the Merger payable upon signing of the Acquisition Agreement, plus (y) .75% of the aggregate purchase price of the Merger, payable upon the consummation thereof, less the fairness opinion fee stated above. Pursuant to such arrangement, the Company paid to Sandler O'Neill $209,712 upon the execution of the Acquisition Agreement and will be required to pay approximately $430,209 upon the Effective Date.

      Pursuant to the Sandler O'Neill Agreement, the Company has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      In connection with rendering its fairness opinion to the Company's Board of Directors at its meeting held on June 20, 1995, Sandler O'Neill performed a variety of financial analyses which are summarized below. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analyses or presentation at such meeting. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of the Company and AFC. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company nor Sandler O'Neill nor any other person assumes responsibility for their accuracy.

      Stock Trading History. Sandler O'Neill examined the history of the trading prices and the volume of the Common Stock and the AFC Common Stock, the relationship between the movements in the prices of both stocks to movements in certain stock indices, including the Standard & Poor's 500 Index and the NASDAQ Banking Index and a composite group of 18 publicly traded savings institutions in geographic proximity and of similar asset size to the Company.

      Analyses of Selected Merger Transactions. Sandler O'Neill reviewed 25 transactions announced from January 1, 1995 to June 15, 1995 involving public savings institutions nationwide as targets with transaction values over $15.0 million ("All Transactions") and 10 transactions announced from January 1, 1994 to June 15, 1995 involving public savings institutions in New England with transaction values over $15.0 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits and price to assets, and deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of the Common Stock of $17.47 to $30.50. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of the Common Stock of $17.76 to $28.57. The high end of the range of imputed values based upon both the All Transactions multiples and the Regional Transactions multiples were imputed values based on the median price to earnings multiples applied to the Company's net income for the twelve months ended June 30, 1995, which included a $2.9 million tax benefit. When the median price to earnings multiples for All Transactions and for Regional Transactions were applied to the Company's estimated earnings for the twelve months beginning July 1, 1995, the imputed ranges of values per share was $17.47 to $19.35 and $17.76 to $21.38, respectively.

      Discounted Dividend Stream and Terminal Value Analyses. Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of the Company through 1999 under various circumstances, assuming the Company performed in accordance with the earnings and forecasts of its management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the Common Stock at the end of the five year period, Sandler O'Neill applied price to earnings multiples ranging from 8 to 17 and applied multiples of book value ranging from 100.0% to 190.0%.
The earnings and book value multiples were chosen by Sandler O'Neill to reflect a reasonable range of multiples based on historical transactions of public savings institutions. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of the Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Common Stock of $8.37 to $21.90. In connection with its analysis, Sandler O'Neill used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the Board of Directors.

Recommendation of the Board of Directors of the Company

      Based on the factors discussed under "Background of the Reasons for the Merger" and in reliance on the opinion of Sandler O'Neill that the consideration to be received in the Merger is fair from a financial point of view, the Board of Directors of the Company has determined that the Merger is desirable and in the best interests of the Company and its stockholders and has unanimously approved the Acquisition Agreement. Accordingly, the Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of the Plan of Merger.

Merger Consideration

      Pursuant to the Acquisition Agreement, as of the Effective Time, each outstanding share of Common Stock (other than Excluded Shares) will be converted into the right to receive the Merger Consideration of $18.00 in cash, without interest.

      The Acquisition Agreement also provides that each outstanding, vested and unexercised option to purchase Common Stock under the Option Plans at the Effective Time will be automatically converted into options to acquire, for the same price and on the same terms and conditions as are applicable under the stock options for each share of Common Stock, a number of shares of AFC Common Stock equal to the amount obtained by dividing (i) the Merger Consideration by (ii) the closing bid price per share of AFC Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Date.

      The total transaction value is estimated to be $60.3 million based on 3,350,501 shares of Common Stock outstanding on the Record Date ($62.8 million, inclusive of the value of options to purchase 204,613 shares of Common Stock to be converted on the Effective Date into options for the purchase of shares of AFC Common Stock).

Surrender of Stock Certificates; Payment of Merger Consideration

      At or after the Effective Time, each certificate previously representing shares of Common Stock (each, a "Certificate"), other than certificates representing Excluded Shares, will represent only the right to receive the Merger Consideration.

      The Acquisition Agreement provides that immediately after the Effective Time, ALBANK will mail to each holder of record of Common Stock a letter of transmittal containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Risk of loss and title to the Certificates will pass only upon delivery of the Certificates to ALBANK. Upon the proper surrender of a Certificate to ALBANK, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a check representing the aggregate Merger Consideration in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration will be issued to the transferee if the Certificate representing such Common Stock is presented to ALBANK, accompanied by documents sufficient, in the discretion of ALBANK, (i) to evidence and effect such transfer, and (ii) to evidence that all applicable stock transfer taxes have been paid. ALBANK will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts, if any, as ALBANK determines is required under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. Certificates should not be forwarded to ALBANK until after receipt of the letter of transmittal and should not be returned to the Company with the enclosed proxy.

      The Acquisition Agreement provides that, from and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to AFC or ALBANK for transfer, they will be cancelled and exchanged for the Merger Consideration deliverable in respect thereof.

      If outstanding Certificates for shares of Common Stock have not been surrendered to ALBANK by the date two years after the Effective Time (or at such earlier date on which any payments in respect of the Acquisition Agreement would otherwise escheat or become the property of any governmental unit or agency), such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. Notwithstanding the foregoing, none of ALBANK, the Surviving Corporation or any other person shall be liable to any former holder of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ALBANK, the posting by such person of a bond in such amount as ALBANK may direct as indemnity against any claim that may be made against it with respect to such Certificate, ALBANK will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

      In accordance with the terms of the Acquisition Agreement, the Company has terminated its Dividend Reinvestment Plan ("DRP"). Certificates representing the number of whole shares in each DRP participant's Plan Account have been delivered to such participants together with cash in lieu of fractional shares. Holders at the Effective Time of shares issued under the DRP (other than Excluded Shares) will be entitled to receive the Merger Consideration in exchange for such shares.

Regulatory Approvals

      The consummation of the transactions contemplated in the Plan of Merger is conditioned on the receipt of all required regulatory approvals. The Bank Merger requires the approval of the OTS under the Federal Deposit Insurance Act and related OTS regulations. An application for such approval was filed with the OTS as of August 14, 1995. The OTS is required to evaluate the application by taking into consideration, among other things, the financial and managerial resources of the existing and proposed institutions and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the entire community, including low- and moderate-income neighborhoods. The OTS also considers, among other things, the capital level of the resulting savings association, the conformity of the transaction to applicable law, regulation and supervisory policies, the fairness and disclosure of the plan (including compensation to officers, directors and controlling persons of the disappearing entity by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal and other professional services in connection with a merger and the accounting treatment of any goodwill in connection with a merger. The regulations of the OTS provide for the publication of notice and the opportunity for public comments relating to the application for approval discussed above.

      Because the Bank Merger will involve the merger of the Bank, an institution insured by the BIF, and ALBANK, a savings association generally insured by the SAIF, the OTS may not approve the Bank Merger unless it determines that ALBANK will meet all applicable capital requirements upon the consummation of the transaction. ALBANK is expected to satisfy all applicable capital requirements at the Effective Time.

      In addition, because the Bank Merger will result in ALBANK having branches in Vermont, ALBANK will be required to satisfy a provision of law and OTS regulation that prohibits a federal savings association from establishing, operating or retaining branches outside its home state unless it qualifies as a "domestic building and loan association" under the Code or meets the asset composition test that a "domestic building and loan association" is required to meet. Furthermore, a federal savings association may not establish, operate or retain such branches unless the total assets of the association attributable to the branches in the new state would satisfy an asset composition test. In general, the test requires 60% of the assets to be in cash, certain U.S. Government obligations, residential real estate owned, educational loans, property used in the institution's business, and regular and residual interests in certain types of mortgage-backed securities. ALBANK and the Marble branches are expected to satisfy the asset composition test after the Bank Merger. In addition, ALBANK is expected to satisfy the Qualified Thrift Lender test after the Bank Merger, which, in general, requires a savings association to have 65% of its assets in residential mortgage loans and mortgage-backed securities and related assets.

      The Bank Merger may not be consummated for a period of 15 to 30 days following the OTS's approval of such merger (the precise length of such period to be determined by the OTS with the concurrence of the Attorney General of the United States), during which time the United States Department of Justice may challenge the Bank Merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of any approvals granted by the OTS unless a court specifically orders otherwise.

      The obligation of AFC and ALBANK to consummate the Merger is also conditioned upon the receipt by AFC and ALBANK of confirmation from the Federal Reserve Board that the consummation of the Merger and the Bank Merger will not require AFC or ALBANK to register as a bank holding company under
Section 3 of the BHCA or to obtain the prior approval of the Federal Reserve Board with respect to any of the transactions contemplated by the Acquisition Agreement. Such confirmation was received from the Federal Reserve Bank of Boston by letter dated October 2, 1995.

      The Merger and Bank Merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger--Conditions to the Merger" and--"Termination, Amendment and Waiver". There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that would cause a failure to satisfy certain conditions to the obligations of ALBANK and AFC to consummate the Merger. There can be no assurance that the United States Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

      None of the Company, AFC or ALBANK is aware of any other governmental approvals or actions that are required before the parties may consummate the Merger and the Bank Merger.

      The Company has agreed that if a governmental entity requires that the transactional steps comprising the acquisition of the Company by ALBANK be structured in a manner different from that described under "The Merger-- General", the Company and the Bank will, if requested by ALBANK, cooperate in such restructuring provided that such restructuring includes (i) a cash payment per share of Common Stock not less than the Merger Consideration, and
(ii) the agreements of AFC and ALBANK in the Acquisition Agreement with respect to Company employees, indemnification of directors and officers of the Company and its subsidiaries and the establishment and maintenance of the Advisory Board. ALBANK is not obligated to structure the proposed acquisition in any manner other than as contemplated by the Acquisition Agreement.

Conditions to the Merger

      The obligations of the parties to the Acquisition Agreement to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions: (i) the Plan of Merger shall have been approved by the requisite vote of the stockholders of the Company;
(ii) all required regulatory approvals, authorizations and consents shall have been obtained and shall remain in full force and effect, all conditions precedent and requirements prescribed by applicable law or by such approvals shall have been satisfied, and all statutory waiting periods in respect thereof shall have expired (provided, however, that this condition precedent to ALBANK's obligation to effect the Merger will not be deemed to have been met if such approval is subject to any condition or requirement that ALBANK, in its reasonable judgment, deems to be materially adverse or materially burdensome or to substantially deprive ALBANK of the benefits which it anticipates to receive in the Merger and the Bank Merger, including any condition that either the Merger or the Bank Merger be effected pursuant to a different structure than that contemplated by the Acquisition Agreement);
(iii) no party to the Acquisition Agreement, and no subsidiary of any such party, shall be subject to any order of a court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the exercise of control by AFC or ALBANK over the Company or any of its subsidiaries following the Merger; (iv) except for litigation, proceedings or investigations that ALBANK has been advised by its counsel do not have a substantial likelihood of success, no litigation, proceeding or investigation shall be pending or threatened before any court or governmental entity of competent jurisdiction in which it is sought to restrain or prohibit the consummation of the transactions contemplated by the Acquisition Agreement or the exercise of control by AFC or ALBANK over the Company or any of its subsidiaries following the Merger or in which money damages in a material amount are sought with respect to the Acquisition Agreement or any of the transactions contemplated thereby; and (v) the registration statement to be filed with the SEC by AFC with respect to AFC Common Stock issuable upon exercise of options to be granted to holders of options under the Option Plans shall have become effective.

      In addition to the foregoing, the obligations of AFC and ALBANK to consummate the Merger are subject to the following conditions: (i) the obligations of the Company required to be performed by it at or prior to closing of the Merger shall have been performed and complied with in all material respects; (ii) the representations and warranties of the Company in the Acquisition Agreement shall be true and correct in all material respects;
(iii) the Company shall have delivered certificates of the Company to the foregoing effects; (iv) ALBANK shall have received from the Federal Reserve Board confirmation that the consummation of the Merger and the Bank Merger will not require AFC or ALBANK to register as a bank holding company under
Section 3 of the BHCA or to obtain the prior approval of the Federal Reserve Board with respect to any of the transactions contemplated by the Acquisition Agreement; (v) ALBANK shall have received an opinion or opinions from counsel for the Company covering the legal existence of the Company and its subsidiaries, corporate authority to enter into the transactions, receipt of regulatory approvals, validity of the outstanding shares of Common Stock and other matters reasonably requested by ALBANK; (vi) holders of not more than ten percent (10%) of the outstanding shares of Common Stock shall have exercised or purported to exercise dissenters' rights with respect to the Merger; and (vii) the revised employment agreement between the Company and Edward J. Grover, the Company's President and Chief Executive Officer, described under "--Interests of Certain Persons in the Merger--Grover Employment Agreement", shall have been signed by Mr. Grover.

      The obligations of the Company to effect the Merger are also subject to the following conditions: (i) each of the obligations of AFC and ALBANK required to be performed by them at or prior to the closing of the Merger shall have been performed and complied with in all material respects; (ii) the representations and warranties of AFC and ALBANK contained in the Acquisition Agreement shall be true and correct in all material respects; (iii) the Company shall have received certificates of AFC and ALBANK to the foregoing effects; and (iv) the Company shall have received an opinion of counsel to AFC and ALBANK generally covering the legal existence of AFC and ALBANK, corporate authority to enter into the transactions, receipt of required regulatory approvals and other matters reasonably requested by the Company.

      In the Acquisition Agreement, the Company, AFC and ALBANK have made certain representations and warranties. In the case of the Company, such representations and warranties relate to: its corporate and regulatory structure and capital structure; its corporate authority to enter into the Acquisition Agreement and the Fee Letter and to effect the Merger and the Bank Merger; the accuracy of certain financial and other information furnished by the Company to ALBANK; the legality of the execution and performance by the Company and the Bank of the transactions contemplated by the Acquisition Agreement and the Fee Letter; the necessary regulatory approvals associated with the consummation of the transactions contemplated by the Acquisition Agreement; the timeliness and accuracy of reports filed with the SEC and other regulatory authorities; the absence of undisclosed liabilities or events which would have a "Material Adverse Effect" (as defined below) on the Company; the payment of taxes and the filing of returns; the absence of any judicial or administrative proceedings likely to materially hinder or delay the consummation of the transactions contemplated by the Acquisition Agreement; the absence of material claims or regulatory orders against the Company or the Bank; the absence of undisclosed material agreements or defaults under disclosed or undisclosed agreements; the absence of certain labor agreements or claims; the compliance of employee benefit plans with applicable laws and the absence of undisclosed material liabilities thereunder; title to properties; compliance with environmental laws and the absence of undisclosed material liabilities with respect thereto; the status of loans held by the Bank; the status of the Company's insurance and investments; and certain other matters.

      A "Material Adverse Effect" with respect to the Company is defined in the Acquisition Agreement as an effect which (A) is materially adverse to the business, financial condition, results of operations, properties, assets, liabilities or capital of the Company and its subsidiaries taken as a whole,
(B) significantly and adversely affects the ability of the Company to consummate the transactions contemplated by the Acquisition Agreement or to perform its obligations thereunder, or (C) enables any person to prevent the consummation of the transactions contemplated by the Acquisition Agreement; provided that the following matters are not deemed to constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business or results of operations of the Company resulting directly or indirectly from changes in interest rates (except insofar as the result of any changes in interest rates is reflected in any action taken or omitted with respect to holdings of, or transactions in, financial assets of the Company which is contrary to the directions of ALBANK), or (ii) matters related to changes in federal tax laws.

      The Acquisition Agreement contains representations by AFC and ALBANK regarding: corporate and regulatory structure; corporate authority to enter into the Acquisition Agreement and the Fee Letter and to effect the Merger and the Bank Merger; the legality of the execution and performance by AFC, ALBANK and Interim Sub of the transactions contemplated by the Acquisition Agreement and the Fee Letter; the necessary regulatory approvals associated with the consummation of the transactions contemplated by the Acquisition Agreement; the timeliness and accuracy of reports filed with the SEC and other regulatory authorities; the absence of any judicial or administrative proceedings likely to materially hinder or delay the consummation of the transactions contemplated by the Acquisition Agreement; the adequacy of ALBANK's capital to effect the Merger; and certain other matters.

      The conditions precedent to the consummation of the Merger (other than the receipt of required regulatory approvals) can be waived by the benefitted party. Neither the Company nor AFC nor ALBANK has committed to grant any such waiver.

Effect on Employees

      The Acquisition Agreement provides that as of the Effective Time, all employees of the Company and its subsidiaries ("Company Employees") will become employees of ALBANK; however, ALBANK is not required by the Acquisition Agreement to continue the employment of any of the Company Employees. To the extent that ALBANK terminates the employment of any of the Company Employees, other than for cause, within twelve months following the Effective Time, the Acquisition Agreement provides for ALBANK to provide severance benefits comparable to those that would have been payable under the Company's severance plan in effect on the date of the Acquisition Agreement. Severance benefits for Company Employees who are parties to employment contracts with the Company as of the Effective Time will be governed by those contracts (and not the Company's general severance policy).

      In accordance with the terms of the Acquisition Agreement, the Company has terminated its Employee Stock Purchase Plan (the "ESPP").

Interests of Certain Persons in the Merger

      Certain members of the Board of Directors and executive officers of the Company may be deemed to have interests in the Merger in addition to their interests as stockholders generally. The Board of Directors of the Company was aware of these factors and considered them, among other matters, in approving the Acquisition Agreement and the transactions contemplated thereby.

      Employment and Change of Control Agreements. The Company has entered into a change of control contract with Edward J. Grover, President and Chief Executive Officer of the Company and the Bank, which extends through December 31, 1995 and automatically renews annually thereafter unless terminated by the Company or Mr. Grover not later than the preceding November 30th (the "Change of Control Contract"). In conjunction with the execution of the Acquisition Agreement, AFC, ALBANK and Mr. Grover have agreed to enter into an amended employment agreement to be effective as of the Effective Time (the "Employment Agreement").

      The Change of Control Contract provides that following a change of control of the Company or the Bank, if Mr. Grover's employment is terminated other than for specified causes or if Mr. Grover terminates his employment with the Company or the Bank for "good reason" (as specified), Mr. Grover will receive severance payments in amounts up to 2.99 times his average annual salary during the preceding five years. The estimated payout to Mr. Grover, if he were terminated in the first quarter of 1996, would be $473,417. Upon the effectiveness of the Employment Agreement, Mr. Grover will relinquish all rights under the Change of Control Contract.

      Pursuant to the Employment Agreement, Mr. Grover will be employed by ALBANK as Divisional President responsible for operations of ALBANK within what is now the market area of the Bank. The Employment Agreement provides for Mr. Grover to receive a base salary of $130,000 per annum (subject to annual review in accordance with ALBANK's standard review policies), a base bonus of $125,000 on the Effective Date and bonuses in the same amount on the first and second anniversaries of the Effective Date. In the event of a change of control of AFC or ALBANK, any remaining unpaid base bonuses will be immediately due and payable. The Employment Agreement further provides for discretionary annual incentive bonuses in accordance with ALBANK's bonus program as in effect from time to time. Mr. Grover will also be eligible to participate in the other ALBANK benefit plans available to other ALBANK officers holding equivalent positions.

      The Employment Agreement provides for ALBANK to issue to Mr. Grover on the Effective Date options to purchase 20,000 shares of AFC Common Stock pursuant to an AFC stock option plan, exercisable at the fair market value of AFC Common Stock on the Effective Date. These options will vest and become exercisable ratably over the succeeding five years such that options for the purchase of 20% of the shares of AFC Common Stock will vest and become exercisable in each of the five years; provided that in the event of a change of control of AFC or ALBANK, such options will be immediately exercisable.

      The term of the Employment Agreement is for two years following the Effective Date. If Mr. Grover's employment is terminated by ALBANK (other than for cause) or as a result of Mr. Grover's death during that term, the Employment Agreement provides for ALBANK to pay to Mr. Grover the entire remaining amount of base salary and base bonuses that would otherwise be payable over the remaining term up to a maximum of three times the base salary ($130,000 in the first year). In the event of a termination due to disability, ALBANK is further required to pay incentive bonuses that otherwise would have been payable for the remainder of the term. In the event of a termination for "cause" (defined as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, the willful violation of any law, rule or regulation (other than traffic violations and similar offenses), the imposition of a final cease and desist order or a material breach of any provision of the Employment Agreement), the Employment Agreement provides for the payment of only the base salary through the date of suspension (which shall precede a determination by the Board of Directors to terminate for cause under the Employment Agreement) and the termination of all other benefits and rights to compensation. Notwithstanding any other provision of the Employment Agreement, in no event shall the total compensation paid to Mr. Grover upon termination for any reason exceed three times Mr. Grover's average annual compensation based on the most recent five years.

      The Company has entered into change of control agreements with three other officers, George B. Williams, Executive Vice President and Chief Financial Officer, Marvin B. Elliott, Executive Vice President, and William T. Butler, Jr., Senior Vice President and Controller, under which each is entitled to receive specified percentages of their average annual salaries (including bonus) during the preceding five years in the event they are involuntarily terminated without cause or voluntarily terminated "for good reason" (as defined in such agreements) within a specified number of years of a "change of control" of the Company, which would include the Merger. While some employees of the Company or the Bank may eventually assume positions that carry the title of vice president or above, the only current officer of the Company and the Bank to whom ALBANK has offered a position as an officer of ALBANK is Mr. Grover. Unless ALBANK makes other employment arrangements with Messrs. Williams, Elliott and Butler, it may be obliged to make payments to these officers under their respective change of control agreements. The estimated potential payouts to Messrs. Williams, Elliott and Butler, if terminated during the first quarter of 1996, are $227,105, $116,736 and $69,884, respectively.

      Indemnification and Insurance. Pursuant to the Acquisition Agreement, AFC and ALBANK have agreed, for a period of three years following the Effective Date, to indemnify and hold harmless each present and former director and officer of the Company or its subsidiaries in connection with any litigation, proceeding or investigation arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or its subsidiaries at or prior to the Effective Time to the fullest extent permitted by the VBCA. In addition, the Acquisition Agreement provides for AFC and the Surviving Corporation to use their best efforts to maintain in effect for a period of three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (or substantially equivalent substitute policies) with respect to matters occurring prior to the Effective Time, provided that the annual premiums for such insurance do not exceed $95,000 per year.

      Advisory Board. ALBANK has agreed promptly following the Effective Time to establish and maintain for at least eighteen months the Advisory Board consisting of the members of the Company's Board of Directors who are willing to serve on the Advisory Board and such other members as ALBANK may appoint. The function of the Advisory Board will be to advise ALBANK and its subsidiaries on deposit and lending activities in the Bank's market area and to maintain and develop customer relationships. The Advisory Board will not be considered a part of, or be entitled to vote on actions taken by, ALBANK's Board of Directors. The Advisory Board will meet at least once each month, and each member (other than an officer or employee of AFC or its subsidiaries) will receive a fee of $875 for each meeting attended, provided that the total of such fees to each individual during any twelve-month period will not exceed $10,500.

      Stock Options. The directors and certain officers and key employees of the Company (38 directors, officers and employees in the aggregate) also hold options for the purchase (at exercise prices ranging from $3.375 to $12.25 per share) of an aggregate of 204,613 shares of Common Stock under the Option Plans, which as of the Effective Time, will be automatically converted into options to acquire, for the same price and on the same terms and conditions as are applicable under the stock options for each share of Common Stock, a number of shares of AFC Common Stock equal to the amount obtained by dividing
(i) the Merger Consideration by (ii) the closing bid price per share of AFC Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Date.

      Other than as set forth above, no director or executive officer of the Company has any direct or indirect material interest in the Merger, except insofar as the ownership of Common Stock might be deemed such an interest and, in the case of executive officers, benefits to which they are entitled pursuant to certain employee benefit plans of the Company on the same terms as generally are applicable to all participating employees.

Business Pending the Merger

      The Company has agreed in the Acquisition Agreement that, except as expressly provided in the Acquisition Agreement and except to the extent required by applicable law or by regulatory agencies, the Company and its subsidiaries will (a) conduct their businesses in the usual, regular and ordinary course consistent with prudent banking practice, (b) use their best efforts to maintain and preserve intact their business organization, properties, leases, franchises, employees and advantageous business relationships and retain the services of its officers and key employees, and
(c) not knowingly take any action which would materially adversely affect or delay the ability of the Company and ALBANK to obtain the regulatory approvals required for the consummation of the Merger and the Bank Merger, make any of the Company's representations or warranties untrue or incorrect if made or deemed to be made immediately thereafter or cause any of the conditions precedent to the Merger not to be satisfied.

      The Acquisition Agreement also contains certain restrictions on the conduct of the Company's business pending the consummation of the Merger. In particular, the Acquisition Agreement provides that, without the consent of ALBANK and except to the extent required by applicable law or by regulatory agencies, neither the Company nor any of its subsidiaries will, among other things, (i) amend or otherwise change its Articles of Association or By-Laws or amend, modify, terminate or fail to renew or use its best efforts to preserve the governmental permits and approvals necessary for the operation of the Bank's business; (ii) issue any shares of capital stock (except for up to 5,963 shares of Common Stock issuable through July 31, 1995 pursuant to the
ESPP), change the terms of any outstanding stock options or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement to acquire of any character relating to the authorized or issued capital stock of the Company or any of its subsidiaries, adjust, split, combine or reclassify any of its capital stock, or make, declare or pay any dividend (including any stock dividend) or make any other distribution (other than dividends or other distributions payable on capital stock of the Company's subsidiaries to the Company, cash dividends on the Common Stock declared and paid from dividendable earnings of the Company through December 31, 1995 in a manner consistent with the Company's dividend policies and practices as of June 20, 1995 in an amount not in excess of $.10 per share of Common Stock per quarter and, in the event that the Effective Date occurs after January 5, 1996, cash dividends on the Common Stock not in excess of $.11 per share per fiscal quarter, pro rated, in the case of the fiscal quarter in which the Effective Date occurs, on the basis of the number of calendar days actually elapsed during such fiscal quarter through the Effective Date) on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any share of its capital stock; (iii) make or acquire any specified types of derivative instruments, reverse repurchase agreements or other specified investments; (iv) lease, sell, transfer, pledge, assign, encumber or otherwise dispose of properties or assets having an aggregate book value or market value in excess of $250,000;
(v) dispose of or acquire the servicing rights with respect to any loan, lease or other extension of credit; (vi) (a) increase in any manner the compensation or benefits (including any severance or fringe benefits) of any of its employees, former employees, directors or former directors, or pay any pension or retirement allowance, in each case not required by any existing employee benefit plan, to any such employees, former employees, directors or former directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any employee benefit plan with or for the benefit of any employee, director, former employee or former director, other than normal increases in salary or wages for employees and contributions to employee benefit plans, in each case in the ordinary course of business consistent with past practice and following consultation with ALBANK, (b) voluntarily accelerate the vesting or exercisability of any stock options or other compensation or benefit, (c) enter into, terminate or amend or modify any employee benefit plan (other than amendments required in order to comply with applicable law), (d) hire any employee with an annual compensation in excess of $35,000 or enter into, terminate or amend or modify any employment, severance, consulting or change of control agreement, (e) make any discretionary contributions to any employee benefit plan, or (f) grant any incentive compensation or bonus to any employee except as set forth in a disclosure letter delivered by the Company to ALBANK at the time of the execution of the Acquisition Agreement (the "Disclosure Letter"); (vii) enter into, terminate or amend or modify in any material respect (a) any equipment lease, (b) branch office lease, or (c) material contract involving an aggregate payment by the Company or any of its subsidiaries under any such agreement, transaction or commitment of more than $50,000 or having a term of one year or more from the time of execution; (viii) settle for an amount exceeding $10,000 singly or $100,000 in the aggregate any claim, action or proceeding involving any material litigation, or waive or release any right or collateral or cancel or compromise any debt or claim in which such waiver, release, cancellation or compromise is in an amount exceeding $10,000 singly or $100,000 in the aggregate; (ix) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent) or other extension of credit, or make any commitment in respect of any of the foregoing, except, in the case of the Bank, loans, leases and other extensions of credit in an amount not exceeding (a) $203,150, in the case of loans which are for the sole purpose of acquiring or refinancing one- to four-family owner-occupied residences (provided, however, that the Bank may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such a loan), (b) in the case of commercial real estate loans or commercial and industrial loans: (A) $250,000, with no additional approval required, provided that each such loan is made in accordance with the Bank's established or approved lending policies and procedures, (B) $500,000, with the approval of the Bank's Loan Committee (including the approval of the President and Chief Executive Officer of the Bank) and (C) $2,500,000, with the approval of the Bank's Loan Committee (including the approval of the President and Chief Executive Officer of the Bank) and the Loan Committee of the Bank's Board of Directors and the approval of ALBANK, which shall be deemed given if, within seven business days after the Bank requests in writing that ALBANK provide such approval and furnishes to ALBANK a complete credit file on the proposed transaction, ALBANK shall not have responded in writing to such request, (c) $50,000, in the case of home equity loans, provided that each such loan is made in accordance with the Bank's established or approved lending policies and procedures or (d) $25,000, in the case of any other loans, leases and other extensions of credit (except for manufactured home, mobile home or similar loans, leases or other extensions of credit, each of which shall require the prior express consent of ALBANK); (x) acquire, merge or consolidate with, or purchase an equity interest in or a material amount of assets of, any business or any institution, bank, corporation, partnership, association or other business organization or division thereof (except in satisfaction of a debt previously contracted in good faith); organize, capitalize, lend to or otherwise invest in any subsidiary; enter into any joint venture agreement or similar alliance with any other person (including any branch lease, joint venture agreement or other agreement with respect to the sale of insurance, securities or brokerage or other services at the offices of the Company or any of its subsidiaries); or enter into any other transaction that would have the practical effect of an acquisition by any other person of an interest in the Company or any of its subsidiaries; (xi)
(a) incur any additional borrowings (except to the extent necessary to fund withdrawals of deposits, provided that the aggregate consolidated borrowings of the Company and its subsidiaries shall not, following such additional borrowings, exceed $75,000,000), (b) renew any borrowings reflected on the books and records of the Company or any of its subsidiaries on the date of the Acquisition Agreement (except for a term to maturity not in excess of six months, provided that the aggregate consolidated borrowings of the Company and its subsidiaries shall not, following such renewal, exceed $75,000,000), (c) pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any of its Subsidiaries in effect at the date of the Acquisition Agreement, or (d) incur any other material direct or contingent liabilities, other than in the ordinary course of business consistent with past customary practice; (xii) enter into any new lines of business, engage or participate in any material transaction (including, without limitation, opening or acquiring new branches, closing or relocating (or filing any application to close or relocate) existing branches and acquiring real or personal property); make capital expenditures in excess of $100,000 in the aggregate other than pursuant to binding commitments existing on the date of the Acquisition Agreement and other than expenditures necessary to maintain existing assets in good repair in accordance with the policies of the Company and its subsidiaries as in effect on the date of the Acquisition Agreement; (xiii) make any investment or commitment to invest in real estate or in any real estate development project, other than investments or commitments approved by the Company's Board of Directors prior to the date of the Acquisition Agreement; (xiv) except as requested by ALBANK or required by changes in generally accepted accounting principles, authorize or make any material change in any of its accounting policies, practices, standards or methods as in effect at March 31, 1995; (xv) make less stringent than as in effect on the date of the Acquisition Agreement its operational policies, activities or practices (including credit underwriting policies or standards of the Company or its subsidiaries and policies or practices of the Company and its subsidiaries with respect to lending, charge-off or classification of loans, securities or other investment or financial instruments, reserves and provisions for loan losses, the placement of loans, securities or other investment or financial instruments in non-accrual status, the making of investments, and liability management); (xvi) transfer any deposits to any person; solicit or accept deposits at a rate of interest that exceeds the generally prevailing effective yields on insured deposits of comparable maturity in its normal market area; or make any payment in respect of deposits other than in accordance with the terms of the applicable deposit agreements;
(xvii) decrease the allowance for possible loan losses of the Company and its subsidiaries from that shown in the 1994 Annual Report, except to the extent that the allowance is applied to a corresponding charge-off of a loan; or (xviii) solicit, encourage or enter into any agreement with respect to, or enter into any discussion leading to or with a view towards any such agreement with respect to, any of the foregoing.

      The Acquisition Agreement further requires the Company and its subsidiaries to: (i) preserve and enhance the goodwill of the Bank's customers and others having business relations with the Bank; (ii) confer, at such times and with such frequency as ALBANK may reasonably request, with one or more representatives of ALBANK to report operational matters of materiality or to obtain ALBANK's consent to appropriate matters or transactions and the general status of ongoing operations; and consult with ALBANK as to the making of any material decisions or the taking of any material actions with respect to such operations; (iii) maintain its properties (owned or leased) in customary repair, working order and condition; (iv) comply with all applicable law with respect to its business or operations; (v) keep in force at not less than their present limits all policies of insurance applicable to any aspect of its business or operations; (vi) make no material change in the customary terms, conditions, policies and practices upon which it does business; (vii) file in a due and timely manner all reports, returns and other documents required to be filed by it with all applicable governmental entities in respect of taxes, and, unless contesting the same in good faith after establishing reasonable reserves, pay when required to be paid all taxes indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties; (viii) permit ALBANK to communicate with, and to deliver information, brochures, bulletins, press releases and other communications reasonably acceptable to the Company to, depositors, borrowers and other customers of the Bank concerning the business and operations of ALBANK and the transactions contemplated by the Acquisition Agreement; (ix) permit ALBANK, at its request, to train Company Employees and, when practicable, excuse such Employees for reasonable periods of time from their duties for purposes of such training and orientation; provided, that the Company shall be responsible for, and shall continue, the salary and benefits of such Employees for the period that they are so excused from their duties; (x) if reasonably requested by ALBANK, conduct an environmental audit prior to foreclosure on any property concerning which the Company or any of its subsidiaries has knowledge that hazardous material was or is present, manufactured, generated, used, recycled, reclaimed, released, stored, treated or disposed of, and provide the results of such audit to, and consult with, ALBANK regarding the significance of such audit prior to foreclosure on any such property; (xi) prior to the Effective Date, cause all assets and liabilities of the Company (other than cash, short-term investments in securities which the Bank could hold directly under applicable law, and the capital stock of the Bank) to be sold, assigned or otherwise disposed of in a manner permitted by applicable law, on such terms and subject to such conditions as ALBANK shall approve; (xii)(a) utilize shares of Common Stock purchased in the open market (and not newly-issued shares) for the operation of the DRP with respect to any quarterly dividend declared prior to June 30, 1995, and (b) prior to the declaration by the Company of the next subsequent quarterly dividend, terminate the DRP; (xiii) effective as of the termination of the offering under the ESPP on July 31, 1995 and following the distribution to ESPP participants of the shares of Common Stock to be issued in such offering, terminate the ESPP; (xiv) use its best efforts to adopt operational policies, activities and practices, including credit underwriting policies and standards, and policies and practices with respect to lending, generally comparable to those established and adopted by ALBANK; (xv) prior to the Effective Date, prepare and deliver to ALBANK a full valuation of the post-retirement welfare plan benefits provided by the Company and its subsidiaries to their employees, former employees, directors and former directors; and (xvi) permit a representative of ALBANK to attend all meetings of the boards of directors of the Company and its subsidiaries, and of each committee of each such board, as an observer, and provide to ALBANK, at the same time as they are provided to members of any such board or committee, all reports and other documents which are so provided (whether in connection with a meeting or otherwise); provided, that the Company shall be entitled to exclude such representative from any meeting at which AFC, ALBANK or the transactions contemplated by the Acquisition Agreement are discussed (for the period of time during which such discussions take place), and shall be entitled to redact from reports and other documents provided to such representative hereunder information relating to AFC, ALBANK or the transactions contemplated the Acquisition Agreement. In addition, in the Acquisition Agreement the Company has agreed to afford ALBANK and its representatives with reasonable access to the books, records, properties and personnel of the Company and its subsidiaries and to such other information as ALBANK may reasonably request.

      In the Acquisition Agreement, AFC and ALBANK have agreed that except as otherwise provided in the Acquisition Agreement, and except to the extent required by applicable law or by regulatory agencies, during the period from the date of the Acquisition Agreement to the Effective Time, AFC and ALBANK shall not (i) take any action that would materially affect the ability of AFC and ALBANK to perform its covenants and agreements under the Acquisition Agreement or to consummate the transactions contemplated thereby, or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of the Company, AFC or ALBANK to obtain the regulatory approvals required for the consummation of the Merger and the Bank Merger, make any of AFC's or ALBANK's representations or warranties untrue or incorrect if made or deemed to be made immediately thereafter or cause any of the conditions to the consummation of the Merger not to be satisfied.

No Solicitation

      In the Acquisition Agreement, the Company has agreed that, without the prior written consent of ALBANK, neither it nor any of its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a "Competing Transaction" (as hereinafter defined); (ii) discuss with or enter into conversations with any person concerning any such transaction or proposal; or (iii) disclose any nonpublic information to any person concerning the Bank's business, afford any person access to the properties, books and records of the Company or any of its subsidiaries or otherwise assist or encourage any person in connection with any of the foregoing. For this purpose, a "Competing Transaction" means any of the following involving the Company or any of its subsidiaries: (i) a merger, consolidation, share exchange, business combination or similar transaction; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions; (iii) any sale of 10% or more of the shares of capital stock or of voting power (or securities convertible or exchangeable into or otherwise evidencing, or any agreement evidencing the right to acquire capital stock or voting power); (iv) any tender offer (including a self tender offer), exchange offer, sale of securities, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the shares of capital stock or of voting power or the filing of a registration statement in connection therewith; (v) any solicitation of proxies in opposition to the approval of the Plan of Merger by the Company's stockholders; (vi) the filing of an acquisition application (or the giving of an acquisition notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act with respect to the Company or the Bank; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock or of voting power; or
(viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

      Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from (i) furnishing or permitting its representatives to furnish information to any person that requests information as to the Company and its subsidiaries if (A) the Board of Directors, upon written advice of its outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under the VBCA, and (B) prior to furnishing such information to such person, the Company receives from such person an executed confidentiality agreement in reasonably customary form, or (ii) complying with rules promulgated under the Exchange Act relating to recommendations by the Company with respect to tender offers.

Certain Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax consequences of the Merger to the Company's stockholders. The discussion is based on current provisions of the Code, existing and proposed Treasury Regulations, current administrative rulings of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, and assumes that the Merger is carried out as described herein. If changes are made to current law or if the Merger is not carried out as described herein, the federal income tax consequences of the Merger may vary from those described in this summary. The discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a particular stockholder, nor does it address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws. In addition, it does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion also may not be applicable with respect to Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation. Accordingly, each stockholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger in his or her own particular tax situation and regarding state, local and foreign tax implications of the Merger and any tax reporting requirements of the Merger.

      Tax Treatment of the Company, AFC and ALBANK. The Merger will be treated as a sale of the Common Stock to ALBANK. Accordingly, the Company, AFC and ALBANK will recognize no gain or loss by reason of the Merger, and the basis and holding periods of assets held by the Company and ALBANK immediately before the Merger that continue to be held after the Merger will not change as a result of the Merger.

      Tax Consequences to the Company's Stockholders. A stockholder who exchanges his or her Common Stock for cash in the Merger will be treated as if the shares had been sold in a taxable transaction. Gain or loss realized will be recognized. The amount of gain or loss realized will be measured by the difference between the amount of cash received and the adjusted basis of the shares. Such gain or loss will be capital gain or loss, assuming the shares were a capital asset in the stockholder's hands at the time of the Merger, and will be long-term capital gain or loss if the stockholder has held the Common Stock for more than one year at the time of the Merger.

      A Company stockholder who exercises dissenters' rights with respect to his or her shares will be subject to tax on the receipt of the payments pursuant to Section 302 of the Code (taking into account the application of the stock attribution rules of Section 318 of the Code). In general, such stockholder will recognize capital gain or loss measured by the difference between the amount of cash received by such stockholder and the adjusted basis for his or her shares, assuming the shares are held by the stockholder as a capital asset.

      THE TAX DISCUSSION SET FORTH ABOVE IS A GENERAL DISCUSSION BASED UPON CURRENT LAW. THE INDIVIDUAL TAX CIRCUMSTANCES OF STOCKHOLDERS MAY VARY, AND, ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER LAWS.

Termination, Amendment, and Waiver

      The Acquisition Agreement may be terminated and the Merger abandoned prior to the Effective Time, either before or after its approval by stockholders of the Company: (i) by mutual consent duly authorized by majority votes of the entire Boards of Directors of ALBANK and the Company; (ii) by ALBANK or the Company, if the Board of Directors of the party seeking to terminate so determines by vote of a majority of the members of its entire Board, in the event of (a) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in the Acquisition Agreement, which failure or noncompliance is material in the context of the transactions contemplated by the Acquisition Agreement, or (b) any inaccuracies or omissions in the representations or warranties of the other party contained in the Acquisition Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on such other party; in either case which has not been or cannot be cured within thirty (30) calendar days after written notice thereof is given by the party seeking to terminate to such other party; (iii) by ALBANK or the Company, by written notice to the other party if either (a) any approval, consent or waiver of a governmental entity required to permit consummation of the transactions contemplated hereby shall have been denied or is subject to any condition or requirement which ALBANK reasonably deems to be materially adverse or materially burdensome or to substantially deprive ALBANK of the benefits which it anticipates to receive in the Merger and the Bank Merger, or (b) any governmental entity of competent jurisdiction shall have issued an order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Acquisition Agreement; (iv) by ALBANK or the Company, if the Board of Directors of the party seeking to terminate so determines by vote of a majority of the members of its entire board, in the event that (a) the Merger is not consummated by April 30, 1996, or (b) the meeting of the Company's stockholders to approve the Plan of Merger is held and the holders of Common Stock shall fail to approve the Plan of Merger thereat (or any adjournment thereof); unless in either case the failure of such occurrence is due to the failure to perform or comply with any term contained in the Acquisition Agreement by the party seeking to terminate; (v) by ALBANK by written notice to the Company in the event that there has occurred an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on the Company; provided, that ALBANK shall have given the Company thirty (30) calendar days' prior written notice of such termination, and the Company shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period; or (vi) by ALBANK, by written notice to the Company upon the occurrence of any of the following: (a) the Company's Board of Directors shall have recommended any Competing Transaction or shall have entered into an agreement with respect to, authorized, proposed or publicly announced its intention to enter into, any Competing Transaction; (b) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to ALBANK its authorization, approval or recommendation of the Acquisition Agreement or the Merger, or shall have resolved to do the same, unless such withdrawal or modification results solely from a material breach by ALBANK or any material obligation, covenant or agreement of ALBANK contained in the Acquisition Agreement which ALBANK fails to cure within thirty calendar days after notice thereof is received from the Company; (c) upon request to reaffirm the Company's approval or recommendation of the Acquisition Agreement or the Merger, the Board of Directors of the Company shall fail to do so within thirty calendar days after such request is made; or (d) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than ALBANK or any of its subsidiaries) acquires more than 10% of the voting power of the Company or all or any material portion of the assets of the Company (including through any merger or business combination).

      Prior to the Effective Time, any provision of the Acquisition Agreement may be (i) waived by the party benefitted by the provision or (ii) amended or modified at any time by an agreement in writing among the parties approved by their respective boards of directors, except that, after the approval by the stockholders of the Company, no amendment may be made that reduces or changes the form and amount of compensation payable pursuant to the Acquisition Agreement and Plan of Merger or which in any way materially adversely affects the rights of stockholders without stockholder approval thereof.

      In the event of the termination of the Acquisition Agreement by either the Company or ALBANK, the Acquisition Agreement shall thereafter become void and have no effect, and there shall be no liability on the part of any party thereto or their respective officers or directors, except that the provisions of the Acquisition Agreement relating to confidential information shall remain in effect. Following termination, each party will continue to be responsible for its own expenses. See "--Fee Letter".

Fee Letter

      Simultaneously with the execution of the Acquisition Agreement, AFC, ALBANK and the Company executed the Fee Letter, pursuant to which the Company has agreed to pay to ALBANK a termination fee in the amount of $3,500,000 in the event that the Acquisition Agreement is terminated following or contemporaneously with the occurrence of one of the following "trigger events":

            (i) the Company (or its Board of Directors) shall have recommended any Competing Transaction (as such term is described under "--No Solicitation") or shall have entered into a contract, agreement, obligation, instrument, understanding or arrangement with respect to, authorized, proposed or publicly announced its intention to enter into, any Competing Transaction; or

            (ii) (A) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to ALBANK its authorization, approval or recommendation of the Acquisition Agreement, the Plan of Merger or the Merger, or shall have resolved to do the same, and (B) any proposal to enter into a Competing Transaction shall have been made at any time after the date of the Acquisition Agreement and before the date occurring six
      (6) months following such withdrawal, adverse modification or resolution;
      or

            (iii) (A) the Plan of Merger shall not have been approved at a meeting of the Company's stockholders held for that purpose or such a meeting shall not have been held or shall have been cancelled prior to termination of the Acquisition Agreement in accordance with its terms, and (B) any proposal to enter into a Competing Transaction shall have been made at any time after the date of the Acquisition Agreement and before the date occurring six (6) months following the date of such stockholder meeting or such termination of the Acquisition Agreement, as the case may be.

      Except as provided in the Fee Letter, each party to the Acquisition Agreement will bear all expenses incurred by it in connection with the Acquisition Agreement and the transactions contemplated thereby.

Dissenters' Rights

      Pursuant to Chapter 13 of the VBCA, Title 11A, V.S.A. [SECTION][SECTION]
13.01 et. seq. ("Chapter 13"), any holder of shares of Common Stock who objects to the Merger is entitled to dissent from the Merger and to have the fair value of such shares ("Dissenting Stock") as determined by the Company, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Chapter 13. Failure to take any steps set forth in Chapter 13 in connection with the exercise of such rights may result in termination or waiver thereof.

      The following is a summary of the statutory procedures required to be followed by a holder of Dissenting Stock (a "dissenting stockholder") in order to exercise his or her rights under Vermont law. This summary is qualified in its entirety by reference to Chapter 13, the text of which is attached as Annex D to this Proxy Statement.

      If a stockholder elects to exercise dissenters' rights with respect to the Merger, such stockholder must (i) file with the Company prior to the vote on the approval of the Plan of Merger at the Special Meeting a written notice of intention to demand payment for his or her shares if the Merger is effectuated and (ii) not vote in favor of approval of the Plan of Merger. The written notice required to be delivered to the Company by a dissenting stockholder is in addition to and separate from any proxy or vote against the Merger. Neither voting against nor failure to vote for the Merger will constitute the written notice required to be filed by a dissenting stockholder. Failure to vote against the Merger, however, will not constitute a waiver of rights under Chapter 13, provided that a written objection has been properly filed. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the Merger and will be deemed a waiver of dissenters' rights. See "The Special Meeting -- Voting, Revocation, and Solicitation of Proxies."

      A beneficial stockholder may assert dissenters' rights as to shares held on his or her behalf only if (i) such stockholder submits to the Company the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights and (ii) such stockholder does so with respect to all shares of Common Stock of which he or she is the beneficial owner or over which he or she has the power to direct the vote. A record holder of shares of Common Stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such owner if the record holder notifies the Company in writing of the name and address of each such person on whose behalf such record holder asserts dissenters' rights. All notices of intention to demand payment should be addressed to George B. Williams, Secretary, Marble Financial Corporation, 4 Merchants Row, Rutland, Vermont 05702.

      If the Plan of Merger is approved, the Company is obligated to give written notice to each dissenting stockholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the Plan of Merger no later than 10 days after the Effective Date. The notice must be accompanied by a copy of Chapter 13 and must (i) state where a demand for payment must be sent and where and when Certificates representing Dissenting Stock must be deposited in order to obtain payment, (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (iii) be accompanied by a form demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed Merger (June 20, 1995) and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the Dissenting Stock before that date and
(iv) set a date by which the Company must receive the payment demand, which date shall not be less than 30 days nor more than 60 days after the date the notice is delivered.

      A dissenting stockholder who fails to demand payment or to deposit Certificates for Dissenting Stock as required shall have no right under Chapter 13 to receive payment for the Dissenting Stock.

      Unless the Merger has been effected and the Company has made the payment required below within 60 days after the date for demanding payment and depositing Certificates for Dissenting Stock, the Company shall return any Certificates for Dissenting Stock so deposited and release any transfer restrictions imposed on uncertificated shares. If such Dissenting Stock has been returned and such transfer restrictions have been released by the Company, the Company may at a later time send a new notice conforming to the requirements herein described.

      Upon consummation of the Merger, the obligations of the Company under Chapter 13 will be assumed by the Surviving Corporation.

      As soon as the Merger has been consummated, or upon receipt of demand for payment if the Merger has already been consummated, the Company shall remit to each dissenting stockholder who has made proper demand and deposited his or her Certificates with the Company the amount which the Company deems to be the fair value of his or her Dissenting Stock, with accrued interest, if any, accompanied by (i) the Company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, (ii) an income statement and a statement of changes in stockholders' equity for such fiscal year, (iii) the Company's latest available interim financial statements, if any, (iv) a statement of the Company's estimate of the fair value of the Dissenting Stock and how such estimate was calculated, (v) an explanation of how interest (if any) was calculated and (vi) a statement of the dissenting stockholders' right to demand payment pursuant to 11A V.S.A. [SECTION] 13.28, together with a copy of Chapter 13. "Fair value" of Dissenting Stock means the value of such stock immediately before the Effective Time, excluding any change in value in anticipation of the Merger unless such exclusion would be inequitable (which fair value may be more, less, or the same as the Merger Consideration).

      If (i) the Company fails to remit such fair value to a dissenting stockholder within 60 days after the date set for demanding payment, (ii) a dissenting stockholder believes the amount so remitted or offered to be less than fair value of such holder's Dissenting Stock (or that the interest, if any, is not correct), or (iii) the Company does not complete the Merger and fails to return any deposited Certificates for Dissenting Stock or release any transfer restrictions imposed on uncertificated shares, the affected dissenting stockholder may reject the Company's offer and send the Company such stockholder's own estimate of fair value (and interest, if any) and demand payment of the deficiency. If the dissenting stockholder does not file the estimate within 30 days of when the Company made or offered payment for the Dissenting Stock, such stockholder shall be entitled to no more than the amount remitted.

      Within 60 days after a demand for payment of a deficiency, if the demand remains unsettled, the Company shall commence a proceeding in the Superior Court of Rutland County, Vermont (the "Court") and petition the Court to determine the fair value of the Dissenting Stock and accrued interest. The Company shall make all dissenting stockholders whose demands have not been settled parties to such action, and all parties shall be served a copy of the complaint. The Court shall determine the fair value of the Dissenting Stock and each dissenting stockholder shall be entitled to judgment for the amount, if any, by which the amount previously remitted by the Company is exceeded by the Court's determination of fair value, plus interest. If the Company does not file a petition within 60 days, each dissenting stockholder who has made demand and who has not settled his or her claim shall be entitled to receive the amount demanded with interest.

      There are no specific valuation methods prescribed under Vermont law to which the Court would be bound in determining fair value. The Court would consider the evidence which it deemed relevant and material and render its decision based on that evidence.

      The Company may elect to withhold remittances to any dissenting stockholder who did not own his or her shares before June 20, 1995, the day the Merger was announced. With respect to these shares, upon consummation of the Merger, the Company shall give its fair value estimate and explain the basis thereof and offer to pay the amount plus accrued interest to such holders who agree to accept it in full satisfaction of their demands. If the dissenting stockholder disagrees, he or she may within 30 days mail the Company his or her estimate and demand payment. If the dissenting stockholder fails to mail such a response, he or she is entitled only to the Company's offer. If demand is made and remains unsettled, further proceedings shall follow the procedures for judicial appraisal of shares set forth above.

      Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the Court and assessed against the Company, except that the Court may assess any part of such costs and expenses to all or some of the dissenting stockholders who are parties and whose action the court finds to be arbitrary, vexatious, or not in good faith in demanding payment under Section 13.28 of Chapter 13. Fees and expenses of counsel and experts for the respective parties may be assessed against the Company if the Court finds it failed to comply substantially with the requirements of Chapter 13 or may be assessed against any other party if such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 13. If the Court finds that the services of counsel for any dissenting stockholder are of substantial benefit to other dissenting stockholders similarly situated and that the fees for those services should not be assessed against the Company, the Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenting stockholders who were benefitted.

                     INFORMATION CONCERNING THE COMPANY

      The Company is a Vermont-chartered bank holding company registered under the BHCA, and was formed in 1986 in order to hold all of the capital stock of the Bank. The Bank was organized in 1883 under the name "Marble Savings Bank". The Company acquired 100% of the stock of the Bank upon the conversion of the Bank from a Vermont-chartered mutual to a Vermont-chartered stock savings bank in September, 1986.

      The Bank provides a full range of commercial and consumer banking services through seven banking offices located in central and southern Vermont. The Bank has offices in Rutland, Castleton, Norwich, Shelbourne, Springfield, White River Junction and Woodstock. In addition to offering residential mortgage and consumer loans, the Bank serves a wide variety of businesses, ranging from small, family-owned operations to medium-sized corporations. A full range of business credit services is offered by the Bank, including lines of credit, term loans, revolving loans, equipment and inventory financing, lease financing and commercial mortgages.

      At June 30, 1995 (unaudited), the Company had $413 million of total assets, $371 million of total liabilities, including $312 million of deposits, and $42 million of stockholders' equity.

      The Bank is subject to examination, regulation and supervision by the Commissioner of the Vermont Department of Banking, Insurance and Securities and the FDIC. The Bank's deposits are insured up to applicable limits by the BIF. The Bank is also a member of the Federal Home Loan Bank of Boston and is subject to its rules, and is also subject to limited regulation by the Federal Reserve Board with respect to reserves required to be maintained against deposits and certain other matters.

      The following table sets forth information regarding the share holdings of Common Stock by the directors and executive officers of the Company. Some of the information has been obtained from the Company's records, and some has been supplied by the persons listed.

                                         Shares of Common
                                         Stock Beneficially   Percent of
                                         Owned on             Outstanding Shares
Name                                     The Record Date(1)   (If Over 1%)
----------------------------------------------------------------------------------

Directors:

Alfred J. Beauchamp                       15,010
Bruce K. Belden                           49,710(2)            1.4%
Patrick W. Boylan                         19,099
S. Stacey Chapman, III                    17,260(3)
George C. Grant, Jr.                      16,038
Edward J. Grover                          58,563(4)            1.6%
Pamela A. Lafayette                       19,000
John R. Pfeffer                          113,000               3.2%
Paul E. Roche                             24,000(5)


William B. Wright                         64,710(6)            1.8%


Other Executive Officers:

George B. Williams                        40,292(7)            1.1%
Marvin B. Elliott                         21,593


All Directors and Officers as a group    458,275              12.9%



<F1> Shares of the Company beneficially owned. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. Included are shares owned by spouses and relatives living in the same house as to which beneficial ownership may be disclaimed and shares which may be obtained under the Option Plans.
<F2> Includes 10,870 shares owned with or by a spouse and 10,828 shares owned by the Belden Company, Inc., of which Mr. Belden is president.
<F3> Includes 2,250 shares owned with or by a spouse.
<F4> Includes 3,400 shares owned with or by a spouse and 2,000 shares owned by children.
<F5> Includes 15,000 options granted under the Option Plans, only 2,500 of which will be assumed by AFC and converted into options for the purchase of AFC Common Stock.


<F6> Includes 3,200 shares owned with or by a spouse.


<F7> Includes 7,300 shares owned with or by a spouse and 200 shares owned by a spouse and children.

                             --------------------

             INFORMATION CONCERNING AFC, ALBANK AND INTERIM SUB

      AFC is a Delaware corporation registered as a savings and loan holding company under the HOLA, which was formed to hold all of the capital stock of ALBANK.

      ALBANK was organized as the second mutual savings bank in New York State in 1820 and is currently the oldest operating savings bank in the state. In 1982, ALBANK converted to a federally chartered mutual savings bank, retaining the broader investment powers available to a New York State chartered mutual savings bank. In April 1992, ALBANK completed its conversion from mutual to stock form.

      At June 30, 1995, ALBANK had 57 banking offices, 48 of which are located in 17 upstate New York counties and nine of which are located in the metropolitan area of Springfield, Massachusetts. Effective on June 10, 1995, ALBANK changed its name from Albany Savings Bank, FSB.

      ALBANK's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in various loan products, mortgage-backed securities, U.S. Government and federal agency securities and other investments in securities. With regard to loans, ALBANK originates and purchases primarily one- to four- family adjustable rate mortgage loans. ALBANK's results of operations are dependent primarily on net interest income, provisions for loan losses, the level of noninterest income earned and noninterest expense incurred and the effect of income taxes. ALBANK's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

      At June 30, 1995 (unaudited), ALBANK had assets of $3.0 billion, liabilities of $2.7 billion, including deposits of $2.6 billion. ALBANK currently intends to fund the payment of the Merger Consideration and other expenses in connection with the Merger from cash on hand. ALBANK may utilize funds from the sale of investment securities held for sale, or, in whole or in part, from borrowings, including Federal Home Loan Bank advances, collateralized repurchase agreements or other sources of borrowed funds. ALBANK does not intend to issue debt securities to fund the transaction.

      At June 30, 1995 (unaudited), AFC had consolidated assets of $3.0 billion, consolidated liabilities of $2.7 billion and stockholders' equity of $319.5 million.

      ALBANK and AFC are subject to examination, regulation and supervision by the OTS and the FDIC. ALBANK's deposits are insured up to applicable limits by the SAIF, except for approximately 22.3% of deposits that are insured by the BIF. ALBANK is a member of the Federal Home Loan Bank of New York and is subject to its rules and is also subject to limited regulation by the Federal Reserve Board with respect to reserves required to be maintained against deposits and certain other matters.

      Interim Sub will be a Vermont corporation organized solely for the purpose of effecting the Merger and will be merged with and into the Company in the Merger. It is not anticipated that Interim Sub will conduct any business or have any significant assets prior to the Merger.

        ANNUAL REPORT TO STOCKHOLDERS; QUARTERLY REPORT ON FORM 10-Q

      Copies of (i) the 1994 Annual Report and (ii) the Form 10-Q accompany this Proxy Statement. The 1994 Annual Report is not part of the proxy solicitation materials except to the extent incorporated herein by reference. See "Incorporation by Reference" below.

      Upon receipt of a written or oral request, the Company will furnish to any stockholder, without charge, copies of the documents incorporated herein by reference (see "Incorporation By Reference") and the exhibits to the Form 10-Q. Such requests should be directed to George B. Williams, Secretary, Marble Financial Corporation, 47 Merchants Row, Rutland, Vermont 05702, telephone number: (802) 775-0025. A copy will be sent by first class mail or other equally prompt means within one business day of the receipt of such request.

                         INCORPORATION BY REFERENCE

      Pursuant to the rules and regulations under the Exchange Act, the following documents are incorporated herein by reference thereto: (i) the 1994 Annual Report (other than the inside cover pages thereto and pages 1, 2, 39 and 40); (ii) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (iv) the Form 10-Q; and (v) the Current Report of the Company on Form 8-K filed on July 10, 1995. The 1994 Annual Report does not constitute proxy solicitation material except to the extent that portions thereof are specifically incorporated by reference herein.

                            STOCKHOLDER PROPOSALS

      If the Merger has not been consummated prior to the Company's 1996 Annual Meeting of Stockholders, which is currently scheduled to be held in May, 1996, any proposal intended to be presented by any stockholder for action at the 1996 Annual Meeting of Stockholders of the Company must be received at the executive offices of the Company, 47 Merchants Row, Rutland, Vermont 05702 not later than December 5, 1995 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1996 Annual Meeting.

                                OTHER MATTERS

      Management knows of no other matters to be brought before the Special Meeting. However, should any other matter requiring a vote of the stockholders properly come before the Special Meeting, the persons named in the enclosed proxy intend to vote the proxy in accordance with their best judgment, discretionary authority to do so being included in the proxy; provided, however, that no proxy which is voted against the proposal to approve the Plan of Merger will be voted in favor of any motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

                                       By  Order of the Chairman of the Board
                                           and the President



                                           GEORGE B. WILLIAMS
                                           Secretary


                                                                      ANNEX A






                        AGREEMENT AND PLAN OF MERGER


                          DATED AS OF JUNE 20, 1995


                                BY AND AMONG


                        ALBANK FINANCIAL CORPORATION,


                                 ALBANK, FSB


                                     AND


                        MARBLE FINANCIAL CORPORATION




                              TABLE OF CONTENTS

                                  ARTICLE I
                                 THE MERGER

Section 1.01   Structure of the Merger                                   A--4
Section 1.02   Effect on Outstanding Shares                              A--4
Section 1.03   Exchange Procedures                                       A--5
Section 1.04   Options                                                   A--6
Section 1.05   Bank Merger                                               A--6
Section 1.06   Alternative Structure                                     A--7

                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

Section 2.01   Representations and Warranties of the Seller              A--7
Section 2.02   Representations and Warranties of the Parent and the
                Purchaser                                                A--23

                                 ARTICLE III
                         CONDUCT PENDING THE MERGER


Section 3.01   Conduct of the Seller's Business Prior to the Effective
                Time                                                     A--25
Section 3.02   Forbearance by the Seller                                 A--26
Section 3.03   Affirmative Covenants of the Seller                       A--29
Section 3.04   Conduct of the Parent's and the Purchaser's Business
                Prior to the Effective Time                              A--30

                                 ARTICLE IV
                                  COVENANTS

Section 4.01   Acquisition Proposals                                     A--31
Section 4.02   Certain Policies of the Seller; Balance Sheet             A--32
Section 4.03   Employees                                                 A--32
Section 4.04   Access and Information                                    A--32
Section 4.05   Certain Filings, Consents and Arrangements                A--33
Section 4.06   Antitakeover Provisions                                   A--33
Section 4.07   Additional Agreements                                     A--33
Section 4.08   Publicity                                                 A--34
Section 4.09   Stockholder Meeting                                       A--34
Section 4.10   Proxy Statement                                           A--34
Section 4.11   Notification of Certain Matters                           A--34
Section 4.12   Indemnification                                           A--35
Section 4.13   Reports                                                   A--36
Section 4.14   Advisory Board                                            A--36

                                  ARTICLE V
                         CONDITIONS TO CONSUMMATION

Section 5.01   Conditions to Each Party's Obligations to Effect
                the Merger                                               A--37
Section 5.02   Conditions to the Obligations of the Parent and the
                Purchaser to Effect the Merger                           A--37
Section 5.03   Conditions to the Obligations of the Seller to Effect
                the Merger                                               A--38

                                 ARTICLE VI
                                 TERMINATION

Section 6.01   Termination                                               A--39
Section 6.02   Effect of Termination                                     A--40

                                 ARTICLE VII
                  CLOSING, CLOSING DATE AND EFFECTIVE TIME

Section 7.01   Closing Date and Effective Time                           A--40
Section 7.02   Deliveries at the Closing                                 A--41

                                ARTICLE VIII
                                OTHER MATTERS

Section 8.01   Certain Definitions; Interpretation                       A--41
Section 8.02   Non-Survival of Representations, Warranties, Covenants
                and Agreements                                           A--41
Section 8.03   Amendment                                                 A--41
Section 8.04   Waiver                                                    A--41
Section 8.05   Counterparts                                              A--42
Section 8.06   Governing Law                                             A--42
Section 8.07   Expenses                                                  A--42
Section 8.08   Notices                                                   A--42
Section 8.09   Entire Agreement; Etc.                                    A--43
Section 8.10   Assignment                                                A--43

ANNEXES
Annex 1        Plan of Merger                                            A--44
Annex 2        Form of Accountants' Procedures Letter                    A--47



      AGREEMENT AND PLAN OF MERGER, dated as of June 20, 1995 (this "Agreement"), by and among ALBANK FINANCIAL CORPORATION, a Delaware corporation (the "Parent"), ALBANK, FSB, a federally chartered stock savings bank (the "Purchaser"), and MARBLE FINANCIAL CORPORATION, a Vermont corporation (the "Seller").

                           INTRODUCTORY STATEMENT

      The Boards of Directors of the Parent, the Purchaser and the Seller have approved, and deem it advisable and in the best interests of their respective companies and their stockholders, employees, customers and communities in which they operate to consummate, the business combination transactions provided for herein.

      The Parent, the Purchaser and the Seller desire to make certain representations, warranties and agreements in connection with the business combination transactions provided for herein and to prescribe various conditions to such transactions.

      In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  ARTICLE I
                                 THE MERGER

      Section 1.01 Structure of the Merger. The Purchaser shall cause a de novo corporation ("Interim") to be organized under the laws of the State of Vermont as a wholly owned subsidiary of the Purchaser. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 7.01), Interim will merge (the "Merger") with and into the Seller, with the Seller being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Vermont Business Corporation Act (the "VBCA") and pursuant to the terms and conditions of a plan of merger to be entered into among the Parent, the Purchaser, Interim and the Seller in the form attached hereto as Annex 1 (the "Plan of Merger"). The Merger shall not be effective unless and until approved by the Office of Thrift Supervision ("OTS") and, if required, the Commissioner of Banking, Insurance, and Securities of the Vermont Department of Banking, Insurance, and Securities (the "Vermont Commissioner"), and unless and until all of the conditions to consummation of the Merger set forth in this Agreement shall have been satisfied or waived. The separate corporate existence of Interim shall thereupon cease. The Surviving Corporation shall continue to be governed by the VBCA and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the articles of association and bylaws of the Seller shall be amended in their entirety to conform to the articles of association and bylaws of Interim in effect immediately prior to the Effective Time and shall become the articles of association and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.

      Section 1.02 Effect on Outstanding Shares. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the Seller's common stock, $1.00 par value (the "Seller Common Stock"), issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held as treasury stock of the Seller, and (iii) Dissenting Shares, as defined in paragraph (c) of this Section 1.02) shall become and be converted into the right to receive $18.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, each share of Seller Common Stock held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and each share of Seller Common Stock held as treasury stock of the Seller shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

      (b) The shares of common stock of Interim issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

      (c) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the adoption of the Plan of Merger and comply with all of the relevant provisions of Chapter 13 of the VBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the VBCA), but shall instead be entitled to all applicable dissenters' rights as are prescribed by the VBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Seller Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Seller shall give the Purchaser (i) prompt notice of any written demands for payment for any capital stock of the Seller under Chapter 13 of the VBCA, attempted withdrawals of such demands, and any other instruments served pursuant to the VBCA and received by the Seller relating to dissenters' rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters' rights under the VBCA. The Seller shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for payment for capital stock of the Seller under Chapter 13 of the VBCA, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      Section 1.03 Exchange Procedures. (a) At and after the Effective Time, each certificate (each, a "Certificate") previously representing shares of the Seller Common Stock (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration in cash, without interest.

      (b) Immediately after the Effective Time, the Purchaser shall mail or deliver to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Purchaser, which shall be in a customary form; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate or Certificates to the Purchaser, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of the Seller, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Purchaser, accompanied by documents sufficient, in the discretion of the Purchaser, (i) to evidence and effect such transfer, and (ii) to evidence that all applicable stock transfer taxes have been paid. The Purchaser shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Purchaser determines is required under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

      (c) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.03.

      (d) If any Certificates shall not have been surrendered to the Purchaser by the date two (2) years after the Effective Time (or by such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall thereupon, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any such person previously entitled thereto. Notwithstanding the foregoing, none of the Purchaser, the Surviving Corporation or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Purchaser shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      Section 1.04 Options. (a) At the Effective Time each outstanding option to purchase a share of Seller Common Stock (a "Seller Stock Option") issued pursuant to the Marble Financial Corporation 1986 Stock Option Plan and the Marble Financial Corporation 1994 Stock Option Plan (together, the "Seller Option Plans"), whether or not exercisable or vested, shall be assumed by the Parent as hereinafter provided. Each Seller Stock Option to acquire one share of Seller Common Stock shall be deemed to constitute an option to acquire, for the same price and on the same terms and conditions as are applicable under such Seller Stock Option with respect to one share of Seller Common Stock, a number of shares of common stock, $.01 par value, of the Parent ("Parent Common Stock") equal to the amount obtained (rounded up or down, as the case may be, to the nearest one hundredth of a share) by dividing (i) the Merger Consideration by (ii) the closing bid price per share of Parent Common Stock as reported on the Nasdaq Stock Market, Inc.'s National Market on the trading day immediately preceding the Closing Date.

      (b) On or prior to the Closing Date (as defined in Section 7.01), the Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to the Seller Stock Options (the "Option Registration Statement").

      Section 1.05 Bank Merger. Immediately following the Effective Time, in such form and manner as the Purchaser shall determine, the following transactions (collectively, the "Bank Merger") shall be effected in the following order (except as the Purchaser may otherwise direct): first, the Purchaser and the Surviving Corporation shall enter into a plan of liquidation (which shall be a plan of liquidation and dissolution of the Surviving Corporation for purposes of Section 332(b) of the Code) pursuant to which, as promptly as practicable after the Effective Time, the Surviving Corporation shall be liquidated and dissolved, with all assets thereof (including the outstanding shares of capital stock of Marble Bank, a Vermont state-chartered savings bank and a wholly owned subsidiary of the Seller ("Marble")) vesting in the Purchaser (such liquidation, dissolution and vesting to be effected, at the election of the Purchaser, by means of a merger of the Surviving Corporation with and into the Purchaser); and, second, immediately following such liquidation, dissolution and vesting, the Purchaser, as a stockholder of Marble, and Marble shall enter into a plan of merger (which shall be a plan of liquidation of Marble for purposes of Section 332(b) of the Code) pursuant to which Marble shall be merged with and into the Purchaser, all pursuant to and with the effect set forth in the rules and regulations of the OTS ("OTS regulations") and, if required, the rules and regulations of the Vermont Commissioner.

      Section 1.06 Alternative Structure. The parties recognize that it is possible that one or more courts, administrative agencies or commissions or other governmental entities, authorities or instrumentalities (each, a "governmental entity") may require that the transactional steps comprising the acquisition of the Seller by the Purchaser be structured in a manner different from that reflected in this Article I. If such a requirement is imposed, the Seller agrees, at the request of the Purchaser, to cooperate in such restructuring; provided, however, that such restructuring must involve
(i) a cash payment per share of Seller Common Stock (other than as provided in Section 1.02(a)) not less than the Merger Consideration, and (ii) the agreements of the Parent and the Purchaser set forth in Sections 4.03, 4.12 and 4.14; and provided, further, that the Purchaser shall be under no obligation to structure such acquisition in any manner other than as contemplated by this Agreement.

                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

      Section 2.01 Representations and Warranties of the Seller. The Seller represents and warrants to the Parent and the Purchaser as of the date hereof and on and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date) that, except as specifically disclosed in a letter of the Seller delivered to the Purchaser prior to the execution hereof (and making specific reference to the Section or Sections of this Agreement for which an exception is taken) (such letter, the "Disclosure Letter"):

            (a) Organization. (i) The Seller is a corporation duly organized, validly existing and in good standing under the VBCA and is a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Seller does not engage in any business or activity other than the holding of its assets (including the capital stock of Marble).

            (ii) Marble is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of Vermont. Marble is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. The deposits of Marble are insured to the maximum extent permitted by the FDIA by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). Marble is a member in good standing of the Federal Home Loan Bank of Boston, and has purchased all stock ("Federal Home Loan Bank Stock") and paid all membership and other fees and assessments required in connection therewith. Neither the State of Vermont nor the FDIC has appointed a conservator for Marble.

            (iii) Each Subsidiary of the Seller other than Marble is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary," when used with respect to any person, means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes or more than 25% of any class of voting securities of which are held, directly or indirectly, by such person.

            (iv) The Disclosure Letter sets forth all of the Subsidiaries of the Seller and all other entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which the Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each, as of such date, (A) its jurisdiction of organization, (B) the date of its incorporation, (C) the location of its chief executive office, (D) its capitalization (including a list of the record holders of securities of each Subsidiary), (E) a summary of its lines of business (including whether such Subsidiary is active or inactive), and (F) its most recent balance sheet and income statement. Except for directors' qualifying shares, the Seller owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of the Seller other than Marble is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by the Seller or by another Subsidiary of the Seller are duly authorized, validly issued and outstanding, fully paid, nonassessable and not subject to any preemptive rights, and are owned of record and beneficially by the Seller or a Subsidiary of the Seller, free and clear of any claims, liens, encumbrances, pledges, security interests, charges, claims or restrictions ("Liens"), other than those imposed by applicable federal and state securities laws, and there are no contracts, agreements, obligations, instruments, understandings or arrangements (collectively, "agreements") with respect to the voting or disposition of any such shares so held.

            (v) Each of the Seller and its Subsidiaries, including Marble, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such failure to qualify or be in such good standing which, when taken together with all such failures, would not have a Material Adverse Effect (as such term is defined in Section 2.01(i)) on the Seller. Neither the Seller nor any of its Subsidiaries engages or has engaged in any trust or other fiduciary activity.

            (b) Capital Structure. (i) The authorized capital stock of the Seller consists of eight million (8,000,000) shares of Seller Common Stock and one million (1,000,000) shares of preferred stock, $1.00 par value, of the Seller ("Seller Preferred Stock"). As of the date of this Agreement: (A) 3,338,038 shares of Seller Common Stock and no shares of Seller Preferred Stock are issued and outstanding, (B) no shares of Seller Common Stock or Seller Preferred Stock are reserved for issuance, other than 211,113 shares of Seller Common Stock reserved for issuance pursuant to the Seller Option Plans, and (C) no shares of Seller Common Stock are held by the Seller in its treasury or by its Subsidiaries. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Disclosure Letter sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been issued pursuant to the Seller Option Plans, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

            (ii) Except for this Agreement and as set forth in the Disclosure Letter, neither the Seller nor any of its Subsidiaries is a party to or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Seller or any of its Subsidiaries or obligating the Seller or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. There are no outstanding contractual obligations of the Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries is a party to, or to the best of its knowledge, bound by, any agreement, or any note, debenture, bond or other security, under the terms of which, or pursuant to which, its right to declare or pay dividends on its capital stock is restricted.

            (iii) No bonds, debentures, notes or other indebtedness having the right to vote ("Voting Debt") of the Seller or any of its Subsidiaries are issued or outstanding.

            (c) Authority. (i) The Seller has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the fee letter, dated as of even date herewith, between the Seller and the Purchaser (the "Fee Letter" and, together with this Agreement and the Plan of Merger, the "Transaction Agreements"), and, subject to receipt of the Stockholder Approval (as such term is defined in Section 2.01(d)), to consummate the transactions contemplated hereby. The execution, delivery and performance (other than the consummation of the Merger) of each of the Transaction Agreements, and, subject to the receipt of the Stockholder Approval, the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Seller, including the approval of at least two-thirds of the members of the Board of Directors of the Seller who are not affiliated with, or stockholders of, the Parent or the Purchaser, as required by Article VII, Section 3 of the Articles of Association of the Seller. Each of this Agreement and the Fee Letter has been and, upon the execution and delivery, the Plan of Merger will be, duly executed and delivered by the Seller and, assuming due execution and delivery by, and binding effect on, the Parent and the Purchaser, constitutes and will constitute, as the case may be, a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject to general principles of equity, whether applied in a court of law or a court of equity.

            (ii) Neither the Seller nor any of its Subsidiaries has taken any action that would cause the transactions contemplated by the Transaction Agreements to become subject to, and the Seller and its Subsidiaries (and their Boards of Directors) have taken all actions required to exempt the transactions contemplated by the Transaction Agreements from, the requirements of any applicable state antitakeover laws.

            (d) Stockholder Approvals. The affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock for the approval of the Plan of Merger (the "Stockholder Approval") is the only stockholder vote required on the part of the Seller in connection with the Transaction Agreements and consummation of the Merger and the other transactions contemplated hereby and thereby. The Seller has received the written opinion of Sandler, O'Neill & Partners, L.P., dated the date hereof, to the effect that the Merger Consideration to be received by the stockholders of the Seller in the Merger is fair, from a financial point of view, to such stockholders.

            (e) Information Regarding the Seller.

            (i) The Seller has delivered or made available to the Purchaser (and, with respect to any such documents prepared, filed or received after the date hereof, will deliver to the Purchaser immediately upon their preparation, filing or receipt, as the case may be) true, correct and complete copies of (A) all Reports (as defined in Section 2.01(h)(ii)), (B) all Regulatory Reports (as defined in Section 2.01(h)(ii)), and (C) all applications for regulatory approvals and all other registration forms, applications, financial, operating or other reports, documents and notices filed by the Seller or any of its Subsidiaries with, and (to the extent permitted by law) all reports of investigation, findings, written communications and other documents received from, and all orders received from, and agreements or undertakings with, any banking regulatory authority received or entered into since January 1, 1990 (including, without limitation, all agreements and other documents relating to the Seller's borrowings from or other financial obligations to the Federal Home Loan Bank of Boston).

            (ii) Without limiting any of the representations and warranties contained herein: (A) no representation or warranty made by the Seller in this Agreement, and no statement contained in the Disclosure Letter, or in any Report or Regulatory Report delivered or made available to the Purchaser, or required to be furnished or made available to the Purchaser pursuant to this Agreement, as of the date of such document or other materials contained or will contain any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; and (B) or, to the best knowledge of the Seller, no statement contained in any of the documents delivered or made available to the Purchaser in accordance with this Agreement or to be contained in any financial statement, report, document or other written materials to be provided or made available to the Purchaser as required by any provision of the Agreement (other than any Reports or Regulatory Reports), or contained or to be contained in any other certificate, agreement, schedule or other document required to be furnished or made available to the Purchaser by this Agreement (including, without limitation, any financial statements or financial or statistical information contained therein), as of the date of such document or other materials contained or will contain any untrue statement of fact material to the Seller, its Subsidiaries and the transactions contemplated by this Agreement, or, at the date thereof, omitted or will omit to state a fact material to the Seller, its Subsidiaries and the transactions contemplated by this Agreement which is necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading. The statements made, and the information given or made available to the Purchaser by the Seller concerning the Seller, its Subsidiaries and the transactions contemplated by this Agreement are, to the best knowledge of the Seller, accurate and complete in all material respects, and no material fact regarding the Seller or any such Subsidiary has been omitted therefrom.

            (iii) Without limiting the generality of the provisions of
      Section 2.01(e)(ii), the information relating to the Seller and its Subsidiaries furnished or to be furnished to the Purchaser in connection with any application filed or to be filed with a Regulatory Agency (as defined in Section 2.01(h)(ii)) complies and will comply in all material respects with the provisions of applicable law (as defined in Section 2.01(f)), will be complete and correct in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

            (f) No Violations. The execution, delivery and performance of the Transaction Agreements by the Seller do not, and the consummation of the transactions contemplated hereby and thereby by the Seller will not, assuming that the consents referred to in Section 2.01(g) are duly obtained, constitute (i) a breach or violation of, or a default under, any law, rule, regulation, judgment, ruling, writ, directive, decree, order or injunction, authorization, consent, approval, permit or license (collectively, "applicable law"), (ii) a breach or violation of, or a default under, the articles of association or bylaws (or other constitutive documents) of the Seller or any Subsidiary of the Seller, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust or other agreement to which the Seller or any such Subsidiary is or may be a party or, to the best of the Seller's knowledge, by which any of their respective properties or assets may be bound or affected.

            (g) Consents. Except (i) as specifically provided for herein, and (ii) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Home Owners Loan Act of 1933, as amended (the "HOLA"), the Bank Merger Act, as amended (the "BMA"), the FDIA and the regulations of the FDIC thereunder, the OTS regulations, the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, applicable Vermont banking laws and rules and regulations of the Vermont Commissioner and the environmental, corporation, securities or blue sky laws of the various states (collectively, the "Government Approvals"), no filing or registration with, or authorization, consent or approval of, any governmental entity, or any party to any agreement to which the Seller or any of its Subsidiaries (or any of their respective properties) is or may be a party or, to the best knowledge of the Seller, is or may be bound or affected, is necessary for the consummation by the Seller of the Merger or the other transactions contemplated by the Transaction Agreements.

            (h) Reports. (i) Since December 31, 1991, the Seller and each of its Subsidiaries have timely filed and will timely file all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, the Seller's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 (the "1994 10-K"), 1993 and 1992, and all other documents filed subsequent to December 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including any documents incorporated by reference therein) filed with the SEC (collectively, the "Reports"), complied and will comply as to form in all material respects with the published rules of the SEC with respect thereto and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. Each of the balance sheets of the Seller or its Subsidiaries contained or specifically incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented and will fairly present the financial position (consolidated, as appropriate) of the entity or entities to which it relates as of its date, and each of the statements of operations and of changes in stockholders' equity and of cash flows of the Seller or its Subsidiaries contained or specifically incorporated by reference in the Reports (including in each case any related notes and schedules) fairly present and will fairly present the results of operations, stockholders' equity and cash flows, as the case may be (consolidated, as appropriate), of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which will not be material), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

            (ii) The Seller and each of its Subsidiaries have filed and will file all material reports, registrations and statements, together with any amendments required to be made with respect thereto (collectively, "Regulatory Reports"), required to be filed by them since December 31, 1991 with (A) the Federal Reserve Board, (B) the FDIC, (C) the Vermont Commissioner and any other applicable federal or state banking commission or regulatory authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (the entities set forth in clauses (A), (B) and (C), collectively, the "Regulatory Agencies"), and (D) the National Association of Securities Dealers, Inc. (the "NASD") and any other self-regulatory organization ("SRO"), and have paid and will pay all fees and assessments due and payable in connection therewith. As of their respective dates, each of the Regulatory Reports complied or will comply in all material respects with all applicable regulatory requirements (including regulatory accounting principles and practices).

            (i) Undisclosed Liabilities; Absence of Certain Changes or Events. (i) Neither the Seller nor any of its Subsidiaries has any indebtedness, obligation or liability (contingent or otherwise) not set forth either in the consolidated balance sheet of the Seller and its Subsidiaries at December 31, 1994 contained in the Annual Report of the Seller on Form 10-K for the year ended December 31, 1994 or on the consolidated balance sheet of the Seller and its Subsidiaries at March 31, 1995 contained in the Quarterly Report of the Seller on Form 10-Q for the quarter ended March 31, 1995 (the "March 31 Balance Sheet") that, either alone or when combined with all similar obligations or liabilities, could reasonably be expected to be material to the business, financial condition, results of operations, properties, assets, liabilities, capital or prospects of the Seller and its Subsidiaries taken as a whole (the "Marble Business"), and there do not exist such circumstances that, to the best knowledge of the Seller, could reasonably be expected to result in any such material indebtedness, obligation or liability, (ii) since March 31, 1995, the Seller and its Subsidiaries have not incurred any material liability, other than in the ordinary course of their business consistent with past practice, (iii) since March 31, 1995, except as permitted or as would have been permitted by this Agreement, neither the Seller nor any of its Subsidiaries has (A) issued any shares of capital stock, or securities convertible into shares of capital stock, of the Seller or any of its Subsidiaries, (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of the Seller or any of its Subsidiaries (other than shares held in a fiduciary capacity), or (C) declared, set aside, made or paid to the stockholders of the Seller dividends or other distributions on the outstanding shares of capital stock of the Seller, other than (1) dividends and distributions on the capital stock of the Subsidiaries of the Seller paid or payable to the Seller, and (2) regular quarterly cash dividends on the Seller Common Stock at a rate not in excess of $.10 per share per quarter, (iv) since March 31, 1995, neither the Seller nor any of its Subsidiaries has made any change in any of its policies, standards, methods, activities or practices referred to in
      Section 2.01(ee), 3.02 or 3.03, and (v) since March 31, 1995, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Seller. As used in this Agreement, "Material Adverse Effect", with respect to a person, means an effect which (A) is materially adverse to the business, financial condition, results of operations, properties, assets, liabilities or capital of such person and its Subsidiaries taken as a whole, (B) significantly and adversely affects the ability of such person to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (C) enables any person to prevent the consummation of the transactions contemplated hereby; provided, however, that the following matters shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business or results of operations of a person resulting directly or indirectly from changes in interest rates (except insofar as the result of any changes in interest rates is reflected in any action taken or omitted with respect to holdings of, or transactions in, financial assets of the Seller which is contrary to the directions of the Purchaser), or (ii) matters related to changes in federal tax laws.

            (j) Taxes. (i) All federal, state, local and foreign tax returns (including estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns) required to be filed by or on behalf of the Seller or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired. Each such return is complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all taxes required to be paid without any return required to be filed, have been paid in full or adequate provision has been made for such taxes, in accordance with generally accepted accounting principles on the March 31, 1995 Balance Sheet. Adequate provisions (in accordance with generally accepted accounting principles consistently applied) have been made on the consolidated balance sheets of the Seller and its Subsidiaries contained in the Reports for the payment of all taxes for which the Seller and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such taxes is disputed.

            (ii) As of the date of this Agreement, there is no audit examination, deficiency or refund litigation or administrative proceeding pending or threatened with respect to any taxes of the Seller or any of its Subsidiaries and, to the best knowledge of the Seller, no claim has been made by any authority in a jurisdiction where the Seller or any of its Subsidiaries do not file tax returns that the Seller or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation or administrative proceedings relating to the Seller or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on the March 31 Balance Sheet (in accordance with generally accepted accounting principles).

            (iii) The Seller and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

            (iv) The Seller and each of its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Seller and each of its Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Seller.

            (v) No tax is required to be withheld pursuant to section 1445 of the Code as a result of the consummation of any of the transactions contemplated by the Transaction Agreements.

            (vi) The Disclosure Letter sets forth as of the date of this Agreement (A) a complete schedule of the tax and book basis differences of the Seller and each of its Subsidiaries in their respective assets, and (B) a complete listing of the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to the Seller or any of its Subsidiaries arising out of any deferred intercompany transaction.

            (k) Absence of Claims. No litigation, proceeding, investigation or controversy before any court, arbitrator or governmental entity (including under the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, or any other applicable fair lending law or other law relating to discrimination) is pending, and there is no pending claim, against the Seller or any of its Subsidiaries or involving their respective properties or, to the best knowledge of the Seller, against or otherwise involving any officer, director, employee or agent of the Seller or any of its Subsidiaries (in connection with such person's activities on behalf of the Seller or its Subsidiaries) in either case stating a claim amount in excess of $25,000 or which is otherwise reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Seller or to materially hinder or delay consummation of the transactions contemplated hereby (such matters, individually or in the aggregate as the case may be, "Material Litigation"), and, to the best knowledge of the Seller, no Material Litigation has been threatened. There are no outstanding judgments, rulings, writs, directives, decrees, orders, awards or injunctions (collectively, "orders") of or with any arbitrator or governmental entity to which the Seller or any of its Subsidiaries is a party or by which it is bound that (individually or in the aggregate) could have a Material Adverse Effect on the Seller.

            (l) Absence of Regulatory Actions. Neither the Seller nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order by, or is a recipient of any extraordinary supervisory letter from, any Regulatory Agency, nor has it been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to an examination of the Seller or any of its Subsidiaries.

            (m) Agreements. (i) Except for the Transaction Agreements, and except as disclosed in the Reports filed prior to the date of this Agreement, neither the Seller nor any of its Subsidiaries is a party to any (A) agreement with respect to consulting or other retention of a service provider not terminable by the Seller or its Subsidiaries on thirty (30) days' or less notice without cost, liability or penalty,
      (B) agreement with any person the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any officer, employee or director of the Seller or any of its Subsidiaries providing for other than at-will employment, (D) agreement or plan (other than the Stock Option Plans), including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement containing covenants that limit the ability of the Seller or any of its Subsidiaries to compete in any line of business or with any person, or to engage in transactions or relationships with any person, or that involve any restriction on the geographic area in which, or method by which, the Seller (including any successor thereof) or any of its Subsidiaries may carry on its business, (F) agreement with respect to the purchase, sale or servicing of loans (mortgage or otherwise), securities or other investment or financial assets, as to which the Seller or any of its Subsidiaries has any continuing obligation (whether or not contingent), (G) agreement relating to the borrowing of money, or the guarantee of any such obligation, by the Seller or any of its Subsidiaries, (H) real property lease providing for annual rental payments in excess of $10,000, (I) branch lease, joint venture agreement or other agreement with respect to the sale of insurance, securities or brokerage services at the offices of the Seller or any of its Subsidiaries (each, a "Marble Networking Agreement"), or (J) other agreement that is a "material contract" within the meaning of
      Item 601(b)(10) of Regulation S-K of the SEC or that is otherwise material to the Marble Business (each such agreement or plan described in the foregoing clauses (A) through (J), a "Material Contract"). The Seller has provided or made available to the Purchaser true, correct and complete copies of each Material Contract.

            (ii) Neither the Seller nor any of its Subsidiaries nor, to the best knowledge of the Seller, any third party, is in default under or in violation of any provision of, or is aware of any fact or circumstance that has been or could be alleged to constitute a default or violation of, any note, bond, indenture, mortgage, deed of trust or other agreement, including any Material Contract, to which the Seller or any of its Subsidiaries is a party or, to the best knowledge of the Seller, by which the Seller or any of its Subsidiaries is bound or, to the best knowledge of the Seller, to which any of their respective properties is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Seller. Without limiting the generality of the foregoing, all activities conducted by the Seller and its Subsidiaries and, to the best knowledge of the Seller, by each other party thereto, pursuant to any Marble Networking Agreement have been conducted by the Seller and its Subsidiaries and, to the best knowledge of the Seller, by each other party thereto in compliance with applicable law. Neither the Seller nor any of its Subsidiaries currently intends, or is aware of any intention on the part of any third party, to terminate or fail to renew any Material Contract.

            (n) Labor Matters. Neither the Seller nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining or other agreement with a labor union or labor organization. Neither the Seller nor any of its Subsidiaries is delinquent in the payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents. Neither the Seller nor any of its Subsidiaries nor, to the best knowledge of the Seller, any of their respective officers, directors, employees or agents, is the subject of any litigation, proceeding, investigation, controversy or claim asserting the commission of an unfair labor practice or seeking to compel bargaining with any labor organization as to wages and conditions of employment, nor is the Seller aware of any strike, other labor dispute or organizational effort involving the Seller or any of its Subsidiaries that is pending or, to the best knowledge of the Seller, threatened. There are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee of the Seller or any of its Subsidiaries.

            (o) Employee Benefit Plans. (i) The Disclosure Letter identifies each plan, program or agreement which is an employment, consulting, change of control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, or an employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, retainer, life, health, "cafeteria" (within the meaning of Section 125 of the Code), disability or accident insurance plan, or a vacation, fringe benefit or other employee benefit plan, program or agreement, including "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar plan, program or agreement for the benefit of one or more current or former directors of the Seller or any of its Subsidiaries (collectively, the "Employee Plans"), which the Seller or any of its Subsidiaries maintains or to which it contributes, or with respect to which it has any obligation to contribute or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each such Employee Plan is identified in the Disclosure Letter, to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or as a Plan intended to be qualified under Section 401 of the Code.

            (ii) All of the Employee Plans comply in all material respects, in form and operation, with all applicable law, including (as if applicable to the Seller or its Subsidiaries) the requirements of OTS regulations regarding executive compensation and employment contracts contained in 12 C.F.R. [Section Mark] [Section Mark] 563.39 and 563.161 (as interpreted by OTS Regulatory Bulletin 27a (March 5, 1993)),
      12 C.F.R. [Section Mark] 563.47, ERISA and the Code.

            (iii) To the best knowledge of the Seller, no event has occurred in connection with which the Seller or any of its Subsidiaries or any Employee Plan, directly or indirectly, could be subject to any material liability (other than liabilities to provide for and pay the benefits contemplated by an Employee Plan) under ERISA, the Code or any other applicable law with respect to any Employee Plan, including
      Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971,
      4975 or 4976 of the Code, or under any agreement or applicable law pursuant to or under which the Seller or its Subsidiaries has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such applicable law.

            (iv) Neither the Seller nor any of its Subsidiaries, nor any entity that is considered to be a single employer with the Seller or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), (A) currently maintains or formerly maintained any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (B) has or may have any direct or indirect liability under Title IV of ERISA, Section 302 of ERISA or
      Section 412 of the Code.

            (v) None of the Seller, its Subsidiaries, or any ERISA Affiliate has contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

            (vi) Each Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") that covers all amendments to such Employee Plan, including all amendments made to comply with the Tax Reform Act of 1986 and subsequent legislation, and the Seller is not aware of any circumstances that may result in revocation of any such favorable determination letter.

            (vii) There is no pending or, to the best knowledge of the Seller, threatened litigation, proceeding, investigation, controversy or claim (other than routine claims for benefits) relating to any Employee Plan or the operation thereof (including any claims for breach of fiduciary duty).

            (viii) There has been no formal or informal announcement or commitment by the Seller or any of its Subsidiaries to create any additional Employee Plan or to amend any Employee Plan (except for amendments required by applicable law that do not materially increase the cost of such Employee Plan).

            (ix) No Employee Plan provides benefits, including death or medical benefits (whether or not insured) to any current or former employee of the Seller or any of its Subsidiaries beyond his or her termination of employment (other than (A) coverage mandated by applicable law at the employee's cost, (B) retirement or death benefits under any employee pension plan, (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (D) deferred compensation benefits accrued as liabilities on the books of the Seller and its Subsidiaries, or (E) benefits in the nature of severance pay under the Severance Plan (as defined in Section 4.03)).

            (x) The Disclosure Letter sets forth all potential obligations which the Seller or any of its Subsidiaries has or may have for post-retirement or post-employment benefits under any Employee Plan that cannot be amended and/or terminated at any time upon no more than sixty (60) days' notice without incurring any cost, liability or penalty thereunder.

            (xi) The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will neither (A) result in any payment or series of payments by the Seller or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), nor (B) except to the extent provided in the Disclosure Letter or expressly provided in this Agreement, (1) entitle any person to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due to any person, or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan.

            (xii) The Disclosure Letter sets forth the extent to which any employee of the Seller or any of its Subsidiaries is or will become entitled, as a result of the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby or otherwise, to "applicable employee remuneration" (within the meaning of Section 162(m) of the Code).

            (xiii) With respect to each Employee Plan, the Seller has supplied to the Purchaser a true, correct and complete copy of (A) the most recent annual report on the applicable form of the Form 5500 series filed with the IRS, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments and each "Summary of Material Modifications" required under ERISA with respect thereto, (E) all material employee communications relating thereto, and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

            (xiv) The Seller has provided to the Purchaser a true, correct and complete statement, as of a recent date specified thereon, listing each person employed by the Seller and its Subsidiaries, and the date of hire, the salary, and the work location of each such employee.

            (xv) No action, suit or other court or administrative proceeding has been commenced nor, to the best knowledge of the Seller, has the commencement of such a proceeding been threatened, claiming that the Seller or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, has violated any provision of applicable law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor-related matters, including provisions of applicable law relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge, worker retraining, disability rights, equal opportunity, workers' compensation, employee benefits, employee leave issues or violation of the personal rights of employees, former employees or prospective employees which, taken together with any such violation or violations of any other of the Seller or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, could have a Material Adverse Effect on the Seller and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding.

            (p) Title to Assets.

            (i) The Seller and its Subsidiaries have good and marketable title and the right of possession to all real properties, including fees, and all other ownership interests in real property (including all premises used by each such entity in the conduct of its business) and all interests representing real property owned through foreclosure or other action, and good title to all other property and assets, tangible and intangible, reflected in the March 31 Balance Sheet or purported to have been acquired by the Seller or any such Subsidiary, as the case may be, since the date thereof, free and clear of all Liens except for (A) Liens for current taxes not yet due and payable,
      (B) Liens which are normal to the business of the Seller and its Subsidiaries and are not, in the aggregate, material in relation to the assets of the Seller and its Subsidiaries on a consolidated basis, and (C) such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of the Seller and its Subsidiaries.

            (ii) Since the date of the March 31 Balance Sheet, (A) except as disclosed to the Purchaser in writing prior to the date of this Agreement, neither the Seller nor any of its Subsidiaries has sold, transferred or otherwise disposed of any material assets, and (B) none of the properties of the Seller or any such Subsidiary which is material to its operation has been damaged by fire, weather or other Act of God except to the extent that any property owned or leased by the Seller or any such Subsidiary (if so damaged) is insured to the extent necessary to repair the damaged premises satisfactorily. To the best knowledge of the Seller, all properties owned by the Seller or any such Subsidiary are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws, and are reasonably adequate for the current business of the Seller and its Subsidiaries.

            (iii) All properties held by or for the benefit of the Seller or any of its Subsidiaries under leases are so held under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of the business of the Seller or such Subsidiary, as the case may be, and the Seller and such Subsidiary, as the case may be, enjoy quiet and peaceful possession of such leased properties. Neither the Seller nor any of its Subsidiaries is in default in any material respect under any lease or other agreement regarding its respective properties and/or to which it is a party or, to the best knowledge of the Seller, by which it is bound. All persons with which the Seller or any such Subsidiary has leases or other agreements regarding its real property or which have obligations to the Seller or any such Subsidiary regarding its respective properties are, to the best knowledge of the Seller, in compliance with such leases and other agreements in all material respects.

            (q) Compliance with Laws. The Seller and each of its Subsidiaries has and has maintained in full force and effect all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental entities that are in each case required in order to permit it to carry on its business as it is presently conducted or otherwise material to the conduct of the Marble Business (the "Marble Permits"). The Seller and its Subsidiaries are in compliance with the terms of the Marble Permits. To the best knowledge of the Seller, no suspension or cancellation of any of the Marble Permits is threatened. The business of the Seller and its Subsidiaries is not being conducted, and none of the Seller or its Subsidiaries has received any notification or communication asserting that such business is being conducted, in violation of any applicable law, except for possible violations which would not, in the aggregate, have a Material Adverse Effect on the Seller.

            (r) Brokers or Finders. Other than financial advisory services performed for the Seller by Sandler, O'Neill & Partners, L.P., pursuant to terms set out in the Disclosure Letter, neither the Seller nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Seller or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            (s) Environmental Matters. (i) With respect to the Seller and each of its Subsidiaries:

                  (A) Each of the Seller and its Subsidiaries, and to the
            best knowledge of the Seller, the Loan Properties (as defined below) are, and have been, in substantial compliance with all applicable Environmental Laws (as defined below) except for such non-compliance as, individually or in the aggregate, would not have a Material Adverse Effect on the Seller.

                  (B) There is no litigation, proceeding, investigation,
            controversy or claim pending or, to the best knowledge of the Seller, threatened against the Seller or any of its Subsidiaries
            (1) for alleged noncompliance (including by any predecessor) with, or liability under, any applicable Environmental Law, or
            (2) relating to the Release (as defined below) into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by the Seller or any of its Subsidiaries, or at or on a Loan, which, individually or in the aggregate, could have a Material Adverse Effect on the Seller.

                  (C) To the best knowledge of the Seller, the properties
            currently or formerly owned or operated by the Seller or any of its Subsidiaries (including soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than as permitted under applicable Environmental Law, the presence of which, individually or in the aggregate, could have a Material Adverse Effect on the Seller; provided, however, that such representation is limited to the period the Seller or any such Subsidiary owned or operated such properties.

                  (D) None of the Seller or any of its Subsidiaries has
            received any notice, demand letter, order or request for information from any federal, state or local governmental entity or any third party relating to a Release or a threatened Release of Hazardous Material or Remediation (as defined below) thereof or indicating that it may be in violation of, or liable under, any applicable Environmental Law.

                  (E) To the best knowledge of the Seller, during the period of (1) the Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, or (2) the Seller's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release of Hazardous Material in, on, under, or affecting or migrating to, such properties which could have a Material Adverse Effect on the Seller. To the best knowledge of the Seller, prior to the period of (a) the Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, or
            (b) the Seller's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, that is reasonably likely to have a Material Adverse Effect on the Seller.

                  (F) None of the Seller or any of its Subsidiaries
             participates in the management of a Loan Property within the meaning of 40 C.F.R. [Section Mark] 300.1100(c).

            (ii) The following definitions apply for purposes of this
      Agreement: (A) "Loan Property" means any property in which the Seller or any of its Subsidiaries holds a security interest or which secures a loan or other extension of credit in which the Seller or any of its Subsidiaries has a participation interest, or as to which the Seller or any of its Subsidiaries participates in the management; (B) "Environmental Law" means (1) any applicable law relating to (a) the protection, preservation or restoration of the environment (which includes air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, manufacture, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and as now in effect, including all judicial or administrative interpretations of Environmental Laws, and including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Solid Waste Disposal Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, the Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the National Environmental Policy Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (2) any applicable law conditioning transfer of property upon a negative declaration or other approval of a governmental entity of the environmental condition of the property or requiring notification or disclosure of Releases of Hazardous Material or other environmental condition of the Loan Property to any governmental entity or other person, in connection with transfer of title to or interest in property ("Environmental Transfer Laws"); (C) "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, extremely hazardous waste, or words of similar meanings or regulatory effect under any applicable Environmental Law, including oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl; (D) "Release" of any Hazardous Material means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, dumping, disposing or other movement of Hazardous Material; and (E) "Remediation" includes any response, remedial, removal or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Material, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis or evaluation, in each case relating to a Release or threatened Release of any Hazardous Material.

            (t) Loans; Allowance for Loan Losses.

            (i) To the best knowledge of the Seller, (A) each outstanding loan, lease or other extension of credit or commitment to extend credit of the Seller or any of its Subsidiaries is, in all material respects, a legal, valid and binding obligation, is, in all material respects, in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject to general principles of equity, whether applied in a court of law or a court of equity, (B) each of the Seller and its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, (C) all documents and agreements necessary for the Seller or any Subsidiary that is party thereto to enforce such loan, lease or other extension of credit or commitment are in existence and, to the best knowledge of the Seller, are in full force and effect, subject to no claim or challenge, (D) no claim, counterclaim, set-off right or other right exists, and no grounds for any such claim, counterclaim, set-off right or other right exists, with respect to any such loan, lease or other extension of credit or commitment which could impair the collectibility thereof, and (E) each such loan, lease or other extension of credit or commitment has been, in all material respects, originated and serviced in accordance with the applicable underwriting guidelines of the Seller or its Subsidiary, the terms of the relevant agreements and applicable law.

            (ii) The Disclosure Letter sets forth all loan commitments (including participation commitments) of the Seller or any of its Subsidiaries outstanding as of the date of this Agreement, identifying each commitment by loan type.

            (iii) The allowance for possible loan losses reflected in the audited consolidated balance sheet of the Seller and its Subsidiaries at December 31, 1994, as set forth in the 1994 10-K, and at March 31, 1995, as set forth in the March 31 Balance Sheet, was, and the allowance for possible loan losses shown on the consolidated balance sheets of the Seller and its Subsidiaries set forth in the Seller's Reports for periods ending after March 31, 1995 have been and will be, no less than adequate, as of the dates thereof, under generally accepted accounting principles consistently applied, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, the Seller and its Subsidiaries. In addition, the allowance for possible loan losses related to impaired loans shown on the consolidated balance sheets of the Seller and its Subsidiaries set forth in the Seller's Reports for periods ending after December 31, 1994 have been and will be calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 114, as amended by Statement of Financial Accounting Standards No.
      118. The Disclosure Letter sets forth the amounts of all loans, leases and other extensions of credit, commitments and interest-bearing assets of the Seller and its Subsidiaries that are classified by any bank examiners (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, or which are otherwise 30 days or more past due as to payments of principal, interest or other amounts (collectively, "classified assets"). The real estate and other property included in any non-performing assets of the Seller or any of its Subsidiaries ("REO") is carried net of reserves at the lower of cost or fair value. The Seller has received and maintains in its records with respect to classified assets and REO with book values (net of reserves) in excess of $100,000, current independent appraisals or current internal appraisals, in either case performed and prepared by a certified appraiser; provided, however, that, for purposes of this sentence, "current" shall mean within the past 12 months.

            (u) Material Interests of Certain Persons. Except as disclosed in the Seller's Proxy Statement for its 1995 Annual Meeting of Stockholders, to the best knowledge of the Seller, no officer or director of the Seller or any of its Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1(a) under the Exchange Act) of any such officer or director, has any material interest in any agreement or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or any of its Subsidiaries, whether or not required to be disclosed under the SEC's Regulation S-K.

            (v) Insurance. The Seller and its Subsidiaries are presently insured, and since December 31, 1991 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Seller and its Subsidiaries are in full force and effect, the Seller and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in a due and timely fashion. The Disclosure Letter sets forth all pending material claims under such insurance policies and bonds. True, correct and complete copies of all such insurance policies and bonds have been made available to the Purchaser.

            (w) Investment Securities. Except for investments in Federal Home Loan Bank Stock, pledges to secure public and trust deposits, borrowings, repurchase agreements and reverse repurchase agreements, in each case entered into in arm's length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the March 31 Balance Sheet, and none of such investments made by the Seller or any of its Subsidiaries since March 31, 1995, is subject to any restriction (contractual, statutory or otherwise), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. The Seller has properly (i) reported as such any investment securities which are required to be classified as "available for sale," and (ii) accounted for any decline in the market value of any investment securities (including marketable equity securities), in each case in accordance with generally accepted accounting principles consistently applied, including, if applicable, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115.

            (x) Interest Rate Risk Management Instruments. (i) The Disclosure Letter sets forth a true, complete and correct list of each "mortgage derivative product", "high risk mortgage security" (as defined in the Federal Financial Institutions Examination Council's "Statement of Policy on Securities Activities", as adopted by the OTS as Thrift Bulletin No. 52, issued February 10, 1992 and amended April 22, 1994 ("TB52") ), each instrument that would be included under the heading "Off-Balance Sheet Contracts" on Schedule CMR of Thrift Financial Report filed with the OTS and each "structured note" (as defined in OTS Thrift Bulletin No. 65, issued August 15, 1994 (collectively, "Derivative Instruments") as to which the Seller or its Subsidiaries hold an open position, including the notional amount, approximate market value and the maturity date thereof.

            (ii) The Disclosure Letter sets forth the amount, maturity and interest rate of all of Marble's brokered deposits.

            (y) Intellectual Property. The Disclosure Letter sets forth all patents, applications, trade names, trademarks or trademark applications owned by or registered in the name of the Seller or any of its Subsidiaries or used in its business (collectively, "Intellectual Property"). The Seller and its Subsidiaries own or possess valid and binding licenses and other rights to use (without payment) all Intellectual Property used in its businesses. Neither the Seller nor any of its Subsidiaries has received any notice of conflict or infringement with respect to any such Intellectual Property that asserts the right of others. The Seller and each such Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any agreement relating to any such Intellectual Property.

            (z) Knowledge as to Conditions. As of the date of this Agreement, none of the executive officers of the Seller or any of its Subsidiaries knows of any reason why any Required Approvals (as defined in Section 4.05) should not be obtained without the imposition of any condition or restriction, or the conditions to the consummation of the transactions contemplated by this Agreement should not be satisfied, in each case in a due and timely manner.

            (aa) Core Deposits. The deposits (excluding all certificates of deposit of $100,000 and over) of the Seller as of May 31, 1995 are at least $280,595,000. The Seller does not know of any fact which causes it to believe that the foregoing balance will be materially lower following the Closing Date than as stated above.

            (bb) Registration Obligations. Neither the Seller nor any of its Subsidiaries is under any obligation, contingent or otherwise, that will survive the Merger with respect to the registration of any of its securities under the Securities Act.

            (cc) Books and Records. (i) The books and records of the Seller and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of material events and transactions that should be included therein.

            (ii) Each of the Seller and its Subsidiaries maintains a system of internal controls, policies and procedures sufficient to make it reasonable to expect that (A) all transactions by the Seller and its Subsidiaries are executed in accordance with its management's general or specific authorization, (B) such transactions are recorded in conformity with generally accepted accounting principles and in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements, (C) access to assets is permitted only in accordance with management's general or specific authorization, (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (E) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements, and (F) any circumstance, action or event in the conduct of the business and operations of the Seller and its Subsidiaries which could cause the Seller or its Subsidiaries to fail to comply with applicable law is identified and corrected promptly.

            (dd) Corporate Documents. The Seller has delivered to the Purchaser true, complete and correct copies of the articles of association, bylaws and all other constituent documents of the Seller and each of its Subsidiaries as amended to date and currently in full force and effect. The minute books of the Seller and each of its Subsidiaries contain an accurate record of all meetings, and a complete, comprehensive and accurate record of all corporate action of the Boards of Directors (and the Committees of such Boards) of the Seller and each of its Subsidiaries.

            (ee) Conduct of Business. Since December 31, 1991, the Seller and its Subsidiaries have complied in all material respects with its applicable internal credit, risk management, trading, equity investing and similar policies and procedures in conducting the operations which are subject to such policies and procedures.

      Section 2.02 Representations and Warranties of the Parent and the Purchaser. Each of the Parent and the Purchaser represents and warrants to the Seller, as of the date hereof and on and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), that:

            (a) Corporate Organization and Qualification. (i) The Parent. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a savings and loan holding company duly registered as such with the OTS under the HOLA. The Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such failure to qualify or be in such good standing which, when taken together with all such failures, would not have a Material Adverse Effect on the Parent.

            (ii) The Purchaser. The Purchaser is a stock savings bank duly organized, validly existing and in good standing under the HOLA and other applicable federal laws, and all of its outstanding capital stock is owned by the Parent. The Purchaser is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder. The deposits of the Purchaser are insured to the maximum extent permitted by the FDIA by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC. The Purchaser is a member in good standing of the Federal Home Loan Bank of New York and has purchased all stock and paid all membership and other fees and assessments required in connection therewith. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such failure to qualify or be in such good standing which, when taken together with all such failures, would not have a Material Adverse Effect on the Purchaser.

            (iii) Interim. Interim will at the Effective Time be a corporation duly organized, validly existing and in good standing under the VBCA, and all of its outstanding capital stock will be owned by the Purchaser. Interim will not, prior to the Effective Time, engage in any business other than the transactions contemplated by this Agreement or have any obligations or liabilities other than its obligations and performance under the Plan of Merger.

            (b) Authority. Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of each of the Transaction Agreements, and the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Parent and the Purchaser. Each of this Agreement and the Fee Letter has been and, upon its execution and delivery, the Plan of Merger will be, duly executed and delivered by the Parent, the Purchaser and Interim, as the case may be, and, assuming due execution and delivery by, and binding effect on, the Seller, constitutes and will constitute, as the case may be, a legal, valid and binding obligation of the Parent, the Purchaser and Interim, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and (in the case of the Purchaser) the rights of creditors of insured depository institutions, and subject to general principles of equity, whether applied in a court of law or a court of equity.

            (c) No Violations. The execution, delivery and performance by the Parent, the Purchaser and Interim of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby or thereby by the Parent, the Purchaser and Interim will not, assuming that the consents referred to in Section 2.01(g) are duly obtained, constitute (i) a breach or violation of, or a default under, any applicable law, (ii) a breach or violation of, or a default under, the certificate of incorporation, articles of association, federal stock charter, bylaws (or other constitutive documents) of the Parent, the Purchaser or Interim, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Parent, the Purchaser or Interim under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust or other agreement to which the Parent, the Purchaser or Interim is or may be a party or, to the best knowledge of the Parent and the Purchaser, by which any of their respective properties or assets may be bound or affected.

            (d) Consents. Except (i) as specifically provided for herein, and (ii) the Government Approvals, no filing or registration with, or authorization, consent or approval of, any governmental entity, or any party to any agreement to which the Parent, the Purchaser or Interim (or any of their respective properties) is a party or, to the best knowledge of the Parent and the Purchaser, is or may be bound or affected, is necessary for the consummation by the Parent, the Purchaser or Interim of the Merger or the other transactions contemplated by the Transaction Agreements.

             (e) Absence of Claims. No litigation, proceeding, investigation or controversy before any arbitrator or governmental entity is pending, and there is no pending claim, against the Parent or the Purchaser which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best knowledge of the Parent and the Purchaser, no such litigation, proceeding, investigation or controversy has been threatened.

            (f) Brokers and Finders. Other than financial advisory services performed for the Purchaser by Northeast Capital & Advisory, Inc., neither the Parent nor the Purchaser, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Parent or the Purchaser in connection with this Agreement or the transactions contemplated hereby.

            (g) Ownership of Seller Common Stock. None of the Parent, the Purchaser or their respective Subsidiaries owns, of record or beneficially, any shares of Seller Common Stock.

            (h) Reports. (i) Since December 31, 1991, the Parent and each of its Subsidiaries have timely filed and will timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act. As of their respective dates, the Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1993 and 1992, and all other documents filed subsequent to December 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including any documents incorporated by reference therein) filed with the SEC (collectively, the "Parent Reports"), complied and will comply as to form in all material respects with the published rules of the SEC with respect thereto and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. Each of the balance sheets of the Parent or its Subsidiaries contained or specifically incorporated by reference in the Parent Reports (including in each case any related notes and schedules) fairly presented and will fairly present the financial position (consolidated, as appropriate) of the entity or entities to which it relates as of its date, and each of the statements of operations and of changes in stockholders' equity and of cash flows of the Parent or its Subsidiaries contained or specifically incorporated by reference in the Parent Reports (including in each case any related notes and schedules) fairly present and will fairly present the results of operations, stockholders' equity and cash flows, as the case may be (consolidated, as appropriate), of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which will not be material), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

            (ii) The Parent and each of its Subsidiaries have filed and will file all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed by them since December 31, 1991 with (A) the OTS, (B) the FDIC, (C) any other applicable federal or state banking commission or regulatory authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits, and
      (D) the NASD and any other SRO, and have paid and will pay all fees and assessments due and payable in connection therewith. As of their respective dates, each of the reports described in the immediately preceding sentence complied or will comply in all material respects with all applicable regulatory requirements (including regulatory accounting principles and practices).

            (i) Adequacy of Capital to Consummate Merger. At the Effective Time, the Purchaser will have sufficient capital to enable it to consummate the Merger and to pay the Merger Consideration in exchange for the shares of Seller Common Stock pursuant to the terms hereof.

                                 ARTICLE III
                         CONDUCT PENDING THE MERGER

      Section 3.01 Conduct of the Seller's Business Prior to the Effective Time. Except as expressly provided in this Agreement and except to the extent required by applicable law or by Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the Seller shall, and shall cause its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice,
(b) use its best efforts to maintain and preserve intact its business organization, properties, leases, franchises, employees and advantageous business relationships and retain the services of its officers and key employees, and (c) not knowingly take any action which would materially adversely affect or delay the ability of the Seller or the Purchaser to obtain the Required Approvals, make any of the Seller's representations or warranties untrue or incorrect if made or deemed to be made immediately thereafter or cause any of the conditions set forth in Article V not to be satisfied.

      Section 3.02 Forbearance by the Seller. Without limiting the covenants set forth in Section 3.01 or 3.03, except as otherwise specifically provided in this Agreement and except to the extent required by applicable law or by Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the Seller shall not, and shall not permit any of its Subsidiaries, without the prior specific consent of the Purchaser, to:

            (a) change any provisions of the articles of association or bylaws of the Seller or any similar governing documents of the Seller's Subsidiaries; or amend, modify, terminate or fail to renew or use its best efforts to preserve the Marble Permits;

            (b) issue any shares of its capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof as set forth in the Disclosure Letter and on the terms in effect on the date hereof and pursuant to the Seller's Employee Stock Purchase Plan (the "ESPP") with respect to the current "Offering" (as defined in the
      ESPP) of up to 5,800 remaining shares of Seller Common Stock which may be purchased under the ESPP through July 31, 1995); change the terms of any outstanding stock options or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement to acquire of any character relating to the authorized or issued capital stock of the Seller or any of its Subsidiaries; adjust, split, combine or reclassify any of its capital stock; or make, declare or pay any dividend (including any stock dividend) or make any other distribution (other than (i) dividends or other distributions payable on capital stock of the Subsidiaries of the Seller to the Seller, (ii) cash dividends on the Seller Common Stock declared and paid from dividendable earnings of the Seller through December 31, 1995 in a manner consistent with the Seller's dividend policies and practices on the date hereof and in an amount not in excess of $.10 per share of Seller Common Stock per fiscal quarter, and (iii) in the event that the Closing Date occurs after January 5, 1996, cash dividends on the Seller Common Stock declared and paid from dividendable earnings of the Seller, in an amount not in excess of $.11 per share of Seller Common Stock per fiscal quarter, pro rated, in the case of the fiscal quarter in which the Closing Date occurs, on the basis of the number of calendar days actually elapsed during such fiscal quarter through the Closing Date) on, or directly or indirectly redeem, purchase or otherwise acquire (other than as necessary to satisfy obligations, if any, existing as of the date hereof, under the Seller Option Plans), any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

            (c) make or acquire (i) any Derivative Instrument, (ii) any investment (other than any Derivative Instrument) that (A) deviates from the Seller's investment practices and policies as currently in effect and as set forth in the Disclosure Letter, (B) is in the amount of $3 million or more in any transaction or series of transactions or $15 million or more in the aggregate for all transactions, or (C) has a duration at the time of purchase in excess of 36 months, or (iii) any investment securities that are not rated investment grade; or engage in (x) any of the activities listed in Section II of TB52, or
      (y) any dollar reverse repurchase transactions;

            (d) lease, sell, transfer, mortgage, pledge (other than to secure Federal Home Loan Bank advances), assign, encumber or otherwise dispose of properties or assets (including (i) REO, (ii) loans originated by the Seller or any of its Subsidiaries, and (iii) to any direct or indirect Subsidiary of the Seller, but excluding any financial investment subject to the foregoing clause (c)) having an aggregate book value or market value in excess of $250,000;

            (e) dispose of or acquire, whether by sale, purchase, transfer, assignment or any other means, the servicing rights with respect to any loan, lease or other extension of credit;

            (f) (i) increase in any manner the compensation or benefits (including any severance or fringe benefits) of any of its employees, former employees, directors or former directors, or pay any pension or retirement allowance, in each case not required by any existing Employee Plan, to any such employees, former employees, directors or former directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee, director, former employee or former director, other than normal increases in salary or wages for employees and contributions to Employee Plans, in each case in the ordinary course of business consistent with past practice and following consultation with the Purchaser, (ii) voluntarily accelerate the vesting or exercisability of any stock options or other compensation or benefit, (iii) enter into, terminate or amend or modify any Employee Plan (other than amendments required in order to comply with applicable law), (iv) hire any employee with an annual compensation in excess of $35,000 or enter into, terminate or amend or modify any employment, severance, consulting or change of control agreement, (v) make any discretionary contributions to any Employee Plan, or (vi) grant any incentive compensation or bonus to any employee except as set forth in the Disclosure Letter;

            (g) enter into, terminate or amend or modify in any material respect (i) any equipment lease, (ii) branch office lease, or (iii) Material Contract involving an aggregate payment by the Seller or any of its Subsidiaries under any such agreement, transaction or commitment of more than $50,000 or having a term of one year or more from the time of execution;

            (h) settle for an amount exceeding $10,000 singly or $100,000 in the aggregate any claim, action or proceeding involving any Material Litigation, or waive or release any right or collateral or cancel or compromise any debt or claim in which such waiver, release cancellation or compromise is in an amount exceeding $10,000 singly or $100,000 in the aggregate;

            (i) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent) or other extension of credit, or make any commitment in respect of any of the foregoing, except, in the case of Marble, loans, leases and other extensions of credit in an amount not exceeding (i) $203,150, in the case of loans which are for the sole purpose of acquiring or refinancing one- to four-family owner-occupied residences (provided, however, that Marble may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such a loan), (ii) in the case of commercial real estate loans or commercial and industrial loans: (A) $250,000, with no additional approval required, provided that each such loan is made in accordance with Marble's established lending policies and procedures as in effect on the date hereof (or as modified as contemplated by Section 3.03(n)), (B) $500,000, with the approval of Marble's Loan Committee (including the approval of the President and Chief Executive Officer of Marble) and the Loan Committee of Marble's Board of Directors, and (C) $2,500,000, with the approval of Marble's Loan Committee (including the approval of the President and Chief Executive Officer of Marble) and the Loan Committee of Marble's Board of Directors and the approval of the Purchaser, which shall be deemed given if, within seven business days after Marble requests in writing that the Purchaser provide such approval and furnishes to the Purchaser a complete credit file on the proposed transaction, the Purchaser shall not have responded in writing to such request (it being understood that, in determining whether any loan (a "new loan") complies with the maximum dollar amounts set out in this clause (ii), all then outstanding loans, leases and other extensions of credit to a single obligor (within the meaning of Title 8, Chapter 57, Section 1206 of the Vermont Statutes Annotated) shall be aggregated with such new loan), (iii) $50,000, in the case of home equity loans, provided that each such loan is made in accordance with Marble's established lending policies and procedures as in effect on the date hereof, or (iv) $25,000, in the case any of other loans, leases and other extensions of credit (except for manufactured home, mobile home or similar loans, leases or other extensions of credit, each of which shall require the prior express consent of the Purchaser);

            (j) acquire, merge or consolidate with, or purchase an equity interest in or a material amount of assets of, any business or any institution, bank, corporation, partnership, association or other business organization or division thereof (except in satisfaction of a debt previously contracted in good faith); organize, capitalize, lend to or otherwise invest in any Subsidiary; enter into any joint venture or similar alliance with any other person (including any branch lease, joint venture agreement or other agreement with respect to the sale of insurance, securities or brokerage or other services at the offices of the Seller or any of its Subsidiaries); or enter into any other transaction that would have the practical effect of an acquisition by any other person of an interest in the Seller or any of its Subsidiaries;

            (k) (i) incur any additional borrowings (except to the extent necessary to fund withdrawals of deposits, provided that the aggregate consolidated borrowings of the Seller and its Subsidiaries shall not, following such additional borrowings, exceed $75,000,000),(ii) renew any borrowings reflected on the books and records of the Seller or any of its Subsidiaries on the date hereof (except for a term to maturity not in excess of six months, provided that the aggregate consolidated borrowings of the Seller and its Subsidiaries shall not, following such renewal, exceed $75,000,000), (iii) pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Seller or any of its Subsidiaries in effect at the date hereof, or (iv) incur any other material direct or contingent liabilities, other than in the ordinary course of business consistent with past customary practice; it being understood that deposits, including certificates of deposit, shall not be deemed to be borrowings within the meaning of this paragraph;

            (l) enter into any new lines of business, engage or participate in any material transaction (including, without limitation, opening or acquiring new branches, closing or relocating (or filing any application to close or relocate) existing branches and acquiring real or personal property); make capital expenditures in excess of $100,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair in accordance with the policies of the Seller and its Subsidiaries as in effect on the date hereof;

            (m) make any investment or commitment to invest in real estate or in any real estate development project, other than investments or commitments approved by the Seller's Board of Directors prior to the date of this Agreement and disclosed in the Disclosure Letter;

            (n) except as contemplated by Section 4.02 or as required by changes in generally accepted accounting principles, authorize or make any material change in any of its accounting policies, practices, standards or methods as in effect at March 31, 1995, including methods of accounting for income and deductions for federal income tax purposes;

            (o) make less stringent than as in effect on the date of this Agreement its operational policies, activities or practices (including credit underwriting policies or standards of the Seller or its Subsidiaries and policies or practices of the Seller and its Subsidiaries with respect to lending, charge-off or classification of loans, securities or other investment or financial instruments, reserves and provisions for loan losses, the placement of loans, securities or other investment or financial instruments in non-accrual status, the making of investments, and liability management);

            (p) transfer any deposits to any person; solicit or accept deposits at a rate of interest that exceeds the generally prevailing effective yields on insured deposits of comparable maturity in its normal market area; or make any payment in respect of deposits other than in accordance with the terms of the applicable deposit agreements;

            (q) decrease the allowance for possible loan losses of the Seller and its Subsidiaries from that shown on the audited consolidated balance sheet of the Seller and its Subsidiaries contained in the 1994 10-K, except to the extent that the allowance is applied to a corresponding charge-off of a loan; or

            (r) solicit, encourage or enter into any agreement with respect to, or enter into any discussion leading to or with a view towards any such agreement with respect to, any of the foregoing.

      Section 3.03 Affirmative Covenants of the Seller. Without limiting the covenants set forth in Section 3.01 or 3.02, except as otherwise specifically provided in this Agreement and except to the extent required by applicable law or by Regulatory Agencies, during the period from the date of this Agreement to the Effective Time the Seller shall, and shall cause each of its Subsidiaries to:

            (a) preserve and enhance the goodwill of Marble's customers and others having business relations with Marble;

            (b) confer, at such times and with such frequency as the Purchaser may reasonably request, with one or more representatives of the Purchaser to report operational matters of materiality or to obtain the Purchaser's consent to appropriate matters or transactions as provided herein and the general status of ongoing operations; and consult with the Purchaser as to the making of any material decisions or the taking of any material actions with respect to such operations;

            (c) maintain its properties (owned or leased) in customary repair, working order and condition;

            (d) comply with all applicable law with respect to its business or operations;

            (e) keep in force at not less than their present limits all policies of insurance applicable to any aspect of its business or operations;

            (f) make no material change in the customary terms, conditions, policies and practices upon which it does business;

            (g) file in a due and timely manner all reports, returns and other documents required to be filed by it with all applicable governmental entities in respect of taxes, and, unless contesting the same in good faith after establishing reasonable reserves, pay when required to be paid all taxes indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties;

            (h) permit the Purchaser to communicate with, and to deliver information, brochures, bulletins, press releases and other communications reasonably acceptable to the Seller to, depositors, borrowers and other customers of Marble concerning the business and operations of the Purchaser and the transactions contemplated by this Agreement;

            (i) permit the Purchaser, at its request, to train Seller's Employees (as defined in Section 4.02) and, when practicable, excuse such Employees for reasonable periods of time from their duties for purposes of such training and orientation; provided, that the Seller shall be responsible for, and shall continue, the salary and benefits of such employees for the period that they are so excused from their duties;

            (j) if reasonably requested by the Purchaser, conduct an environmental audit prior to foreclosure on any property concerning which the Seller or any of its Subsidiaries has knowledge that Hazardous Material was or is present, manufactured, generated, used, recycled, reclaimed, released, stored, treated or disposed of, and provide the results of such audit to, and consult with, the Purchaser regarding the significance of such audit prior to foreclosure on any such property;

            (k) prior to the Closing Date, cause all assets and liabilities of the Seller (other than cash, short-term investments in securities which Marble could hold directly under applicable law, and the capital stock of Marble) to be sold, assigned or otherwise disposed of in a manner permitted by applicable law, on such terms and subject to such conditions as the Purchaser shall approve;

            (l) (A) utilize shares of Seller Common Stock purchased in the open market (and not newly-issued shares) for the operation of the Seller's Dividend Reinvestment Plan (the "DRP") with respect to any quarterly dividend declared prior to June 30, 1995, and (B) prior to the declaration by the Seller of the next subsequent quarterly dividend, terminate the DRP;

            (m) effective as of the termination of the current offering under the ESPP (which offering the Seller represents will terminate on July 31, 1995) and following the distribution to ESPP participants of the shares of Seller Common Stock to be issued in such current offering, terminate the ESPP;

            (n) use its best efforts to adopt operational policies, activities and practices, including credit underwriting policies and standards, and policies and practices with respect to lending, generally comparable to those established and adopted by the Purchaser and currently in effect;

            (o) prior to the Closing Date, prepare and deliver to the Purchaser a full valuation of the post-retirement welfare plan benefits provided by the Seller and its Subsidiaries to their employees, former employees, directors and former directors; and

            (p) permit a representative of the Purchaser to attend all meetings of the Boards of Directors of the Seller and its Subsidiaries, and of each Committee of each such Board, as an observer, and provide to the Purchaser, at the same time as they are provided to members of any such Board or Committee, all reports and other documents which are so provided (whether in connection with a meeting or otherwise); provided, that the Seller shall be entitled to exclude such representative from any meeting at which the Parent, the Purchaser or the transactions contemplated hereby are discussed (for the period of time during which such discussions take place), and shall be entitled to redact from reports and other documents provided to such representative hereunder information relating to the Parent, the Purchaser or the transactions contemplated hereby.

      Section 3.04 Conduct of the Parent's and the Purchaser's Business Prior to the Effective Time. Except as expressly provided in this Agreement, and except to the extent required by applicable law or by Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, the Parent and the Purchaser shall not (i) take any action that would materially affect the ability of the Parent or the Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of the Seller, the Parent, or the Purchaser to obtain the Required Approvals, make any of the Parent's or the Purchaser's representations or warranties untrue or incorrect if made or deemed to be made immediately thereafter or cause any of the conditions set forth in
Article V not to be satisfied.

                                 ARTICLE IV
                                  COVENANTS

      Section 4.01 Acquisition Proposals. (a) The Seller agrees that, without the prior written consent of the Purchaser, neither the Seller nor any of its Subsidiaries nor any of the respective officers and directors of the Seller or any of its Subsidiaries shall, and the employees, agents and representatives (including any investment banker, attorney or accountant) of the Seller or any of its Subsidiaries shall not be permitted to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to stockholders of the Seller) with respect to any Competing Transaction (as such term is defined below) (such inquiry or proposal being an "Acquisition Proposal"); (ii) discuss with or enter into conversations with any person concerning any such Competing Transaction or Acquisition Proposal; or (iii) disclose any nonpublic information to any person concerning the Marble Business, afford any person access to the properties, books and records of the Seller or any of its Subsidiaries or otherwise assist or encourage any person in connection with any of the foregoing.

      (b) The Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the matters referred to in Section 4.01(a) and shall take the necessary steps to inform such parties of the obligations undertaken in this Section 4.01. The Disclosure Letter includes a list of each person other than the Parent and the Purchaser and their employees, agents and representatives to which the Seller has provided non-public information or other access of a type referred to in Section 4.01(a)(iii) on or after January 1, 1994. The Seller shall promptly notify the Purchaser orally (to be confirmed in writing as soon as practicable thereafter) if any inquiry or proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Seller or its Subsidiaries after the date hereof in respect of any Acquisition Proposal, together with details as to the identity of the persons making such inquiry or proposal, requesting such information or seeking such negotiations or discussions and the terms and conditions thereof.

      (c) Notwithstanding the foregoing, nothing in this Section 4.01 shall prohibit the Board of Directors of the Seller from (i) furnishing or permitting any of its (or its Subsidiaries') officers, directors, employees, investment bankers, attorneys, accountants or other agents or representatives to furnish information to any person that requests information as to the Seller and its Subsidiaries if (A) the Board of Directors of the Seller, upon written advice of its outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Seller to comply with its fiduciary duties to stockholders under the VBCA, and (B) prior to furnishing such information to such person, the Seller receives from such person an executed confidentiality agreement in reasonably customary form, or (ii) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

      (d) For purposes of this Agreement, a "Competing Transaction" shall mean any of the following involving the Seller or any of its Subsidiaries:
(i) a merger, consolidation, share exchange, business combination or similar transaction; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions; (iii) any sale of 10% or more of the shares of capital stock or of voting power (or securities convertible or exchangeable into or otherwise evidencing, or any agreement evidencing, the right to acquire capital stock or voting power); (iv) any tender offer (including a self-tender offer), exchange offer, sale of securities, acquisition of beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act and Rule 13d-3 thereunder) of or the right to vote securities representing 10% or more of shares of capital stock or of voting power or the filing of a registration statement in connection therewith; (v) any solicitation of proxies in opposition to the Stockholder Approval; (vi) the filing of an acquisition application (or the giving of an acquisition notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act with respect to the Seller or Marble; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock or of voting power; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

      Section 4.02 Certain Policies of the Seller; Balance Sheet. (a) If requested by the Purchaser, the Seller shall, prior to the close of business on the business day immediately preceding the Closing Date, consistent with generally accepted accounting principles, change its policies and practices with respect to the charge-off and classification of loans, securities or other investment or financial instruments, reserves and provisions for loan losses, and the placement of loans, securities or other investment or financial instruments in non-accrual status, as shall be directed by the Purchaser to reflect the Purchaser's plans, policies and practices with respect to the conduct of the Purchaser's business following the Effective Time.

      (b) The Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken to conform to the Purchaser's policies solely on account of this
Section 4.02.

      Section 4.03 Employees. (a) All persons who are employees of the Seller or its Subsidiaries immediately prior to the Effective Time (the "Seller's Employees") shall, following the Merger and the Bank Merger, become employees of the Purchaser; provided, however, that in no event shall any of the Seller's Employees be officers of the Purchaser, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of the Purchaser. The Purchaser shall have no duty or obligation to continue to employ (or to cause the Seller or its Subsidiaries to continue to employ) any of the Seller's Employees beyond the Effective Time. To the extent that the Purchaser terminates the employment of any of Seller's Employees, other than for cause, within twelve (12) months following the Effective Time, the Purchaser shall provide severance benefits comparable to those which would have been paid under the applicable written severance pay plan of the Seller (or the Subsidiary of the Seller that employed such Seller's Employee) in effect on, and delivered to the Purchaser prior to, the date of this Agreement and referred to in the Disclosure Letter (the "Severance Plan"). The Purchaser shall not have any obligation under the preceding sentence to provide such severance benefits to any individual who is entitled to severance benefits or the equivalent thereof under the terms of an individual contract with the Seller or any of its Subsidiaries or to provide such severance benefits to any Seller's Employee under more than one severance plan. After the expiration of the twelve-month period following the Effective Time, the Seller's Employees shall be entitled only to such severance benefits as the Purchaser may make available from time to time.

      (b) The Purchaser shall employ Edward J. Grover, President and Chief Executive Officer of the Seller, in accordance with the terms and conditions of the employment agreement in the form previously agreed to by the Seller and the Purchaser (the "Grover Agreement").

      Section 4.04 Access and Information. (a) Upon reasonable notice, the Seller shall (and shall cause its Subsidiaries to) afford to the Purchaser and its representatives (including directors, officers and employees of the Purchaser and its affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours as the Purchaser may reasonably request throughout the period prior to the Effective Time to the books, records (including tax returns and work papers of independent auditors), properties and personnel of the Seller and its Subsidiaries, and to such other information as the Purchaser may reasonably request (except for materials that are legally privileged or which the Seller is prohibited by applicable law from disclosing); provided, however, that no investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made herein.

      (b) Each party hereto shall not, and shall cause its respective representatives not to, use any information obtained from any other such party as a result of this Agreement (including this Section 4.04) or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof), including work papers and other materials derived therefrom (collectively, the "Confidential Information"), for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each party hereto shall keep confidential, and shall cause its respective representatives to keep confidential, all Confidential Information relating to or furnished by any other such party unless such information (i) was already (or becomes) known to the general public, other than from a prohibited disclosure by a party to this Agreement or its representatives, (ii) becomes available to such party or an affiliate of such party from sources (other than another party to this Agreement or its representatives) not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of the party which furnished such Confidential Information, or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party hereto and its representatives shall promptly cause all Confidential Information in the possession of it and its representatives, including all copies or extracts thereof, to be returned to the party which furnished the same or to be destroyed.

      Section 4.05 Certain Filings, Consents and Arrangements. The Parent, the Purchaser and the Seller shall, and the Purchaser shall cause Interim to, (a) as soon as practicable make (or cause to be made) any filings and applications required to be made in order to obtain all Government Approvals, and all such other approvals, consents and waivers of governmental entities necessary or appropriate for the consummation of the transactions contemplated hereby (collectively with the Government Approvals, the "Required Approvals"), (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any applicable law with respect to the consummation of the transactions contemplated by this Agreement and the Plan of Merger, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any Required Approvals, (c) use reasonable efforts to obtain all Required Approvals, and to respond to all inquiries and requests for information from governmental entities, (d) apprise each other of the content of all communications with governmental entities with respect to all filings and applications, and (e) deliver to the other copies of all such filings and applications (except, insofar as delivery by the Parent or the Purchaser is concerned, for materials that are legally privileged, which it is prohibited by applicable law from disclosing or which constitutes confidential business information) promptly after they are filed. In addition, the Parent shall, as promptly as practicable after the date hereof, make such filings and applications as shall be required in order to obtain the confirmation referred to in Section 5.02(a) and shall use all reasonable efforts to cause such confirmation to be obtained.

      Section 4.06 Antitakeover Provisions. The Seller and its Subsidiaries shall use reasonable best efforts (a) to exempt or continue to exempt the Parent, the Purchaser, this Agreement, the Merger and the other transactions contemplated by this Agreement from any provisions of an antitakeover nature in the articles of association or bylaws of the Seller and its Subsidiaries and the provisions of any state antitakeover laws, and (b) upon the reasonable request of the Purchaser, to assist in any challenge by the Purchaser to the applicability to the Agreement, the Merger or the other transactions contemplated by this Agreement of any state antitakeover law.

      Section 4.07 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities and other persons and effecting all necessary filings and applications (including filings and applications in respect of Required Approvals).

      Section 4.08 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the Seller and the Purchaser shall consult with each other in issuing any press releases or similar public disclosure with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or SRO with respect thereto; provided, however, that nothing contained in this Section 4.08 shall prohibit any party, following notification to the other parties to this Agreement, from making any disclosure which, after consultation with its counsel, it deems necessary to comply with the requirements of applicable law.

      Section 4.09 Stockholder Meeting. The Seller shall take all action necessary, in accordance with the VBCA and the articles of association and bylaws of the Seller, to convene a meeting of the holders of Seller Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on the approval of this Agreement and the transactions contemplated hereby, including the Merger. The Seller's Board of Directors, subject to its fiduciary duties as advised by such Board's counsel, (a) shall recommend at the Stockholder Meeting that the holders of the Seller Common Stock vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, and (b) shall use its reasonable best efforts to solicit such approval (including, at the request of the Purchaser, the retention of one or more proxy soliciting firms to assist in the solicitation of proxies from stockholders of the Seller in favor of such approval by mail, telephone or personal solicitation).

      Section 4.10 Proxy Statement. As soon as practicable after the date hereof, the Seller shall prepare a proxy statement pursuant to Regulation 14A under the Exchange Act, which shall be reasonably acceptable to the Purchaser, in connection with the solicitation of proxies with respect to the Stockholder Meeting (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Seller Common Stock. The Seller shall provide the Purchaser with reasonable opportunity to review and comment upon the contents of the Proxy Statement. The Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to stockholders of the Seller and the date of the Stockholder Meeting, shall be in material compliance with applicable law, including with all relevant rules and regulations of the SEC, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made by the Seller with respect to statements made in the Proxy Statement based on information supplied by the Parent or the Purchaser for inclusion therein. The Purchaser shall furnish the Seller with all information concerning the Parent and the Purchaser as the Seller may reasonably request in connection with the Proxy Statement. The Seller shall cause to be delivered to the Purchaser letters of procedures from the Seller's independent certified public accountants, (a) dated the date of the mailing of the Proxy Statement to the Seller's stockholders and delivered on such date, and (b) dated a date not earlier than five (5) business days preceding the Closing Date and addressed to the Purchaser and delivered on or prior to the Closing Date, substantively in the form of Annex 2 attached hereto.

      Section 4.11 Notification of Certain Matters. The Purchaser and the Seller shall give prompt notice to the other of (a) the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including, insofar as the Seller is concerned, any event, condition, change or occurrence which individually or in the aggregate has had, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect on it, and (b) any action of a third party of which it receives notice that might reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, including any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      Section 4.12 Indemnification. (a) From and after the Effective Time through the third anniversary of the Effective Date, the Parent and the Purchaser, jointly and severally, agree to indemnify and hold harmless each present and former director and officer of the Seller or its Subsidiaries (each, an "Indemnified Party"), against all reasonable costs or expenses (including reasonable attorneys' fees), and all judgments, fines, losses, claims, damages or liabilities (collectively, "Costs"), incurred in connection with any litigation, proceeding or investigation, whether civil, criminal, or administrative and whether or not the Indemnified Party is a party thereto, arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Seller or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is determined that such Indemnified Party is not entitled to indemnification) to the fullest extent then permitted under the VBCA.

      (b) Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such litigation, proceeding or investigation, shall promptly notify the Purchaser thereof, but the failure to so notify shall not relieve the Purchaser of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the Purchaser. In the event of any such litigation, proceeding or investigation, (i) the Purchaser shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and the Purchaser shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Purchaser does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises, in good faith and on a reasonable basis, that there are issues which raise conflicts of interest between the Purchaser and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and the Purchaser shall remain responsible for the reasonable fees and expenses of such counsel as set forth above promptly as statements therefor are received; provided, however, that the Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given litigation, proceeding or investigation unless counsel for an Indemnified Party advises, in good faith and on a reasonable basis, that the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Party shall reasonably cooperate in the defense of any such matter, and (iii) neither the Parent nor the Purchaser shall be liable for any settlement effected by an Indemnified Party without its prior written consent.

      (c) The Parent and the Surviving Corporation shall use their best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Seller (provided that the Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.12(c) more than an amount per year equal to the current annual premium paid by the Seller for such insurance (which premium the Seller represents and warrants to be approximately $95,000 per annum in the aggregate).

      (d) In the event that the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer and employee covered hereby.

      Section 4.13 Reports. The Seller agrees to file, and to cause its Subsidiaries to file, all reports, registrations and statements required to be filed with the SEC, all Regulatory Agencies, the NASD and any other SRO between the date of this Agreement and the Closing Date, and to deliver to the Purchaser copies of all such reports, registrations and statements promptly after the same are filed.

      Section 4.14 Advisory Board. (a) The Purchaser agrees, promptly following the Effective Time, to cause all the members of the Seller's Board of Directors who are members both as of the date of this Agreement and immediately prior to the Effective Time who are willing to serve to be elected or appointed as members of a newly formed Advisory Board of the Purchaser (the "Advisory Board"), the function of which shall be to advise the Purchaser and its Subsidiaries on deposit and lending activities in Marble's former market area and to maintain and develop customer relationships, but shall not have power to vote on actions taken by the Board of Directors of the Purchaser and shall not be included in determining the number of Directors constituting the entire Board of Directors. The Purchaser may at the time of the establishment of the Advisory Board or at any time thereafter, add additional members to the Advisory Board. The Purchaser may request the resignation of any member of the Advisory Board, and such member promptly shall so resign, if the Purchaser reasonably determines that such member has a conflict of interest that compromises such member's ability to effectively serve as a member of the Advisory Board or "for cause" as would allow for removal of such person as a director of the Purchaser if such person was a member of the Purchaser's Board of Directors, pursuant to the Purchaser's bylaws as in effect from time to time. Members of the Advisory Board initially shall be elected or appointed for a term of eighteen (18) months. Thereafter, the Purchaser, acting through its Board of Directors, may, in its sole discretion, choose to re-elect or re-appoint any or all of the initial members of such Advisory Board to such additional term following the initial eighteen-month term as the Purchaser shall determine; provided, however, that the Purchaser shall have no obligation to re-elect or re-appoint any member, or to continue the Advisory Board, for a period beyond the initial eighteen-month term thereof.

      (b) The Advisory Board shall meet, at the direction of the Purchaser, once every month and each member thereof shall be expected to attend each such meeting (absent disability or some other cause acceptable to the Purchaser). The Chairman, President and Chief Executive Officer of the Purchaser shall approve the procedures for, and scheduling of, meetings of the Advisory Board members. Each member of the Advisory Board who is not at the time an officer or employee of the Parent or any of its Subsidiaries shall receive a fee of $875 for each meeting attended, payable on the date of such meeting; provided, however, that the total of such fees to each individual during any twelve-month period shall not exceed $10,500.

      (c) The parties agree to amend the provisions of this Section 4.14 if necessary to comply with any requirements imposed by the OTS with respect to the Advisory Board in connection with its review of the Merger and related transactions contemplated hereunder.

                                  ARTICLE V
                         CONDITIONS TO CONSUMMATION

      Section 5.01 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) the Plan of Merger shall have been approved by the requisite vote of the holders of Seller Common Stock at the Stockholder Meeting in accordance with the articles of association and the bylaws of the Seller and the VBCA;

            (b) all Required Approvals shall have been obtained and shall remain in full force and effect, all conditions precedent and requirements prescribed by applicable law or by such Approvals shall have been satisfied, and all statutory waiting periods in respect thereof shall have expired; provided, however, that the condition set forth in this Section 5.01(b) to the Purchaser's obligation to effect the Merger shall not be met if any such Approval is, in the reasonable judgment of the Purchaser, subject to any condition or requirement that the Purchaser deems to be materially adverse or materially burdensome or to substantially deprive the Purchaser of the benefits which it anticipates to receive in the Merger and the Bank Merger, including any condition that either the Merger or the Bank Merger be effected pursuant to a different structure than that contemplated hereby;

            (c) no party hereto, and no Subsidiary of any party hereto, shall be subject to any order of a court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the exercise of control by the Parent or the Purchaser over the Seller, or any of its Subsidiaries following the Merger; provided, however, that it shall be a further condition to the obligation of the Purchaser to cause the Merger to be consummated that, except for litigation, proceedings or investigations that the Purchaser has been advised by its counsel do not have a substantial likelihood of success, no litigation, proceeding or investigation shall be pending or threatened before any court or governmental entity of competent jurisdiction in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the exercise of control by the Parent or the Purchaser over the Seller or any of its Subsidiaries following the Merger, or in which money damages in a material amount are sought with respect to this Agreement or any of the transactions contemplated hereby; and

            (d) the Option Registration Statement shall have become effective under the Securities Act.

      Section 5.02 Conditions to the Obligations of the Parent and the Purchaser to Effect the Merger. The obligations of the Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Parent and the Purchaser:

            (a) the Purchaser shall have received from the Federal Reserve Board, in form and substance reasonably satisfactory to the Purchaser, confirmation that the consummation of the Merger and the Bank Merger will not require the Parent or the Purchaser (i) to register as a bank holding company under Section 3 of the BHCA, or (ii) to obtain the prior approval of the Federal Reserve Board with respect to any of the transactions contemplated by this Agreement;

            (b) each of the obligations of the Seller required to be performed by it at or prior to the Closing (as defined in Section 7.01) pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Purchaser shall have received a certificate to the foregoing effect dated the Closing Date and signed by the President and the Chief Financial Officer of the Seller;

            (c) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (except that this qualification shall not apply in the case of representations and warranties qualified by references to "material" or "Material Adverse Effect") as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date), and the Purchaser shall have received a certificate to the foregoing effect dated the Closing Date signed by the President and the Chief Financial Officer of the Seller;

            (d) the Purchaser shall have received certified copies of the resolutions or documents of like import evidencing the authorization of this Agreement and the consummation of the transactions contemplated hereby by the Seller's Board of Directors and the Seller's stockholders;

            (e) the Purchaser shall have received an opinion or opinions, dated the Closing Date, from (i) Devine, Millimet & Branch, Professional Corporation, counsel to the Seller, substantially in the form previously agreed to by the Seller and the Purchaser and addressing such other matters as may be reasonably requested by the Purchaser, and (ii) Vermont counsel, selected by the Seller and reasonably acceptable to the Purchaser, addressing such matters of Vermont law as may be reasonably requested by the Purchaser, such opinion or opinions referred to in this Section 5.02(e) to be in form and collectively in substance as is customary for the type of transactions contemplated hereby and reasonably satisfactory to the Purchaser;

            (f) the holders of not more than 10% of all issued and outstanding shares of the Seller Common Stock shall have exercised or purported to exercise rights of appraisal with respect to the Merger; and

            (g) the Seller shall have furnished the Purchaser with such certificates of its officers or others and such other documents as the Purchaser may reasonably request; and

            (h) Edward J. Grover shall have executed and delivered to the Purchaser the Grover Agreement.

      Section 5.03 Conditions to the Obligations of the Seller to Effect the Merger. The obligations of the Seller to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

            (a) each of the obligations of the Parent and the Purchaser required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Seller shall have received certificates to the foregoing effect dated the Closing Date and signed by the President and the Chief Financial Officer of each of the Parent and the Purchaser;

            (b) the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects (except that this qualification shall not apply in the case of representations and warranties qualified by references to "material" or "Material Adverse Effect") as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date), and the Seller shall have received certificates to the foregoing effect dated the Closing Date signed by the President and the Chief Financial Officer of each of the Parent and Purchaser;

            (c) the Seller shall have received certified copies of the resolutions or documents of like import evidencing the authorization of this Agreement and the consummation of the transactions contemplated hereby by the Board of Directors of each of the Parent and the Purchaser;

            (d) the Seller shall have received an opinion or opinions, dated the Closing Date, from Cleary, Gottlieb, Steen & Hamilton, counsel to the Parent and the Purchaser, substantially in the form previously agreed to by the Seller and the Purchaser and addressing such other matters as may be reasonably requested by the Seller, in form and collectively in substance as is customary for the type of transactions contemplated hereby and reasonably satisfactory to the Seller; and

            (e) each of the Parent and the Purchaser shall have furnished the Seller with such certificates of its officers or others and such other documents as the Seller may reasonably request.

                                 ARTICLE VI
                                 TERMINATION

      Section 6.01 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of the Seller:

            (a) by the mutual consent of the Purchaser and the Seller, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

            (b) by the Purchaser or the Seller, if the Board of Directors of the party seeking to terminate so determines by vote of a majority of the members of its entire Board, in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies or omissions in the representations or warranties of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within thirty (30) calendar days after written notice thereof is given by the party seeking to terminate to such other party;

            (c) by the Purchaser or the Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental entity required to permit consummation of the transactions contemplated hereby shall have been denied or is subject to any condition or requirement which the Purchaser reasonably deems to be materially adverse or materially burdensome or to substantially deprive the Purchaser of the benefits which it anticipates to receive in the Merger and the Bank Merger, as described in Section 5.01(b), or
      (ii) any governmental entity of competent jurisdiction shall have issued an order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

            (d) by the Purchaser or the Seller, if the Board of Directors of the party seeking to terminate so determines by vote of a majority of the members of its entire Board, in the event that (i) the Merger is not consummated by April 30, 1996, or (ii) the Stockholder Meeting is held and the holders of Seller Common Stock shall fail to approve the Plan of Merger thereat (or any adjournment thereof); unless in either case the failure of such occurrence is due to the failure to perform or comply with any term contained in this Agreement by the party seeking to terminate;

            (e) by the Purchaser by written notice to the Seller in the event that there has occurred an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on the Seller; provided, that the Purchaser shall have given the Seller thirty (30) calendar days' prior written notice of such termination, and the Seller shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period; or

            (f) by the Purchaser, by written notice to the Seller upon the occurrence of any of the following:

                  (i) the Seller's Board of Directors shall have recommended any Competing Transaction or shall have entered into an agreement with respect to, authorized, proposed or publicly announced its intention to enter into, any Competing Transaction;

                  (ii) the Seller's Board of Directors shall have withdrawn
            or modified in a manner adverse to the Purchaser its authorization, approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same, unless such withdrawal or modification results solely from a material breach by the Purchaser of any material obligation, covenant or agreement of the Purchaser contained in this Agreement which the Purchaser fails to cure within thirty (30) calendar days after notice thereof is received from the Seller, or (B) upon a request to reaffirm the Seller's approval or recommendation of this Agreement or the Merger, the Board of Directors of the Seller shall fail to do so within thirty (30) calendar days after such request is made; or

                  (iii) any person, entity or "group" (as that term is used
            in Section 13(d)(3) of the Exchange Act) (other than the Purchaser or any of its Subsidiaries) acquires more than 10% of the voting power of the Seller or all or any material portion of the assets of the Seller (including through any merger or business combination).

      Section 6.02 Effect of Termination. In the event of the termination of this Agreement by either the Purchaser or the Seller, as provided in this
Article VI, this Agreement shall thereafter become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) the provisions of Section 4.04(b), 8.03, 8.06 and 8.07 shall survive and remain in full force and effect, and (b) no party shall be relieved from any liability arising out of the willful breach by such party of any of its covenants or agreements or any material misrepresentation by such party in this Agreement. In no event shall any officer, agent or director of the Parent, the Purchaser, the Seller, Interim or any of their respective Subsidiaries be personally liable
(i) for any default by any party in its obligations hereunder unless any such default was intentionally caused by such officer, agent or director, or
(ii) in connection with any representation made in or pursuant to this Agreement unless such officer, agent or director shall have had actual knowledge that such representation was materially false when made.

                                 ARTICLE VII
                  CLOSING, CLOSING DATE AND EFFECTIVE TIME

      Section 7.01 Closing Date and Effective Time. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, on such date (the "Closing Date") and at such time as the Purchaser and the Seller mutually agree as soon as practicable after the expiration of all applicable waiting periods in connection with the Required Approvals and all conditions to the consummation of the transactions contemplated by this Agreement are satisfied or waived. The parties will endeavor to close the Merger by December 31, 1995, but in no event shall the Closing Date be later than April 30, 1996. On or before the Closing Date, articles of merger in the form prescribed by the VBCA shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger shall become effective at such time on the Closing Date as shall be specified in such articles of merger. The "Effective Time" of the Merger shall be the time on the Closing Date as set forth in such articles of merger.

      Section 7.02 Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to the Purchaser and the Seller the documents and instruments required to be delivered under Article V.

                                ARTICLE VIII
                                OTHER MATTERS

      Section 8.01 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

            "material" means material to the Purchaser or the Seller (as the case may be) and its respective Subsidiaries, taken as a whole.

            "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

When a reference is made in this Agreement to a Section or an Annex, such reference shall be to a Section of, or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to refer to the other gender.

      Section 8.02 Non-Survival of Representations, Warranties, Covenants and Agreements. No representation, warranty, covenant or agreement contained in this Agreement (or in any instrument delivered pursuant to this Agreement) shall survive beyond the Effective Time, except for the agreements contained in this Section 8.02 and in Article I and Sections 1.03, 4.03, 4.12, 4.14, 8.03 and 8.06.

      Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of the Seller but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration as provided in Section 1.02 or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing specifically referring to this Section 8.03 and signed on behalf of each of the parties hereto.

      Section 8.04 Waiver. At any time prior to the Effective Time, the Purchaser and the Seller may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section 8.04 and signed on behalf of such party.

      Section 8.05 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

      Section 8.06 Governing Law. (a) As to matters of corporate and banking law and regulation applicable to the Seller, to Interim or to the Merger, the substantive law of the State of Vermont shall apply to the extent that Federal law does not apply, and (b) for all other purposes, this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

      Section 8.07 Expenses. Except as provided in the Fee Letter, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

      Section 8.08 Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may specify by notice hereunder, and shall be deemed to have been delivered as of the date so delivered.

     If to the Seller, to:  Marble Financial Corporation
                            47 Merchants Row
                            P.O. Box 978
                            Rutland, Vermont 05702
     Facsimile:             (802) 747-0321
     Attention:             Edward J. Grover

     With copies to:        Devine, Millimet & Branch, Professional Corporation
                            111 Amherst Street
                            Box 719
                            Manchester, New Hampshire 03105
     Facsimile:             (603) 669-8547
     Attention:             Paul C. Remus, Esq.

     If to the Parent
     or the Purchaser, to:  ALBANK, FSB
                            10 North Pearl Street
                            Albany, New York 12207-2774
     Facsimile:             (518) 445-2016
     Attention:             Herbert G. Chorbajian

     With copies to:        Cleary, Gottlieb, Steen & Hamilton
                            One Liberty Plaza
                            New York, New York 10006
     Facsimile:             (212) 225-3999
     Attention:             Robert L. Tortoriello, Esq.

      Section 8.09 Entire Agreement; Etc. This Agreement, together with the Disclosure Letter, Annex I hereto and the Fee Letter, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Sections 1.03, 4.12 and 4.14, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 8.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    ALBANK FINANCIAL CORPORATION

                                    By:  /s/ Herbert G. Chorbajian
                                         Herbert G. Chorbajian
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                                    ALBANK, FSB

                                    By:  /s/ Herbert G. Chorbajian
                                         Herbert G. Chorbajian
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                                    MARBLE FINANCIAL CORPORATION

                                    By:  /s/ Edward J. Grover
                                         Edward J. Grover
                                         President and Chief Executive Officer



                                                                      ANNEX 1
                                          to the Agreement and Plan of Merger

                               PLAN OF MERGER

      THIS PLAN OF MERGER ("Plan") dated as of                   , 199   by
and among ALBANK FINANCIAL CORPORATION, a Delaware corporation ("AFC"), ALBANK, FSB, a federally chartered stock savings bank ("ALBANK"), ALBANY INTERIM CORPORATION, a Vermont corporation wholly owned by ALBANK ("Interim"), and MARBLE FINANCIAL CORPORATION, a Vermont corporation ("Marble"), is as follows:

                            W I T N E S S E T H:

      WHEREAS, the Boards of Directors of ALBANK, Interim and Marble, prior to the date hereof, have approved this Plan, under which Interim shall be merged with and into Marble, with Marble being the surviving corporation (the "Merger"), and have authorized the execution hereof; and

      WHEREAS, Marble, AFC and ALBANK have entered into an Agreement and Plan of Merger dated as of June 20, 1995 (the "Merger Agreement"), which contemplates the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

      1. Subject to the satisfaction of the conditions of this Plan and to the satisfaction or waiver of the conditions set forth in Article V of the Merger Agreement (which are incorporated by reference herein), Interim shall be merged with and into Marble in accordance with the Vermont Business Corporation Act (the "VBCA"). The Merger shall be effective (the "Effective Time") when a properly executed Certificate of Merger (together with any other documents required by law to effectuate the Merger) shall be filed and become effective as required under the VBCA, which filings shall be made as soon as possible after the satisfaction or waiver of the conditions set forth in Article V of the Merger Agreement. (The date on which the Effective Time occurs is herein referred to as the "Effective Date".) When used in this Plan, the term "Surviving Corporation" shall mean Marble as the corporation surviving in the Merger as of the Effective Time and thereafter. At the time the Merger becomes effective, the separate existence of Interim shall cease. The Surviving Corporation shall possess all the rights, privileges, powers and franchises of each of Interim and Marble, and shall be subject to all restrictions, disabilities and duties imposed on Interim and Marble, and the Merger otherwise shall have all of the effects as set forth in the Merger Agreement. The Surviving Corporation shall be governed by the laws of the State of Vermont. At the Effective Time, the articles of association and bylaws of Marble shall be amended in their entirety to conform to the articles of association and bylaws of Interim in effect immediately prior to the Effective Time and shall become the articles of association and bylaws of the Surviving Corporation. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation. Each such director or officer shall continue in such office until his or her successor is elected or appointed in accordance with the bylaws of the Surviving Corporation and applicable law and shall have duly qualified, or until his or her earlier death, disability, resignation, removal or retirement.

      2. The effect of the Merger on outstanding shares of Marble shall be as follows:

            (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Marble's common stock, $1.00 par value ("Marble Common Stock"), issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by ALBANK (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held as treasury stock of Marble and (iii) Dissenting Shares, as defined in paragraph (c) of this Section 2) shall become and be converted into the right to receive $18.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, each share of Marble Common Stock held directly or indirectly by ALBANK (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and each share of Marble Common Stock held as treasury stock of Marble shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

            (b) The shares of common stock of Interim issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

            (c) Shares of Marble Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the adoption of this Plan and who comply with all of the relevant provisions of Chapter 13 of the VBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights under the VBCA), but shall instead be entitled to all applicable dissenters' rights as are prescribed by the VBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Marble Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon.

      3. At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Marble Common Stock (except as specifically set forth in Section 2) shall represent only the right to receive the Merger Consideration in cash, without interest. ALBANK shall cause Certificates to be exchanged for the payment of the Merger
Consideration in the manner set forth in the Merger Agreement.

      4. At the Effective Time, each outstanding option to purchase a share of Marble Common Stock (a "Marble Stock Option") issued pursuant to the Marble Financial Corporation 1986 Stock Option Plan and Marble Financial Corporation 1994 Stock Option Plan, whether or not exercisable or vested, shall be assumed by AFC. Each Marble Stock Option to acquire one share of Marble Common Stock shall be deemed to constitute an option to acquire, for the same price and on the same terms and conditions as are applicable under such Marble Stock Option with respect to one share of Marble Common Stock, a number of shares of common stock, $.01 par value, of AFC ("AFC Common Stock") equal to the amount obtained (rounded up or down, as the case may be, to the nearest one hundreth of a share) by dividing (i) the Merger Consideration by (ii) the closing bid price per share of AFC Common Stock as reported on the Nasdaq Stock Market, Inc.'s National Market on the trading day immediately preceding the Closing Date as defined in the Merger Agreement.

      5. This Plan may be terminated pursuant to Article VI of the Merger Agreement. In the event that this Plan is so terminated, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

      6. This Plan may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of Marble but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration as provided in Section 2 or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Plan may not be amended except by an instrument in writing specifically referring to this Section 6 and signed on behalf of each of the parties hereto.

      7. Any terms or provisions of this Plan (other than any matter which cannot under applicable law be waived) may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof by an instrument in writing specifically referring to the provision or provisions to be waived. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of this Plan, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Plan.

      8. As to matters of corporate and banking law and regulation applicable to Marble, to Interim or to the Merger, the substantive law of the State of Vermont shall apply to the extent that Federal law does not apply, and (b) for all other purposes, this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

      9. This Plan may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

      IN WITNESS WHEREOF, AFC, ALBANK, Interim and Marble have caused this Plan to be executed by their duly authorized officers as of the date first above written.

                                     ALBANK FINANCIAL CORPORATION

                                     By __________________________________

                                     ALBANK, FSB

                                     By __________________________________

                                     ALBANY INTERIM CORPORATION

                                     By __________________________________

                                     MARBLE FINANCIAL CORPORATION

                                     By __________________________________


                                                                      ANNEX 2
                                          to the Agreement and Plan of Merger

                    Form of Accountants' Procedures Letter

      The Accountants' Procedures Letter shall be a letter of the independent public accountants of the Seller, substantively to the effect that:

            a. Such accountants are independent public accountants with respect to the Seller within the meaning of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and have audited the subject audited consolidated financial statements and issued an opinion with respect thereto;

            b. In the opinion of such accountants, the audited consolidated financial statements of the Seller examined by them comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable published rules and regulations of the SEC thereunder;

            c. On the basis of the specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards) consisting of a reading of the audited and unaudited consolidated financial statements, if any, of the Seller, inquiries of officers responsible for financial and accounting matters of the Seller, and a reading of minutes of meetings of shareholders and the Board of Directors of the Seller, nothing has come to the attention of such accountants which causes them to believe: (i) that the consolidated financial statements, if any, of the Seller contained or incorporated by reference in the Proxy Statement do not comply in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder; and (ii) that any such unaudited consolidated financial statements of the Seller from which unaudited quarterly financial information contained or incorporated by reference in the Proxy Statement has been derived are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the audited consolidated financial statements; and

            d. Such accountants have compared specified dollar amounts and percentages contained in the Proxy Statement to dollar amounts and percentages set forth in or derived from the audited consolidated financial statements or the unaudited consolidated financial statements, as applicable, of the Seller, and found such dollar amounts and percentages to be in agreement.







                                                                      ANNEX B

                        ALBANK FINANCIAL CORPORATION
                                 ALBANK, FSB
                            10 North Pearl Street
                         Albany, New York 12207-2774

                                June 20, 1995

Marble Financial Corporation
47 Merchants Row
P.O. Box 978
Rutland, Vermont 05702

Attention:   Edward J. Grover
             President and Chief Executive Officer

Ladies and Gentlemen:

      We refer to the Agreement and Plan of Merger (the "Merger Agreement") of even date herewith by and among ALBANK Financial Corporation ("Parent"), ALBANK, FSB ("Purchaser") and Marble Financial Corporation ("Seller"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In order to induce Parent and Purchaser to enter into the Merger Agreement and in order to facilitate the consummation of the transactions contemplated thereby, Seller agrees as follows:

      1.  Representations and Warranties of Seller.   Seller hereby
represents and warrants to Parent and Purchaser that Seller has all requisite corporate power and authority to enter into this letter agreement (this "Fee Letter") and to perform its obligations as set forth herein or contemplated hereby. The execution, delivery and performance of this Fee Letter have been duly authorized by all necessary corporate action on the part of Seller. This Fee Letter has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject to general principles of equity, whether applied in a court of law or a court of equity.

      2. Termination Fee. (a) In the event that the Merger Agreement is terminated pursuant to Article VI thereof (regardless of whether such termination is by Purchaser or Seller) and prior to or concurrently with such termination a Trigger Event (as such term is defined below) shall have occurred, Seller shall pay to Purchaser a fee of $3,500,000. Such fee shall be payable in immediately available funds on the second business day following the termination of the Merger Agreement.

      (b) As used herein, "Trigger Event" shall mean the occurrence of any of the following events:

            (i) Seller (or its Board of Directors) shall have recommended any Competing Transaction (as such term is defined below) or shall have entered into a contract, agreement, obligation, instrument, understanding or arrangement with respect to, authorized, proposed or publicly announced its intention to enter into, any Competing Transaction; or

            (ii) (A) Seller's Board of Directors shall have withdrawn or modified in a manner adverse to Purchaser its authorization, approval or recommendation of the Merger Agreement, the Plan of Merger or the Merger, or shall have resolved to do the same, and (B) any Acquisition Proposal shall have been made at any time after the date hereof and before the date occurring six (6) months following such withdrawal, adverse modification or resolution; or

            (iii) (A) the Merger shall not have been approved at a meeting of Seller's stockholders held for that purpose (the "Seller Stockholder Meeting"), or the Seller Stockholder Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, and (B) any Acquisition Proposal shall have been made at any time after the date hereof and before the date occurring six (6) months following the date of the Seller Stockholder Meeting or such termination of the Merger Agreement, as the case may be.

      (c) As used herein, "Competing Transaction" shall mean any of the following involving Seller or any of its Subsidiaries: (A) a merger, consolidation, share exchange, business combination or similar transaction;
(B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions;
(C) any sale of 10% or more of the shares of capital stock or of voting power (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock or voting power); (D) any tender offer (including a self-tender offer), exchange offer, sale of securities, acquisition of beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act and Rule 13d-3 thereunder) of or the right to vote securities representing 10% or more of shares of capital stock or of voting power or the filing of a registration statement in connection therewith; (E) any solicitation of proxies in opposition to the Stockholder Approval; (F) the filing of an acquisition application (or the giving of an acquisition notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act with respect to Seller or Marble; (G) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock or of voting power; or (H) any public announcement of a bona fide proposal, plan or intention to do any of the foregoing.

      (d) As used herein, "Acquisition Proposal" shall mean any bona fide proposal, announcement, regulatory application or notice (whether in draft or final form), agreement, understanding, disclosure of an intention to make a proposal or of consideration of making a proposal, or other similar action with respect to any Competing Transaction.

      3. Interest. In the event that Seller fails to promptly pay when due the amount set forth in Section 2(a), Seller shall pay to Purchaser in addition to such unpaid amount all costs and expenses (including fees and disbursements of counsel) incurred by Purchaser in collecting such unpaid amount, together with interest on such unpaid amount from the date such payment was required to be made until the date such payment is received, at the rate of 10% per annum.

      4. Governing Law. This Fee Letter shall be construed and interpreted according to the laws of the State of New York without regard to conflicts of laws principles thereof.

      5. Counterparts. This Fee Letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   *    *    *

      Please confirm your agreement with the understandings set forth herein by signing and returning to us the enclosed copy of this Fee Letter.

                                     Very truly yours,

                                     ALBANK FINANCIAL CORPORATION


                                     By   /s/ Herbert G. Chorbajian
                                     Name:   Herbert G. Chorbajian
                                     Title:  Chairman of the Board, President
                                             and Chief Executive Officer

                                     ALBANK, FSB

                                     By   /s/ Herbert G. Chorbajian
                                     Name:   Herbert G. Chorbajian
                                     Title:  Chairman of the Board, President
                                             and Chief Executive Officer


Accepted and agreed to as of
the date first above written:

MARBLE FINANCIAL CORPORATION


By   /s/ Edward J. Grover
      Name:   Edward J. Grover
      Title:   President and Chief Executive Officer




                                                               ANNEX C



                      [Sandler O'Neill Letterhead]


October 26, 1995


Board of Directors
Marble Financial Corporation
47 Merchants Row
Rutland, VT  05702

Ladies and Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Marble Financial Corporation (the "Company") of the consideration to be paid to them for the Shares pursuant to the terms of the Agreement and Plan of Merger dated as of June 20, 1995 (the "Agreement"), by and among Albank Financial Corporation ("Albany"), Albany Savings Bank, FSB ("Bank") and the Company.

      Pursuant to the Agreement, a wholly-owned subsidiary of the Bank will be merged with and into the Company (the "Merger") and, by virtue of the Merger, each Share issued and outstanding as of the effective time of the Merger (except for certain shares specified in the Agreement, which shall be cancelled) will be converted into the right to receive $18.00 in cash without interest (the "Consideration").

      Sandler O'Neill Corporate Strategies, a division of Sandler
O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the Company's and Albany's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in their respective Annual Reports to Shareholders for the year ended December 31, 1994; (c) the Company's and Albany's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31 and June 30, 1995; (d) financial analyses and forecasts of the Company prepared by and reviewed with management of the Company; (e) the views of senior management of the Company and Albany of their respective past and current business operations, results thereof, financial condition and future prospects; (f) the pro forma impact of the Merger on Albany;
(g) historical reported price and trading activity for the Company's common stock and Albany's common stock, including a comparison of certain financial and stock market information for the Company and Albany with similar information for certain other companies the securities of which are publicly traded; (h) the financial terms of recent business combinations in the savings institution and banking industries; (i) the current market environment generally and the banking environment in particular; (j) a draft of the Proxy Statement, of which this opinion constitutes Annex C; and (k) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Albany or the Company or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of the Company and Albany). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of the Company and Albany and the combined company, and that such performances will be achieved. We have also assumed that there has been no material change in the Company's or Albany's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. We have further assumed that the Company will remain as a going concern for all periods relevant to our analysis and that the conditions precedent in the Agreement are not waived. At your direction, we have not made any effort to solicit third party indications of interest in an acquisition or other business combination transaction involving the Company that were anticipated to raise antitrust concerns.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

      We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have provided financial advisory services for the Company and have received fees for such services.

      In the ordinary course of our business, we may actively trade the equity securities of both the Company and Albany for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this opinion is for the information of the Board of Directors of the Company and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is quoted in full in such registration statement or proxy statement.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                    Very truly yours,


                                    /s/ SANDLER O'NEILL & PARTNERS, L.P.




                                                            ANNEX D

                       Chapter 13. Dissenters' Rights

SECTION

        SUBCHAPTER 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

13.01   Definitions.
13.02   Right to dissent.
13.03   Dissent by nominees and beneficial owners.

         SUBCHAPTER 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

13.20   Notice of dissenters' rights.
13.21   Notice of intent to demand payment.
13.22   Dissenters' notice.
13.23   Duty to demand payment.
13.24   Share restrictions.
13.25   Payment.
13.26   Failure to take action.
13.27   After-acquired shares.
13.28   Procedure if shareholder dissatisfied with payment or offer.

                 SUBCHAPTER 3. JUDICIAL APPRAISAL OF SHARES

13.30   Court action.
13.31   Court costs and counsel fees.

        Subchapter 1. Right to Dissent and Obtain Payment for Shares

[SECTION] 13.01 Definitions

      In this chapter;

            (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

            (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

            (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

            (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

            (7) "Shareholder" means the record shareholder or the beneficial shareholder.

[SECTION] 13.02 Right to dissent

      (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

            (1) Merger. Consummation of a plan of merger to which the corporation is a party

                  (A) if shareholder approval is required for the merger by
            section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

            (2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

            (4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (A) alters or abolishes a preferential right of the
            shares;

                  (B) creates, alters, or abolishes a right in respect of
            redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (C) alters or abolishes a preemptive right of the holder
            of the shares to acquire shares or other securities;

                  (D) excludes or limits the right of the shares to vote on
            any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (E) reduces the number of shares owned by the shareholder
            to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.01 of this title; or

            (5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

[SECTION] 13.03. Dissent by nominees and beneficial owners

      (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she assorts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

            (1) he or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

         Subchapter 2. Procedure for Exercise of Dissenters' Rights

[SECTION] 13.20. Notice of dissenters' rights

      (a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (b) If corporate action creating dissenters' rights under section
13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 13.22 of this title.

[SECTION] 13.21. Notice of intent to demand payment

      (a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert dissenters' rights

            (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

            (2) must not vote his or her shares in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection
(a) of this section is not entitled to payment for his or her shares under this chapter.

[SECTION] 13.22. Dissenters' notice

      (a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is authorized at a shareholders' meeting the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 13.21 of this title.

      (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

            (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

            (5) be accompanied by a copy of this chapter.

[SECTION] 13.23. Duty to demand payment

      (a) A shareholder sent a dissenters' notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this chapter.

[SECTION] 13.24. Share restrictions

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

[SECTION] 13.25. Payment

      (a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (b) The payment must be accompanied by:

            (1) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, and income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (2) a statement of the corporation's estimate of the fair value of the shares and how such estimate was calculated;

            (3) an explanation of how the interest was calculated;

            (4) a statement of the dissenter's right to remand payment under section 13.28 of this title; and

            (5) a copy of this chapter.

[SECTION] 13.26. Failure to take action

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 13.22 of this title and repeat the payment demand procedure.

[SECTION] 13.27. After-acquired shares

      (a) A corporation may elect to withhold payment required by section
13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 13.28 of this title.

[SECTION] 13.28. Procedure if shareholder dissatisfied with payment or offer

      (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation's offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

            (1) the dissenter believes that the amount paid under section
      13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

            (2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

            (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

                 Subchapter 3. Judicial Appraisal of Shares

[SECTION] 13.30. Court action

      (a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in the superior court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment

            (1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

            (2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

[SECTION] 13.31. Court costs and counsel fees

      (a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

            (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.